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GABLES REALTY LIMITED PARTNERSHIP
(Name of Registrant as Specified In Its Charter)

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GABLES REALTY LIMITED PARTNERSHIP

777 Yamato Road

Suite 510

Boca Raton, Florida 33431

(561) 997-9700

INFORMATION STATEMENT

AUGUST 29, 2005

This information statement is being furnished to limited partners of Gables Realty Limited Partnership (referred to in this information statement as “we,” “us,” “our” or “our partnership”) of record on August 23, 2005 for information purposes in connection with the Agreement and Plan of Merger by and among Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Gables Residential Trust, and us, dated as of June 7, 2005, referred to in this information statement as the “merger agreement.” The merger agreement provides for the merger of Gables Residential Trust with and into Bulldog Properties Trust, an entity recently formed by ING Clarion Partners, LLC, which is an indirect, wholly owned subsidiary of ING Groep, N.V. We refer to this merger in this information statement as the “REIT merger.” Immediately following the REIT merger, Bulldog Merger Limited Partnership will merge with and into us, which we refer to in this information statement as the “partnership merger.” The REIT merger and the partnership merger are collectively referred to in this information statement as the “mergers.”

Under our partnership agreement, the partnership merger must be approved by the holders of 75% of our outstanding common units of limited partnership interest, including, for purposes of such approval, common units held by Gables Residential Trust. As of the date of this information statement, Gables Residential Trust directly owned 87.98% of our outstanding common units and intends to take action by written consent, as permitted under our partnership agreement, to approve the partnership merger on or about September 29, 2005. Gables GP, Inc., in its capacity as our general partner, has approved the partnership merger. Your consent to the partnership merger is, therefore, not required.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The Gables Board of Trustees has proposed the REIT merger and determined in its business judgment that the REIT merger represents the strategic alternative that is in the best interests of Gables and its shareholders. The Board of Directors of Gables GP, Inc., in its capacity as our general partner, has determined that the proposed partnership merger is advisable and in the best interest of us and our limited partners and has approved the partnership merger.

In the partnership merger, you will be entitled to receive, for each of your common units of limited partnership interest in our partnership, $43.50 in cash, without interest, plus a pro rata portion of the monthly distribution for the month in which the partnership merger is closed. Alternatively, you may elect to receive for each of your existing common units one Class A common unit of limited partnership interest in the partnership that will survive the partnership merger, plus a per unit distribution equivalent payable in cash equal to the pro rata distribution on the existing common units for the month in which the partnership merger is closed. Holders of our existing common units may elect to receive not more than $75 million of Class A common units in the aggregate (with any excess to be subject to pro rata reduction among all unitholders making such election). We will separately provide materials to you containing an election form and detailed instructions related to the procedures and conditions for electing to receive Class A common units instead of cash in the partnership merger, as well as other important information regarding Class A common units. The Board of Directors of Gables GP is not making any recommendation to our unitholders with regard to their election and has not authorized any other person to make such a recommendation.

Until the closing of the partnership merger, we expect that you will continue to receive regular monthly distributions on your existing common units. The partnership merger will become effective as soon as possible after all of the conditions to the partnership merger are satisfied or waived but no earlier than September 29, 2005. The partnership merger is conditioned on the closing of the REIT merger, which is subject to approval by the common shareholders of Gables Residential Trust as well as certain other conditions described in this information statement. We can give you no assurance as to when or whether the partnership merger will occur, but we expect to close the partnership merger in the third quarter of 2005, immediately after the closing of the REIT merger.

In general, under applicable U.S. federal income tax laws and regulations, you will recognize gain or loss for federal income tax purposes if you receive cash for all of your existing common units and gain (but not loss) if you receive cash for some, but not all, of your existing units. As a general matter, it is not expected that our unitholders who make an election to receive solely Class A common units in the surviving partnership for their existing common units will recognize income or gain with respect to such exchange. However, the asset sale (as defined in this information statement) will result in the allocation of partnership taxable income, including unrecaptured Section 1250 gain (as defined in this information statement) and ordinary income, to our limited partners regardless of whether they elect to receive cash or Class A common units in the surviving partnership in the partnership merger. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the partnership merger and related transactions to you.

Please read this information statement carefully. It provides you with detailed information about the REIT merger and the partnership merger. The merger agreement is attached to this information statement as Exhibit A.

This information statement is first being mailed to holders of our common units on or about August 29, 2005.

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Page
SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE PARTNERSHIP MERGER	10

FORWARD-LOOKING STATEMENTS	14

THE PARTIES	14

Gables Residential Trust	14
Gables Realty Limited Partnership	15
Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Lion Gables Residential Trust and Lion Gables Portfolio Limited Partnership	15

THE TRANSACTIONS	16

The REIT Merger	16
The Partnership Merger	17
The Asset Sale	18
Election Procedures for Our Unitholders	18
Partnership Merger Vote Requirement	18
REIT Merger Vote Requirement	19
Determination of the REIT Merger Consideration and the Partnership Merger Consideration	19
Background of the REIT Merger	19
Recommendation of the Gables Board of Trustees Concerning the REIT Merger	29
Approval of the Partnership Merger by the Board of Directors of Gables GP	29
Reasons for the REIT Merger	29
Reasons for the Partnership Merger	33
Opinion of Wachovia Securities With Respect to the REIT Merger	33
Legal Proceedings	39
Interests of Directors and Executive Officers of Gables GP in the Mergers	39
Trustees and Executive Officers of Gables after the REIT Merger	42
Directors and Executive Officers of Gables GP after the Partnership Merger	42

THE MERGER AGREEMENT	43

The Partnership Merger	43
The REIT Merger	43
Merger Consideration to be Received by Holders of Gables’ Common Shares	44
Treatment of Gables’ Share Options and Restricted Shares	44
Treatment of Gables’ Preferred Shares	44
Treatment of Holders of Our Units of Limited Partnership Interest in the Partnership Merger	45
Treatment of Senior Unsecured Notes	46
The Asset Sale	46
Payment Procedures for Partnership Merger Consideration Payable in Cash	47
Representations and Warranties of Our Partnership and Gables	47
Representation and Warranties of the Other Parties to the Merger Agreement	50
Covenants Regarding Conduct of Our Business	50
Other Covenants	52
No Solicitation	53
Conditions to the Partnership Merger	54
Conditions to the REIT Merger	54
Conditions to the Asset Sale	56
Financing Commitment/Guaranty	56
Termination	57

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SUMMARY TERM SHEET

This summary presents material information contained in this information statement relating to the partnership merger and may not contain all of the information that is important to you. To understand the partnership merger and related transactions fully and for a more complete description of the transactions contemplated by the merger agreement, you should carefully read this entire document as well as the additional documents to which it refers, including the Agreement and Plan of Merger by and among Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Gables Residential Trust and us (referred to in this information statement as the “merger agreement”), which is attached to this information statement as Exhibit A. We have included page references to pages in this information statement to direct you to a more complete description of the topics presented in this summary.

Parties to the Transactions—See page 14

•	Gables Residential Trust—Gables Residential Trust (referred to in this information statement as “Gables”) is a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. Gables is a real estate investment trust, or “REIT,” formed in 1993 under Maryland law to continue and expand the apartment community operations of its privately owned predecessor organization. Gables completed its initial public offering on January 26, 1994. Its executive offices are located at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431. Gables’ common shares are currently listed on the New York Stock Exchange, or “NYSE,” under the symbol GBP and its Series D preferred shares are currently listed on the NYSE under the symbol GBP PrD. Substantially all of its business is conducted through, and all of its interests in property are held by or through, Gables Realty Limited Partnership, referred to in this information statement as “we,” “us,” “our” or “our partnership.”

•	Gables Realty Limited Partnership—We are the entity through which Gables conducts substantially all of its business and owns, indirectly through us and our subsidiaries, substantially all of its assets. We were organized as a Delaware limited partnership in 1993. We are controlled by Gables through Gables GP, Inc., a wholly owned subsidiary of Gables and our sole general partner. Gables GP, Inc. is referred to in this information statement as “Gables GP.” After the partnership merger, we, as the surviving partnership, will be renamed “Lion Gables Realty Limited Partnership.”

•	Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Lion Gables Residential Trust and Lion Gables Portfolio Limited Partnership—Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership and Lion Gables Residential Trust are entities recently formed by ING Clarion Partners, LLC solely for the purpose of acquiring Gables, its subsidiaries, including Gables GP and us, and its joint venture interests pursuant to the merger agreement. Lion Gables Portfolio Limited Partnership is an entity recently formed by ING Clarion Partners, LLC solely for the purpose of acquiring certain real estate assets and assuming certain liabilities from us and our subsidiaries pursuant to a real estate purchase agreement. An affiliate of ING Clarion Partners, LLC and an affiliate of Lehman Brothers Holdings Inc. have entered into certain agreements regarding the acquisition of Gables and us and at the closing of the mergers an affiliate of ING Clarion Partners, LLC and an affiliate of Lehman Brothers Holdings Inc. will each have an ownership interest in Bulldog Parent Limited Partnership. ING Clarion Partners, LLC is a U.S. real estate investment firm with approximately $22 billion under management, including a multifamily portfolio of approximately 10,000 apartments. ING Clarion Partners, LLC is a New York limited liability company and an indirect, wholly owned subsidiary of ING Groep, N.V. ING Groep, N.V. is a global services firm, organized under the laws of the Netherlands and specializes in insurance, banking and asset management. ING Clarion Partners, LLC is sometimes referred to in this information statement as “Clarion.” Lehman Brothers Holdings Inc. is a global financial services firm providing a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.

Bulldog Parent Limited Partnership is a newly formed Delaware limited partnership and owns, directly or indirectly through subsidiaries, all of the equity interest in Bulldog Properties Trust, Lion Gables Residential Trust and Lion Gables Portfolio Limited Partnership and all of the limited and general partnership interests in Bulldog Merger Limited Partnership.

Bulldog Properties Trust is a newly formed Maryland real estate investment trust and the entity into which Gables will merge pursuant to the terms of the merger agreement, with Bulldog Properties Trust as the surviving company. Bulldog Properties Trust is sometimes referred to in this information statement as “MergerCo.” We have been advised by Bulldog Parent Limited Partnership that immediately following the REIT merger and the partnership merger, and on the same day as the mergers are completed, Bulldog Parent Limited Partnership intends to cause the surviving company, which will be wholly owned by Lion Gables Residential Trust, a newly formed real estate investment trust that is wholly owned by Bulldog Parent Limited Partnership (referred to in this information statement as the “Trust”), to be liquidated and dissolved, with the Trust, as MergerCo’s successor in interest, acquiring pursuant to the plan of liquidation all of the assets and liabilities of the surviving company, which will include all of the assets and liabilities of Gables. References to the surviving company in this information statement refer to MergerCo or, after MergerCo is liquidated and dissolved, the Trust, as applicable.

Bulldog Merger Limited Partnership is a newly formed Delaware limited partnership and the entity that will merge with and into us pursuant to the terms of the merger agreement. Our partnership will continue as the surviving entity and we will be renamed “Lion Gables Realty Limited Partnership.” Bulldog Merger Limited Partnership is sometimes referred to in this information statement as the “Merger Partnership.”

Lion Gables Portfolio Limited Partnership is a newly formed Delaware limited partnership and affiliate of Bulldog Parent Limited Partnership. Lion Gables Portfolio Limited Partnership will purchase certain real estate assets and assume certain liabilities from us and our subsidiaries prior to the closing of the mergers pursuant to the terms of the merger agreement and a real estate purchase agreement (sometimes referred to in this information statement as the “asset sale agreement”). Lion Gables Portfolio Limited Partnership is sometimes referred to in this information statement as “Lion Gables Portfolio Partnership.”

The Transactions—See page 16

•	REIT Merger—At a special meeting of shareholders, the common shareholders of Gables will be asked to approve the merger of Gables with and into MergerCo, with MergerCo surviving the merger, pursuant to the terms of the merger agreement as described in the section captioned “The Merger Agreement” on page 43 of this information statement. The merger of Gables with and into MergerCo is referred to in this information statement as the “REIT merger.” We sometimes use the term “surviving company” in this information statement to describe MergerCo as the surviving entity following the REIT merger.

•	Partnership Merger—In the partnership merger, the Merger Partnership will merge with and into us, and we will be the surviving entity in the partnership merger. We sometimes use the term “surviving partnership” in this information statement to describe our partnership as the surviving entity following the partnership merger. After the partnership merger, the surviving partnership will be renamed “Lion Gables Realty Limited Partnership.”

•	Asset Sale—Immediately prior to the REIT merger, we and our subsidiaries will sell certain real estate assets to Lion Gables Portfolio Partnership pursuant to the asset sale agreement. This sale of real estate assets and assumption of liabilities, referred to in this information statement as the “asset sale,” will not affect the cash consideration to be received by you in the partnership merger. However, the asset sale may have tax consequences for certain limited partners based on the real estate assets sold. Please see the section captioned “Material United States Federal Income Tax Consequences of the Partnership Merger” on page 60 of this information statement. Your tax consequences will depend on your personal situation. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the asset sale to you.

Sequence of Transactions

We expect that the asset sale, the REIT merger and the partnership merger will occur on the same day, with the asset sale occurring first, the REIT merger occurring second and the partnership merger occurring third.

Partnership Merger Vote Requirement—See page 18

•	The consent of the holders of 75% of our outstanding common units of limited partnership interest is required to approve the partnership merger. Since Gables indirectly owns a 100% general partnership interest in us and directly owns 87.98% of our outstanding common units of limited partnership interest as of the date of this information statement, and is expected to continue to hold more than 75% of our outstanding common units of limited partnership interest as of the date that Gables intends to take action by written consent to approve the partnership merger, the partnership merger will be approved if Gables approves it, without the consent of any other holder of our common units of limited partnership interest. Gables GP, Inc., in its capacity as our general partner, has approved the partnership merger. Pursuant to the merger agreement, Gables has agreed to consent, on behalf of itself and Gables GP, to approve the partnership merger.

•	Your vote or consent is, therefore, not required to approve the partnership merger.

Record Date

•	We have set the close of business on August 23, 2005 for determining partners holding our common units of limited partnership who are entitled to notice of the action to be taken by written consent of the holders of 75% of our outstanding common units of limited partnership interest.

Partnership Merger Consideration—See page 45

•	In the partnership merger, each of our existing common units of limited partnership interest (other than existing common units held by Gables, Gables GP or any other subsidiary of Gables) will be converted into and cancelled in exchange for the right to receive either (1) cash in the amount of $43.50 per common unit of limited partnership interest, without interest, plus an amount that represents a pro rata portion of the monthly distribution for the month in which the partnership merger is closed based on the number of days having elapsed in such monthly period, or (2) if a holder so elects, a Class A common unit of limited partnership interest in the surviving partnership plus a per unit distribution equivalent payable in cash equal to the pro rata distribution payable on the existing common units for the month in which the partnership merger is closed (such cash and Class A common units are referred to in this information statement as the “partnership merger consideration”). Holders of our existing common units may elect to receive not more than $75 million of Class A common units of limited partnership interest in the surviving partnership in the aggregate (with any excess to be subject to pro rata reduction among all holders electing to receive Class A common units).

REIT Merger Vote Requirement—See page 19

The affirmative vote of the holders of at least a majority of Gables outstanding common shares entitled to vote at the special meeting is required to approve the REIT merger. The votes of holders of Gables preferred shares are not required to approve the REIT merger.

REIT Merger Consideration—See page 44

•

In the REIT merger, each common share of Gables that is issued and outstanding immediately prior to the effective time of the REIT merger will be converted into and cancelled in exchange for the right to receive $43.50 in cash, without interest, plus the pro rata portion of the monthly dividend for the month in which the REIT merger is closed based on the number of days having elapsed in such monthly period (referred to in this information statement as the “REIT merger consideration”). This represents the same price per security as the cash amount payable to limited partners in the partnership merger.

•	Each preferred share of Gables that is issued and outstanding immediately prior to the effective time of the REIT merger will be automatically converted into, and cancelled in exchange for, the right to receive a preferred share of the surviving company with terms that are materially the same as the outstanding preferred shares of Gables. The preferred shares of the surviving company will be governed by the surviving company’s articles supplementary classifying the applicable series of preferred shares. We have been advised by Bulldog Parent Limited Partnership that immediately following the REIT merger and the partnership merger, and on the same day as the mergers are completed, Bulldog Parent Limited Partnership intends to cause the surviving company, which will be wholly owned by the Trust, to be liquidated and dissolved. In the liquidation, all of the surviving company’s then outstanding preferred shares will be cancelled and holders will be entitled to receive a cash liquidation distribution in accordance with the terms of the articles supplementary classifying the respective series of preferred shares. In connection with the liquidation and dissolution, we expect that Bulldog Parent Limited Partnership will cause the surviving company to set aside sufficient funds on the closing date of the mergers to pay the aggregate liquidation preferences of the outstanding preferred shares. The liquidation payment date is anticipated to occur 30 days after completion of the mergers.

Distributions

We are authorized under the merger agreement to pay regular monthly distributions on our outstanding common units (not to exceed $0.200834 per common unit per month) for each full fiscal month ended prior to the closing date of the partnership merger in connection with the declaration and payment by Gables of regular monthly dividends on its outstanding common shares. As an example, if the closing date of the partnership merger is September 29, 2005, holders of existing common units would receive regular monthly distributions through the fiscal month ended August 31, 2005. The pro rata portion of the monthly distribution for September will instead be paid to you as partnership merger consideration. For an example of the calculation of the pro rata distribution included in the partnership merger consideration, please see the section captioned “The Transactions—The Partnership Merger” on page 17.

Conditions to the Partnership Merger—See page 54

The consummation of the partnership merger is subject to and conditioned on the prior consummation of the REIT Merger. The REIT Merger is subject to certain conditions including:

•	the approval of holders of Gables’ common shares, as well as other customary conditions, including the absence of a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole, as described in the section captioned “The Merger Agreement—Definition of Material Adverse Effect” on page 59. The REIT merger is not conditioned on Bulldog Parent Limited Partnership and MergerCo obtaining financing for the merger consideration. It is, however, a condition to the obligation of Bulldog Parent Limited Partnership and MergerCo to close the REIT merger that they have available to them, as of the closing date, sufficient funds to pay the aggregate consideration and other related costs and expenses. This condition, however, will be deemed to have been satisfied unless the reason for the unavailability of sufficient funds is the result of their financing sources asserting a failure of their financing commitment based on the occurrence of a specified market material adverse condition, as described in the section captioned “The Merger Agreement—Financing Commitment/Guaranty” on page 56.

•	if holders of Gables’ common shares approve the REIT merger and the other conditions to the REIT merger are satisfied or waived, then Gables intends to consummate the REIT merger as soon as practicable following the special meeting of its shareholders, which is scheduled for September 29, 2005. We intend to consummate the partnership merger immediately after the consummation of the REIT merger. We currently anticipate closing both mergers in the third quarter of this year.

Recommendation of the Gables Board of Trustees Concerning the REIT Merger—See page 29

The Board of Trustees of Gables (referred to in this information statement as the “Gables Board of Trustees”) has unanimously recommended that the holders of its common shares vote for the approval of the REIT merger. At a special meeting held on June 6, 2005, the Gables Board of Trustees determined that the REIT merger was advisable and in the best interests of Gables and its common shareholders. At this meeting, the Gables Board of Trustees unanimously approved the REIT merger and the transactions contemplated by the merger agreement, and voted to recommend that holders of Gables’ common shares vote for the approval of the REIT merger. The Gables Board of Trustees is not making any recommendation to our unitholders with regard to their election in connection with the partnership merger.

Approval of the Partnership Merger by the Board of Directors of Gables GP—See page 29

The members of the Gables Board of Trustees also comprise the Board of Directors of Gables GP. The Board of Directors of Gables GP has determined that the partnership merger is advisable and in the best interests of us and our limited partners and has approved the partnership merger. The Board of Directors of Gables GP is not making any recommendation to our unitholders with regard to their election in connection with the partnership merger.

Reasons for the REIT Merger—See page 30

•	In deciding to approve the REIT merger, the partnership merger and the merger agreement, the Gables Board of Trustees considered a number of factors, both potentially positive and potentially negative, with respect to the REIT merger.

Some of the potentially positive factors include:

•	Premium—the REIT merger consideration represents a significant premium over the historical and recent market price of Gables’ common shares, representing:

•	a $5.38, or 14.1%, premium over the closing price of Gables’ common shares of beneficial interest on the trading day prior to the public announcement of the REIT merger;

•	a $6.85, or 18.7%, premium over the average closing price of Gables’ common shares of beneficial interest for the one month period prior to the public announcement of the REIT merger;

•	a $8.39, or 23.9%, premium over the average closing price of Gables’ common shares of beneficial interest for the three month period prior to the public announcement of the REIT merger;

•	a $8.24, or 23.4%, premium over the average closing price of Gables’ common shares of beneficial interest for the six month period prior to the public announcement of the REIT merger; and

•	a $8.86, or 25.6%, premium over the average closing price of Gables’ common shares of beneficial interest for the one year period prior to the public announcement of the REIT merger.

•	Form of REIT Merger Consideration—the payment of cash as the form of REIT merger consideration will provide Gables’ common shareholders with immediate liquidity and value that is not subject to market fluctuations.

•	Favorable Market Conditions—the REIT merger allows Gables to take advantage of strong demand for multifamily communities, including demand from condominium converters in certain of Gables’ markets, which has substantially increased the values of Gables’ communities. This was a key consideration for the Gables Board of Trustees in determining that the REIT merger was more likely to provide Gables’ common shareholders with greater value on a current basis rather than achieving similar returns while continuing to operate as an independent public company with more risk.

•	Our Business and Prospects—the REIT merger represents a more desirable alternative for Gables’ shareholders than continuing to operate as an independent public company under its current strategic business plan. Although Gables is in the process of executing its strategic plan, in the view of the Gables Board of Trustees, realizing a cash premium in the REIT merger was more likely to provide value for Gables’ shareholders on a risk adjusted basis than executing its strategic business plan.

•	Probability of Completion—there is a high probability of completion of the transactions contemplated by the merger agreement relative to a potential transaction with another party.

•	Limited Termination Right—Gables is prohibited from soliciting or encouraging competing transactions. If Gables receives an unsolicited proposal regarding another potential business combination that constitutes a superior proposal, however, Gables has a limited right, subject to satisfaction of certain conditions and payment of a $43.0 million break-up fee to Bulldog Parent Limited Partnership, to terminate the merger agreement and enter into an agreement with respect to a superior proposal with a third party.

Some of the potentially negative factors the Gables Board of Trustees considered include:

•	No Continuing Equity Interest—upon completion of the REIT merger, Gables’ shareholders will no longer share in the future performance of Gables or receive monthly dividends.

•	Tax Consequences—the REIT merger will be a taxable transaction for Gables’ common and preferred shareholders.

•	Costs—there are significant costs involved in connection with the REIT merger, which Gables may be required to bear in the event that the REIT merger is not consummated.

•	Alternative Proposals—Gables is prohibited from soliciting alternative proposals from other potential purchasers of Gables. In addition, the likelihood of Gables receiving an unsolicited proposal may be diminished because Gables would be required to pay a $43.0 million break-up fee to Bulldog Parent Limited Partnership if it enters into a definitive agreement with respect to a superior proposal with a third party.

•	Directors’ and Executive Officers’ Other Interests—some of Gables’ trustees and executive officers (who are also the directors and executive officers of Gables GP) have interests in the mergers that differ from, or are in addition to, and may conflict with, the interests of Gables’ shareholders, as discussed in the section captioned “The Transactions—Interests of Directors and Executive Officers of Gables GP in the Mergers” on page 39.

In view of the wide variety of factors considered by the Gables Board of Trustees, the Gables Board of Trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The Gables Board of Trustees views its recommendation to the common shareholders of Gables to approve the REIT merger as being based on the totality of the information presented to, and considered by it. After taking into consideration all the factors set forth above, the Gables Board of Trustees determined that the potential benefits of the REIT merger substantially outweigh the potential detriments associated with the REIT merger.

Reasons for the Partnership Merger—See page 33

Under our existing partnership agreement, Gables may not merge with another entity in a transaction in which it will be acquired unless the transaction also includes a merger of us in which our limited partners other than Gables will receive the same merger consideration that will be received by common shareholders of Gables. The members of the Gables Board of Trustees also comprise the Board of Directors of Gables GP. All meetings of the Gables Board of Trustees held to consider the REIT merger were conducted as joint meetings of the Gables Board of Trustees and the Board of Directors of Gables GP, with the Gables Board of Trustees making determinations with respect to the REIT merger and the Board of Directors of Gables GP making determinations with respect to the partnership merger.

Financing Commitment and Guaranty—See page 56

Bulldog Parent Limited Partnership has represented to Gables and us that at the closing it will have sufficient funds to pay the aggregate merger consideration and to pay any and all fees and expenses in connection with the mergers and the asset sale or the financing thereof. Gables was provided with a copy of an executed commitment letter from Lehman Brothers Inc. and Lehman Commercial Paper Inc. to the Merger Partnership pursuant to which, and subject to certain conditions, the Lehman entities have committed to provide the Merger Partnership with financing in the aggregate amount of $2.025 billion plus the amount of fees and expenses related to the mergers, the asset sale, the credit facilities and the other transaction documents relating thereto. However, Bulldog Parent Limited Partnership may assert as a reason for not consummating the mergers an unavailability of funds as the result of the Lehman entities asserting that funds are unavailable due to certain market material adverse conditions specified in the commitment letter. See the section captioned “The Merger Agreement—Conditions to the Partnership Merger” on page 54 for a more detailed description of the conditions to closing of the mergers. Additionally, ING Bank N.V., an affiliate of Clarion, and Lehman Brothers Holdings Inc. have each severally guaranteed a 50% share of the payment obligations and timely performance of all obligations of Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, up to a maximum of $400 million each.

No Appraisal Rights

Under Delaware law, appraisal rights are not available to you in connection with the partnership merger.

Interests of Directors and Executive Officers of Gables GP in the Mergers—See page 39

Some of the directors and executive officers of Gables GP have interests in the mergers that differ from, or are in addition to (and therefore may conflict with) your interests as a unitholder. The directors and executive officers of Gables GP are the same individuals as Gables’ trustees and executive officers. The Gables Board of Trustees and the Board of Directors of Gables GP are aware of these interests and considered them in approving the REIT merger and the partnership merger, respectively. These interests include:

•	certain of Gables GP’s executive officers, in their capacity as executive officers of Gables, will receive change in control payments at the effective time of the REIT merger or if their employment is terminated under specified circumstances within 24 months after the REIT merger;

•	certain executive officers and directors of Gables GP hold options to purchase Gables shares that will be cancelled and entitle them to additional payments at the effective time of the REIT merger and the restricted shares will be treated in the same manner as Gables’ common shares;

•	certain executive officers of Gables GP hold restricted shares in Gables for which the restrictions will lapse at the effective time of the REIT merger;

•	the Gables Board of Trustees and executive officers of Gables are entitled to indemnification by Gables and the surviving entities in their capacity as trustees, directors or officers of Gables or any Gables subsidiary (including Gables GP and us); and

•	certain executive officers and directors of Gables GP may elect to participate in an exchange of their existing common units of limited partnership held by them for Class A common units of limited partnership in the surviving partnership.

Trustees and Executive Officers of Gables after the REIT Merger—See page 42

In connection with the consummation of the REIT merger, the trustees and executive officers of MergerCo immediately prior to the consummation of the REIT merger will be appointed the trustees and initial officers of the surviving company.

Directors and Executive Officers of Gables GP after the Partnership Merger—See page 42

In connection with the consummation of the partnership merger, the surviving company will become the sole shareholder of Gables GP and the trustees and initial officers of the surviving company will be appointed the directors and initial officers of Gables GP.

Prohibition Against Solicitation—See page 53

Even though the merger agreement permits the Gables Board of Trustees to receive unsolicited inquiries and proposals regarding other potential business combination transactions, it also prohibits Gables from soliciting, encouraging or taking any other action to facilitate inquiries with respect to competing business combination transactions or initiating, participating or encouraging discussions or negotiations regarding a competing business combination transaction. Upon entering into an agreement for a transaction that constitutes a superior proposal and subject to the satisfaction of conditions, Gables would be obligated to pay a break-up fee in the amount of $43.0 million to Bulldog Parent Limited Partnership.

Termination of the Merger Agreement/Payment of Break-Up Fee—See page 57

In addition to customary termination events, including termination by mutual consent of the parties, termination for breaches of representations, warranties or covenants and termination upon failure to receive the requisite shareholder approval for the REIT merger, the merger agreement may be terminated under the following circumstances:

•	by Gables any time prior to receiving shareholder approval for the REIT merger in order to accept and enter into a definitive acquisition agreement to effect a superior proposal, provided that Gables pays the required break-up fee; or

•	by Bulldog Parent Limited Partnership if the Gables Board of Trustees (1) has withdrawn, qualified or modified, in a manner adverse to Bulldog Parent Limited Partnership or MergerCo, its or any of its committee’s approval or recommendation of the REIT merger, or (2) approves or recommends, or proposes publicly to approve or recommend, an acquisition proposal from a third party. Gables would also be required to pay the break-up fee under these circumstances.

Gables may be required to pay a break-up fee of $43.0 million or reimburse Bulldog Parent Limited Partnership for reasonable out-of-pocket costs and expenses pursuant to other termination scenarios as well. In particular, Gables has also agreed to pay Bulldog Parent Limited Partnership a break-up fee if:

•	either Gables or Bulldog Parent Limited Partnership terminate the merger agreement because (1) Gables’ common shareholders failed to approve the REIT merger or (2) the asset sale and the mergers are not consummated by 11:59 p.m. Eastern time on November 30, 2005 at a time when the approval of Gables’ shareholders has not been obtained;

•	an acquisition proposal is made and, in the case of clause (1) above, becomes publicly known before Gables’ shareholders’ meeting to approve the REIT merger; and

•	within 12 months after the date of such termination, Gables consummates a competing acquisition proposal or enters into a competing acquisition proposal that is subsequently consummated.

Material Tax Consequences of the Partnership Merger—See page 60

The partnership merger and asset sale will have tax consequences for our unitholders. The receipt of cash in exchange for existing common units generally will be taxable for federal income tax purposes. As a general matter, it is not expected that our unitholders who make an election to receive solely Class A common units in the surviving partnership for their existing common units will recognize income or gain with respect to such exchange. However, the asset sale will result in the allocation of partnership taxable income, including unrecaptured Section 1250 gain and ordinary income, to our limited partners regardless of whether they elect to receive cash or Class A common units in the surviving partnership in the partnership merger. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the partnership merger and the asset sale to you.

Determination of REIT Merger Consideration and Partnership Merger Consideration

The REIT merger consideration offered to Gables’ shareholders and the partnership merger consideration offered to holders of our existing common units of limited partnership interest was based on arm’s-length negotiations with Clarion. No other particular method of determining the REIT merger consideration or the partnership merger consideration was used.

Fees and Expenses—See page 60

We estimate that Gables will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $7.1 million assuming the REIT merger and related transactions are completed. Under our existing partnership agreement, we are required to reimburse Gables for all such fees and expenses.

Regulatory Approvals—See page 60

No material federal or state regulatory approvals are required to be obtained by Gables, us, or the other parties to the merger agreement in connection with either the REIT merger or the partnership merger.

Conduct of Gables and Our Businesses in the Event the Mergers are not Consummated—See page 60

In the event the REIT merger is not completed for any reason, Gables will continue to pursue its strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for its shareholders over time. In addition, subject to Gables’ obligations under the merger agreement, if any, Gables may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities. In the event that the partnership merger is not consummated for any reason, we will continue to operate our business in accordance with Gables’ strategic business plan.

Accounting Treatment—See page 71

The surviving partnership will treat the partnership merger as a sale of interests in the partnership to the extent that holders of our existing common units receive cash as partnership merger consideration and as a recapitalization to the extent that such holders elect to receive Class A common units as partnership merger consideration.

Who Can Answer Other Questions

If you have any questions about the REIT merger or the partnership merger or would like additional copies of this information statement, you should contact:

Gables Realty Limited Partnership

c/o Gables Residential Trust

2859 Paces Ferry Road, Suite 1450

Atlanta, Georgia 30339

(770) 430-4600

Attention: Marvin R. Banks, Secretary

QUESTIONS AND ANSWERS ABOUT THE PARTNERSHIP MERGER

Q:	Why am I receiving this information statement?

A:	This information statement is being furnished to our limited partners of record as of August 23, 2005 for informational purposes in connection with actions to be taken by written consent of Gables relating to the proposed merger of Bulldog Merger Limited Partnership with and into us pursuant to the Agreement and Plan of Merger, dated as of June 7, 2005, by and among Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Gables and us, all in the manner described in this information statement. Action to approve the partnership merger will be taken by written consent of Gables, as the holder of at least 75% of our outstanding common units of limited partnership interest, no sooner than September 29, 2005. We are not soliciting your proxy with regard to the approval of such actions.

Q:	Why has the partnership merger been proposed?

A:	The Gables Board of Trustees has proposed the REIT merger and determined in its business judgment that the REIT merger was advisable and in the best interests of Gables and its shareholders. Under our existing partnership agreement, Gables may not merge with another entity in a transaction in which it will be acquired unless the transaction also includes a merger of us in which our limited partners other than Gables will receive the same merger consideration that will be received by common shareholders of Gables. The Board of Directors of Gables GP, in its capacity as our general partner, has also determined that the proposed partnership merger is advisable and in the best interest of us and our limited partners and has approved the partnership merger. The merger consideration payable to Gables’ shareholders and our limited partners represents a premium to the historical and recent market price of Gables’ common shares of beneficial interest. For a description of factors considered by the Gables Board of Trustees, please see the sections captioned “Reasons for the REIT Merger” on page 30, “Reasons for the Partnership Merger” on page 33 and “Recommendation of the Gables Board of Trustees Concerning the REIT Merger” on page 29.

Q:	Is my vote or consent required to approve the partnership merger?

A:	No. The consent of the holders of 75% of our outstanding common units of limited partnership interest, are sufficient to approve the partnership merger. Since Gables directly owns 87.98% of our outstanding common units of limited partnership interest as of the date of this information statement, and is expected to continue to hold more than 75% of our outstanding common units of limited partnership interest as of the date that Gables intends to take action by written consent to approve the partnership merger, the partnership merger will be approved if Gables approves it, without the approval of any other holder of our common units of limited partnership interest. Gables GP, Inc., in its capacity as our general partner, has approved the partnership merger.

Q:	What will I receive in the partnership merger?

A:	In the partnership merger, each of our existing common units of limited partnership interest (other than our existing common units held by Gables, Gables GP or any other subsidiary of Gables) will be converted into and cancelled in exchange for the right to receive either (1) cash in the amount of $43.50 per common unit of limited partnership interest, without interest, plus an amount that represents a pro rata portion of the monthly distribution for the month in which the partnership merger is closed based on the number of days having elapsed in such monthly period, or (2) if a holder so elects, a Class A common unit of limited partnership interest in the surviving partnership plus a per unit distribution equivalent payable in cash equal to the pro rata distribution payable on the existing common units for the month in which the partnership merger is closed (such cash and Class A common units are referred to in this information statement as the “partnership merger consideration”). Holders of our common units may elect to receive not more than $75 million of Class A common units of limited partnership interest in the surviving partnership in the aggregate (with any excess to be subject to pro rata reduction among all holders electing to receive Class A common units).

Q:	Has the Board of Directors of Gables GP approved the partnership merger?

A:	Yes. The Board of Directors of Gables GP, in its capacity as our general partner, has determined in its business judgment that the partnership merger is advisable and in the best interests of us and our limited partners and has approved the partnership merger. The Board of Directors of Gables GP is not making any recommendation to our unitholders with regard to their election in connection with the partnership merger and has not authorized any other person to make such a recommendation.

Q:	What is the sequence of the transactions contemplated by the merger agreement?

A:	The merger agreement provides for the merger of Gables with and into Bulldog Properties Trust, an entity recently formed by ING Clarion Partners LLC, which is an indirect, wholly owned subsidiary of ING Groep N.V., with Bulldog Properties Trust as the surviving company in the REIT merger. Immediately after the consummation of the REIT merger, the partnership merger will be consummated with the Bulldog Merger Limited Partnership merging with and into us. We will survive the partnership merger and become the surviving partnership. Immediately prior to the REIT merger, we and certain of our subsidiaries will sell certain real estate assets to Lion Gables Portfolio Limited Partnership, an affiliate of Bulldog Parent Limited Partnership, pursuant to a real estate purchase agreement. Gables GP will be the general partner of the surviving partnership after the partnership merger. In connection with the closing of the partnership merger, the surviving company will become the sole shareholder of Gables GP. Immediately after and on the same day as the mergers are completed, Bulldog Parent Limited Partnership has advised us that the surviving company will be liquidated. Lion Gables Residential Trust, a newly formed Maryland real estate investment trust that is wholly owned by Bulldog Parent Limited Partnership, will succeed to the surviving company’s interest in the surviving partnership and Gables GP.

Q:	Who will be the general partner of the surviving partnership?

A:	Gables GP will remain the general partner of the surviving partnership after the partnership merger.

Q:	Will I continue to receive distributions prior to the partnership merger?

A:	Yes. We expect that you will continue to receive regular monthly distributions on your existing common units in accordance with the existing partnership agreement for each full fiscal month ended prior to the closing date of the partnership merger in connection with the payment by Gables of regular monthly dividends on its common shares. In addition, as part of the partnership merger consideration for your existing common units, you will receive a cash amount that represents a pro rata portion of the monthly distribution for the month in which the partnership merger is closed based on the number of days having elapsed in such monthly period.

Q:	What will happen to the operating partnership if the mergers are not completed?

A:	If the mergers have not occurred prior to 11:59 p.m. Eastern time on November 30, 2005, unless otherwise agreed by the parties, the merger agreement will terminate and the mergers will not be completed. In such event, the partnership merger will not be consummated, our common units of limited partnership interest will not be cancelled, the existing partnership agreement will not be amended and restated and you will remain one of our limited partners.

Q:	How do I specify if I want to receive cash or Class A common units as partnership merger consideration?

A:

We expect to be able to offer the Class A common units in an offering exempt from the registration requirements under federal and state securities laws. We will separately provide materials to you containing an election form and detailed instructions on the procedures and conditions for electing to receive Class A common units instead of cash in the partnership merger, as well as other important information regarding

Class A common units. This document will contain all of the terms and conditions of the election as well as detailed instructions for submitting an election form. You must use the election form to elect to receive Class A common units instead of cash for each of your existing common units which will be cancelled in the partnership merger.

Q:	Will I recognize taxable gain or loss for U.S. federal income tax purposes as a result of the partnership merger?

A.	In general, under applicable U.S. federal income tax laws and regulations, you will recognize gain or loss for federal income tax purposes if you receive cash for all of your existing common units and gain, but not loss, if you elect to receive cash for some, but not all, of your common units. Subject to certain limited exceptions, it is generally not expected that you will recognize gain or loss with respect to existing common units if you elect to receive solely Class A common units instead of cash in the partnership merger. The asset sale, however, will result in the allocation of partnership taxable income, including unrecaptured Section 1250 gain and ordinary income, to our limited partners regardless of whether they receive cash or elect to receive Class A common units in the surviving partnership. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the partnership merger and the asset sale to you.

Q:	What do I need to do now?

A:	We are not asking you for a proxy and you are requested to not send us a proxy or to take any other action at this time. This information statement contains important information regarding the partnership merger, the asset sale and the other transactions contemplated by the merger agreement, as well as information about us, Gables and Bulldog Parent Limited Partnership. It also contains important information about what the Gables Board of Trustees and the Board of Directors of Gables GP considered in approving the mergers. We urge you to read this information statement carefully, including the exhibits.

Q:	Do I have dissenters’ appraisal rights?

A:	No. You do not have any rights to dissent and receive the appraised value of your existing common units in the partnership merger.

Q:	When will the partnership merger occur?

A:	The partnership merger will become effective as soon as possible after all of the conditions to the partnership merger are satisfied or waived but no earlier than September 29, 2005. The partnership merger is conditioned on the closing of the REIT merger, which is subject to approval by Gables’ common shareholders as well as certain other conditions described in the sections captioned “Conditions to the Partnership Merger” and “Conditions to the REIT Merger,” both on page 54. We can give you no assurance as to when or whether the partnership merger will occur, but we expect to close the partnership merger in the third quarter of 2005, immediately after the closing of the REIT merger.

Q:	Where can I find more information about Gables and Gables Realty Limited Partnership?

A:	We and Gables file annual and quarterly reports, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at (800) SEC-0330 for information on the operation of the public reference room. The SEC also maintains an internet website that contains reports and other information about issuers like us and Gables, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from the Gables website at www.gables.com. Information contained on the Gables website is not incorporated in or made a part of this information statement. Please see the section captioned “Where You Can Find Additional Information” on page 71 for more information.

Q:	Whom can I call with my questions?

A:	If you have more questions about the REIT merger or the partnership merger or desire additional copies of this information statement, please contact:

Gables Realty Limited Partnership

c/o Gables Residential Trust

2859 Paces Ferry Road, Suite 1450

Atlanta, Georgia 30339

(770) 436-4600

Attention: Marvin R. Banks, Secretary

FORWARD-LOOKING STATEMENTS

This information statement (including any information incorporated by reference) contains certain forward-looking statements within the meaning of federal securities laws, including statements relating to our financial condition, results of operations, plans, objectives, future performance and businesses, as well as information relating to the REIT merger, the partnership merger, the merger agreement and the transactions contemplated by the merger agreement, including, statements concerning the expected closing of the mergers, the conduct of the business of Gables and us if the mergers are not completed, litigation related to the mergers and tax consequences of the mergers. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. We also may provide oral or written forward-looking information in other materials released by us to the public.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized. As a result, our actual results could materially differ from those set forth in the forward-looking statements. Factors that might cause such a difference include, but are not limited to:

•	the satisfaction of the conditions to closing of the partnership merger, including the approval of the REIT merger by Gables’ common shareholders;

•	potential or actual litigation, including those matters described in the section captioned “The Transactions—Legal Proceedings” on page 39 or other litigation challenging the proposed mergers;

•	the occurrence of a material adverse change in the business, assets, properties, results of operations or financial condition of Gables and its subsidiaries, including us, taken as a whole; and

•	the assertion by Bulldog Parent Limited Partnership as a reason for not consummating the mergers an unavailability of sufficient funds as a result of its lenders asserting unavailability of funds due to a market material adverse condition.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences. You are cautioned not to place undue reliance on any forward-looking statements. We undertake no obligation to update or revise forward-looking statements in this information statement (including information incorporated by reference) to reflect changes in underlying assumptions or factors, new information, future events or otherwise. Any forward-looking statements speak only as of the date that they are made.

THE PARTIES

Gables Residential Trust

Gables Residential Trust, referred to in this information statement as “Gables,” is a fully integrated real estate company engaged in the multifamily apartment community management, development, construction, acquisition and disposition businesses. Gables is a REIT formed in 1993 under Maryland law to continue and expand the apartment community operations of its privately owned predecessor organization. Gables completed its initial public offering on January 26, 1994. Its executive offices are located at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431. Common shares of Gables are currently listed on the NYSE under the symbol GBP and its Series D preferred shares are currently listed on the NYSE under the symbol GBP PrD.

Substantially all of Gables’ business is conducted through, and all of its interests in property are held by or through us. This structure is commonly referred to as an umbrella partnership REIT. We are controlled by Gables. As of the date of this information statement, Gables was an 88.98% economic owner of our common equity.

Gables Realty Limited Partnership

We are the entity through which Gables conducts substantially all of its business and owns, indirectly through us and our subsidiaries, substantially all of its assets. We were organized as a Delaware limited partnership in 1993. We are controlled through Gables GP, Inc., a wholly-owned subsidiary of Gables and our sole general partner. Gables GP, Inc. is sometimes referred to in this information statement as “Gables GP.” After the partnership merger, we, as the surviving partnership, will be renamed “Lion Gables Realty Limited Partnership.”

Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership, Lion Gables Residential Trust and Lion Gables Portfolio Limited Partnership

Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership and Lion Gables Residential Trust are entities recently formed by ING Clarion Partners, LLC solely for the purpose of acquiring Gables and its subsidiaries, including Gables GP and us, and its joint venture interests pursuant to the merger agreement. Lion Gables Portfolio Limited Partnership is an entity recently formed by ING Clarion Partners, LLC solely for the purpose of acquiring certain real estate assets and assuming certain liabilities from us and our subsidiaries pursuant to a real estate purchase agreement. An affiliate of ING Clarion Partners, LLC and an affiliate of Lehman Brothers Holdings Inc. have entered into certain agreements regarding the acquisition of Gables and at the closing of the mergers an affiliate of ING Clarion Partners, LLC and an affiliate of Lehman Brothers Holdings Inc. will each have an ownership interest in Bulldog Parent Limited Partnership. ING Clarion Partners, LLC is a U.S. real estate investment firm with approximately $22 billion under management, including a multifamily portfolio of approximately 10,000 apartments. ING Clarion Partners, LLC is a New York limited liability company and an indirect, wholly owned subsidiary of ING Groep, N.V. ING Groep, N.V. is a global services firm, organized under the laws of the Netherlands and specializing in insurance, banking and asset management. ING Clarion Partners, LLC is sometimes referred to in this information statement as “Clarion.” Lehman Brothers Holdings Inc. is a global financial services firm providing a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.

Bulldog Parent Limited Partnership is a newly formed Delaware limited partnership and owns, directly or indirectly through subsidiaries, all of the equity interest in Bulldog Properties Trust, Lion Gables Residential Trust and Lion Gables Portfolio Limited Partnership and all of the limited and general partnership interests in Bulldog Merger Limited Partnership.

Bulldog Properties Trust is a newly formed Maryland real estate investment trust and the entity into which Gables will merge pursuant to the terms of the merger agreement, with Bulldog Properties Trust as the surviving company. Bulldog Properties Trust is sometimes referred to in this information statement as “MergerCo.” We have been advised by Bulldog Parent Limited Partnership that immediately following the REIT merger and the partnership merger, and on the same day as the mergers are completed, Bulldog Parent Limited Partnership intends to cause the surviving company, which will be wholly owned by Lion Gables Residential Trust, a newly formed real estate investment trust that is wholly owned by Bulldog Parent Limited Partnership (referred to in this information statement as the “Trust”), to be liquidated and dissolved with the Trust, as MergerCo’s successor in interest, acquiring pursuant to the plan of liquidation all of the assets and liabilities of the surviving company, which will include all of the assets and liabilties of Gables. References to the surviving company in this information statement refer to MergerCo or, after MergerCo is liquidated and dissolved, the Trust, as applicable.

Bulldog Merger Limited Partnership is a newly formed Delaware limited partnership and the entity that will merge with and into us pursuant to the terms of the merger agreement. Our partnership will continue as the surviving entity of the partnership merger and we will be renamed “Lion Gables Realty Limited Partnership.” Bulldog Merger Limited Partnership is sometimes referred to in this information statement as the “Merger Partnership.”

Lion Gables Portfolio Limited Partnership is a newly formed Delaware limited partnership indirectly wholly owned by Bulldog Parent Limited Partnership and the entity that will purchase approximately 45 real estate assets and assume certain liabilities from Gables and its subsidiaries (including us) prior to the closing of the mergers pursuant to the terms of the merger agreement and a real estate purchase agreement (sometimes referred to in this information statement as the “asset sale agreement”). Lion Gables Portfolio Limited Partnership is an entity formed by, and which will be controlled by, Bulldog Parent Limited Partnership in connection with this transaction to provide an efficient post-closing organizational structure for Bulldog Parent Limited Partnership. Lion Gables Portfolio Limited Partnership is sometimes referred to in this information statement as “Lion Gables Portfolio Partnership.”

The principal executive offices of Bulldog Parent Limited Partnership, Bulldog Properties Trust, Bulldog Merger Limited Partnership and Lions Gables Portfolio Limited Partnership are located at 230 Park Avenue, New York, NY 10169.

THE TRANSACTIONS

The REIT Merger

The merger agreement provides for the merger of Gables Residential Trust with and into MergerCo. MergerCo will be the surviving company in the merger. The merger is referred to in this information statement as the “REIT merger.” The REIT merger will be completed when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with Maryland law, or such later time as Gables and MergerCo may agree and designate in the articles of merger not to exceed 30 days after the articles of merger are accepted for record. We expect the REIT merger to occur as soon as practicable after the common shareholders of Gables approve the REIT merger and the satisfaction or waiver of all other conditions to closing under the merger agreement.

As of the effective time of the REIT merger, holders of Gables’ common shares will have no further ownership interest in the surviving company. Instead, each holder of Gables’ outstanding common shares (including holders of Gables’ common shares subject to restriction, but excluding shares held by Gables or any of its wholly owned subsidiaries or MergerCo) immediately prior to the effective time of the REIT merger will be entitled to receive $43.50 in cash per share, without interest, plus an amount that represents a pro rata portion of the monthly dividend for the month in which the REIT merger is closed based on the number of days having elapsed in such monthly period.

As of the effective time of the REIT merger, each common share of Gables that is owned by Gables, by any of its wholly owned subsidiaries (including Gables GP and us) or by MergerCo, will be cancelled, and retired and shall cease to exist. No payment will be made for any such cancelled common shares.

Upon completion of the REIT merger, all of Gables’ outstanding share options, whether or not vested, will be cancelled and, in full settlement of these options, Bulldog Parent Limited Partnership will pay each option holder an amount in cash equal to $43.50 less the exercise price per share multiplied by the number of common shares underlying those options that remain subject to exercise. All payments will be made net of any taxes required to be withheld by Gables or Bulldog Parent Limited Partnership. If an option’s exercise price equals or exceeds $43.50, the option will be cancelled and each option holder will receive no consideration for such option.

Each of Gables’ preferred shares issued and outstanding prior to the effective time of the REIT merger will be automatically cancelled in exchange for the right to receive preferred shares of the surviving company that will have terms that are materially the same as the terms of Gables’ preferred shares.

We have been advised by Bulldog Parent Limited Partnership that immediately following the REIT merger and the partnership merger, and on the same day as the mergers are completed, Bulldog Parent Limited Partnership intends to cause the surviving company, which will be wholly owned by the Trust, to be liquidated and dissolved. In the liquidation, all then outstanding preferred shares of the surviving company will be cancelled and holders will be entitled to receive a cash liquidation distribution in accordance with the terms of the articles supplementary classifying the respective series of preferred shares. In connection with the liquidation and dissolution, all of our then outstanding preferred units of limited partnership interest will be redeemed and we expect that Bulldog Parent Limited Partnership will cause the surviving company to set aside sufficient funds on the closing date of the mergers to pay the aggregate liquidation preferences of the surviving company’s outstanding preferred shares. The liquidation and redemption payment date is anticipated to occur 30 days after completion of the mergers.

The Partnership Merger

Immediately after the consummation of the REIT merger, the Merger Partnership will merge with and into us. This merger is sometimes referred to in this information statement as the “partnership merger,” and together with the REIT merger, the “mergers.” The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware, or such later time as we and Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership may agree and designate in the certificate of merger. Under the merger agreement, the partnership merger may not occur unless the REIT merger has been completed.

We will survive the partnership merger. Gables GP will be the general partner of the surviving partnership. Simultaneously with the closing of the partnership merger, the existing partnership agreement of the Merger Partnership will be amended and restated and the surviving partnership will be governed by the provisions of such amended and restated partnership agreement. We refer to the amended and restated partnership agreement of the surviving partnership in this information statement as the “new partnership agreement.”

In connection with the partnership merger, each of our common units of limited partnership interest, other than common units held by Gables, will be converted into and cancelled in exchange for the right to elect to receive $43.50 in cash, without interest, plus an amount that represents a pro rata portion of the monthly distribution for the month in which the partnership merger is closed based on the number of days having elapsed in such monthly period. For example, if we close the partnership merger on September 29, 2005, our common unitholders will receive as part of their per unit partnership merger consideration for their existing common units a monthly distribution of $0.200833 pro rated for the period of September 1 through September 29 (or $0.200833 multiplied by 29/30), which is $0.194139 per unit. In addition, the merger agreement authorizes the payment of regular, monthly distributions to our common unitholders in connection with the declaration and payment by Gables of regular monthly dividends on its outstanding common shares for each full fiscal month ended prior to the closing date of the partnership merger.

Alternatively, holders of our common units may elect to receive, instead of such cash payment, one Class A common unit of limited partnership interest in the surviving partnership plus a per unit distribution equivalent payable in cash equal to the pro rata distribution payable on the common units for the month in which the partnership merger is closed. The terms of the Class A common units are described in greater detail under the section captioned “Merger Agreement—Treatment of Holders of Our Units of Limited Partnership Interest in the Partnership Merger” on page 45. These common units of limited partnership interest are sometimes referred to in this information statement as the “Class A common units.” Holders of existing common units may elect to receive not more than $75 million of Class A common units in the aggregate (with any excess to be subject to pro rata reduction among all holders electing to receive Class A common units). As described below under the section captioned “Interests of Directors and Executive Officers of Gables GP in the Mergers—Election Option for Unitholders” on page 42, some of Gables GP’s directors and executive officers own existing common units of limited partnership interest and are eligible to participate in this exchange.

Under the new partnership agreement, Gables GP and the surviving company will be issued and hold all of the outstanding Class B common units of the surviving partnership, currently estimated to represent approximately 83% of the common units in the surviving partnership (assuming that the maximum number of Class A common units are issued in the partnership merger). The Class B common units will have substantially identical terms to the Class A common units, except that the Class B common units will possess substantially all of the voting rights in the surviving partnership and will not be subject to a “promote” or “carried interest” of the general partner or its affiliate and will not have a redemption right. After the partnership merger, the common units and each of our Series C-1 preferred units, Series D preferred units and Series Z preferred units of limited partnership interest, collectively referred to in this information statement as “preferred units,” will be subject to the rights, duties and obligations set forth in the new partnership agreement. As a result of its ownership of Gables GP and its direct and indirect ownership of all of the outstanding Class B common units, the surviving company will control substantially all surviving partnership matters. In connection with the liquidation of the surviving company, the surviving partnership will redeem all of its outstanding preferred units held by the surviving company after the partnership merger.

The Asset Sale

Gables and our partnership have agreed that we and our subsidiaries will sell certain of our and their real estate assets and transfer certain liabilities to Lion Gables Portfolio Partnership, a Delaware partnership indirectly wholly owned by Bulldog Parent Limited Partnership, pursuant to a real estate purchase agreement. Lion Gables Portfolio Limited Partnership is an entity formed by, and which will be controlled by, Bulldog Parent Limited Partnership in connection with this transaction to provide an efficient post-closing organizational structure for Bulldog Parent Limited Partnership. The sale of real estate assets will occur immediately prior to the completion of the REIT merger and will not decrease or otherwise affect the cash consideration to be received by the holders of Gables’ common shares in the REIT merger or our common unitholders in the partnership merger, which has already been fixed based on the price offered by Clarion for the entire Gables enterprise. It is a condition to completion of the mergers that the asset sale first occur.

Election Procedures for Our Unitholders

We will separately provide materials to you containing an election form and detailed instructions related to the procedures and conditions for electing to receive Class A common units instead of cash in the partnership merger, as well as other important information regarding Class A common units. This document will contain all of the terms and conditions of the election as well as detailed instructions for submitting an election form. You must use the election form to elect to receive Class A common units instead of cash for each of your existing common units which will be cancelled in the partnership merger. Holders of our existing common units may elect to receive not more than $75 million of Class A common units in the aggregate (with any excess to be subject to pro rata reduction among all holders electing to receive Class A common units). Holders who do not make a timely election will be deemed to have made an election to receive cash in connection with the partnership merger.

Partnership Merger Vote Requirement

The consent of the holders of 75% of our outstanding common units of limited partnership interest, is required to approve the partnership merger. Since Gables indirectly owns a 100% general partnership interest in us and directly owns 87.98% of our outstanding common units of limited partnership interest as of the date of this information statement, and is expected to continue to hold more than 75% of our outstanding common units of limited partnership interest as of the date that Gables intends to take action by written consent to approve the partnership merger, the partnership merger will be approved if Gables approves it, without the consent of any other holder of our common units of limited partnership interest. Gables GP, Inc., in its capacity as our general partner, has approved the partnership merger. Pursuant to the merger agreement, Gables has agreed to consent, on behalf of itself and Gables GP, to approve the partnership merger. Your consent to the partnership merger is, therefore, not required.

REIT Merger Vote Requirement

The affirmative vote of the holders of at least a majority of Gables’ outstanding common shares entitled to vote at the special meeting is required to approve the REIT merger. The votes of holders of Gables’ preferred shares are not required to approve the REIT merger.

Determination of the REIT Merger Consideration and the Partnership Merger Consideration

The consideration offered to Gables’ shareholders in the REIT merger and the consideration offered to the holders of our existing common units of limited partnership interest (other than Gables) in the partnership merger was based on arm’s-length negotiations with Clarion. No other particular method of determining the REIT merger consideration and partnership merger consideration was used.

Background of the REIT Merger

In pursuing its objective of enhancing shareholder value, the Gables Board of Trustees has from time to time considered opportunities for a variety of transactions involving Gables, including business combinations and other strategic alliances. Over the course of the last few years, Gables has had informal discussions with various parties for the purpose of exploring their potential interest in, and the feasibility of, a strategic business combination or other strategic transaction as an alternative to continuing to operate under its strategic business plan.

During 2004, the Gables Board of Trustees’ discussions of potential alternate strategies to enhance shareholder value focused on three strategic initiatives: (1) continuing to operate under Gables’ strategic business plan, including, among other things, Gables’ Established Premium Neighborhood strategy; (2) exploring a sale of Gables or other business combination transaction; and (3) selling selected assets followed by a special cash distribution to Gables’ shareholders. In the Gables Board of Trustees’ view, the desirability of pursuing any alternative strategic transaction would have to be considered against the current strategic business plan. For example, the Gables Board of Trustees reviewed expansion of Gables’ markets, including the Washington D.C. and San Diego/Inland Empire markets and, in June 2004, Gables established an operating platform in the San Diego/Inland Empire markets through its acquisition of a San Diego based property management company, Income Growth Property Management, Inc. Gables also established a joint venture arrangement with the New York State Teachers’ Retirement System to acquire and develop assets in the San Diego/Inland Empire and Washington D.C. markets.

On October 6, 2004, following the announcement of the proposed merger transaction between Camden Properties Trust and Summit Properties Inc., two publicly traded REITs focused on multifamily real estate, the Gables Board of Trustees convened a special telephonic meeting to discuss the implications of that transaction for the valuation of companies in Gables’ industry. Among other things, the Gables Board of Trustees discussed Gables’ history of intermittent discussions between 2002 and June 2004 with representatives of Summit Properties Inc. regarding a potential strategic business combination, none of which had progressed beyond a preliminary level and no specific proposals were discussed. The Gables Board of Trustees viewed the Camden Properties Trust /Summit Properties Inc. merger transaction as potentially indicative of market conditions that would support attractive valuations for multifamily real estate companies. In the Board’s view, the potential for a strategic transaction at comparable valuation levels warranted further investigation. The Gables Board of Trustees authorized Mr. Wheeler to contact a limited number of investment banks to obtain their views on the potential valuation of Gables in the current market and the feasibility of undertaking a strategic transaction that would maximize shareholder value.

On October 22, 2004, at a special telephonic meeting, Mr. Wheeler updated the Gables Board of Trustees regarding upcoming meetings that he and other members of senior management had arranged with Wachovia Securities, Advisor A and Advisor B to discuss the current multifamily real estate market, the current capital markets, REIT valuation trends and the merger market outlook. The Gables Board of Trustees discussed Gables’ current strategic business plan and the prospect of a strategic alliance or business combination transaction with another multifamily REIT, although this discussion was not centered on any specific proposal or proposed transaction. The Gables Board of Trustees also reviewed Gables’ prior discussions with Company A, a publicly traded real estate investment trust focused on multifamily real estate, concerning a potential business combination transaction. In September 2001, the Gables Board of Trustees had previously evaluated a proposed business combination transaction with Company A. Negotiations related to a proposed business combination transaction with Company A were suspended indefinitely following the terrorist attacks against the United States on September 11, 2001 in light of the parties’ uncertainty concerning market conditions.

On October 26, 2004, the Gables Board of Trustees convened a special meeting in which senior management participated to review Gables’ current strategic business plan and to continue to discuss the possibility of a strategic transaction as an alternative strategy to maximize shareholder value. The Gables Board of Trustees also discussed whether to engage an investment bank to assist Gables with evaluating market conditions and possible alternatives to its strategic business plan. Mr. Wheeler updated the Gables Board of Trustees with respect to management’s previous and upcoming meetings with investment banks in this regard. Following these discussions, the Gables Board of Trustees authorized Mr. Wheeler to explore, on a preliminary basis, the feasibility of a strategic business transaction with other publicly traded REITs focused on multifamily real estate, who might have the interest and the ability to engage in a strategic business transaction with Gables.

During early November 2004, Mr. Wheeler met with representatives of each of Advisor A, Advisor B and Wachovia Securities and discussed the current multifamily real estate market, the current capital markets, REIT valuation trends and the merger market outlook, as well as their view on the possible strategic alternatives available to Gables. None of Advisor A, Advisor B or Wachovia Securities was formally engaged at this time.

Following the Board meeting, Mr. Wheeler contacted the chief executive officer of Company B, a publicly traded REIT focused in multifamily real estate, whom Mr. Wheeler and the Board viewed as a likely candidate for having an interest in a strategic business combination transaction. Mr. Wheeler scheduled a meeting on November 8, 2004, at which they discussed whether Company B had any potential interest in exploring a business combination with Gables. They discussed generally the current multifamily real estate market and recent business combination transactions in the industry. The discussion of a potential transaction remained at a preliminary level and no specific proposals were discussed. Company B’s chief executive officer indicated that he would consider further a possible transaction and discuss the matter with Company B’s board members.

On November 15, 2004, the Gables Board of Trustees convened a special meeting in which senior management participated for the purpose of further reviewing Gables’ strategic business plan and considering potential strategic alternatives. At this meeting, representatives from Advisor A discussed potential strategic alternatives for Gables and its views relating to the potential valuation of Gables in any such possible strategic alternative. Mr. Wheeler also updated the Gables Board of Trustees regarding meetings that had occurred with other investment banks, including Advisor B and Wachovia Securities, and the various strategies and analyses that each group had discussed. The Gables Board of Trustees also reviewed Gables’ prior negotiations with Company A regarding a possible business combination transaction, including a review and discussion regarding the circumstances that led to preliminary negotiations with Company A in 2001. The Gables Board of Trustees again reviewed the possible valuation of Gables in a strategic transaction in light of the premium paid by Camden Properties Trust in its recent acquisition of Summit Properties Inc. Mr. Wheeler also updated the Gables Board of Trustees with respect to his meeting with the chief executive officer of Company B. The Gables Board of Trustees discussed whether and under what circumstances Mr. Wheeler should approach the chief executive officer of Company A to explore Company A’s interest in a possible strategic business combination.

In late November 2004, the chief executive officer of Company B contacted Mr. Wheeler and indicated that, following discussions with Company B’s board members, Company B was not interested in pursuing a strategic business transaction with Gables.

In meetings that occurred on November 30 and December 1, 2004, the Gables Board of Trustees continued its consideration of pursuing a possible strategic alternative. Mr. Wheeler informed the Gables Board of Trustees that he had spoken with the chief executive officer of Company A at a social event during a recent National Association of Real Estate Investment Trusts, or NAREIT, conference, who then raised the subject of recent business combination transactions in the industry generally and the general state of the multifamily real estate market. In this conversation, the chief executive officer of Company A, among other things, expressed his view that the premium paid by Camden Properties Trust in its acquisition of Summit Properties Inc. was high. Despite these expressed reservations on recent pricing levels, the Board viewed the fact that the chief executive officer of Company A had raised the topic of acquisition activity in the industry as potentially indicating a willingness to consider an acquisition strategy. As such, the Board believed that it was appropriate to pursue further discussions with Company A to assess whether it had any potential interest in exploring a business combination transaction.

Mr. Wheeler also updated the Board on his most recent conversation with Company B and its lack of interest in pursuing a business combination transaction. The Gables Board of Trustees discussed the current state of the multifamily real estate market, including the low capitalization rates in certain of Gables’ markets as a result of increased condominium conversion activity. In the Board’s view, this market dynamic could potentially result in buyers valuing properties, or even Gables, at pricing levels sufficient to warrant further exploration of strategic alternatives such as the sale of selected assets or the sale of Gables. The Board authorized Mr. Wheeler to arrange for a financial advisor to analyze a potential strategic initiative involving the sale of selected assets and to present its conclusions at a future Board meeting.

On January 21, 2005, Lauralee E. Martin, one of Gables’ trustees, updated the Gables Board of Trustees concerning an informal meeting among Mr. Wheeler, the chief executive officer of Company A and her. The individuals had discussed generally the multifamily real estate market and recent business combination transactions in the industry. The chief executive officer of Company A had expressed no interest in Company A pursuing a business combination transaction with Gables. In light of the nature of the discussion, the Board did not perceive further discussions with Company A as likely to be fruitful.

At Gables’ earnings conference call held on February 1, 2005, Mr. Wheeler and other members of management discussed with analysts potential strategic alternatives that Gables might consider to return value to shareholders, including a special distribution, repurchase of Gables’ common shares under the existing share repurchase program and a potential sale of the company. In response to a question from an analyst, Mr. Wheeler hypothetically noted that it was possible that approval to sell Gables could be obtained from the Gables Board of Trustees and from the shareholders for an “all cash” offer of $45.00 per share, but also cautioned that the number of institutions that would be able to finance an “all cash” transaction was limited.

During February 2005, Mr. Wheeler was contacted by an officer of Company C, a financial services company, who conveyed his company’s interest in pursuing a potential strategic business transaction with Gables. Mr. Wheeler participated in various conversations with representatives of Company C to discuss in general terms a potential strategic business transaction. Mr. Wheeler also was contacted by a senior representative of Company D, a financial services company, to discuss his company’s interest in pursuing a potential strategic business transaction and by a managing director of ING Clarion Partners, LLC who also conveyed his company’s interest in pursuing a potential strategic business transaction with Gables.

On February 26, 2005, during a regularly scheduled meeting, Mr. Wheeler updated the Gables Board of Trustees with respect to his preliminary discussions with each of Company C, Company D and Clarion concerning their interest in exploring a possible strategic business transaction. At this meeting, Advisor C presented to the Gables Board of Trustees its analysis of a strategic initiative involving a sale of selected assets followed by a special cash distribution to Gables’ shareholders. The Gables Board of Trustees discussed the potential benefits of such a strategy, including, among other things, the possibility that market conditions in certain of Gables’ markets could result in properties being sold at values that would yield significant proceeds, which could then be returned to shareholders through a special distribution. This strategy would allow Gables to continue operating and provide its shareholders with an opportunity for a future increase in value. The Gables Board of Trustees also discussed the risks inherent in such a strategy, including, among others, the possibility that market conditions could deteriorate during a lengthy implementation period. In particular, the Gables Board of Trustees discussed whether a sale of Gables as a whole, which might not present the same execution risk because it would involve only one buyer and a single transaction, could provide shareholders with comparable or greater value and less execution risk. Following this discussion, the Board determined that further exploration of the feasibility of a sale transaction was warranted and, accordingly, the Gables Board of Trustees authorized Mr. Wheeler to continue informal discussions with Company C, Company D and Clarion.

From time to time, during March and April of 2005, Mr. Wheeler had various conversations and meetings with Company C, Company D and Clarion concerning their interest in pursuing a potential strategic business transaction and publicly available information concerning Gables. During the first week of April 2005, Mr. Wheeler was contacted by a managing director of Lehman Brothers Holdings Inc. who conveyed interest in exploring a potential strategic business transaction between Gables and an entity formed by Lehman Brothers Private Equity and Company E. On April 12, 2005, Mr. Wheeler met in New York with representatives of Lehman and Company E to discuss further a possible strategic business transaction. At this meeting, Mr. Wheeler agreed that Lehman Brothers Private Equity and Company E could discuss publicly available information with Gables’ chief financial officer, Marvin Banks, which discussions occurred intermittently during April 2005. During April 2005, Mr. Wheeler was also contacted by an investment bank that indicated that Company F, a private company, had an interest in pursuing a strategic transaction with Gables.

At a meeting of the Compensation Committee held on April 1, 2005, the Compensation Committee discussed severance and compensation matters for executive officers in the event of a change of control transaction involving Gables and reviewed the amounts that would be payable to senior executives in such circumstances. The Compensation Committee discussed, among other things, that under the current senior executive severance agreements, severance payments payable to members of senior management upon a change of control of Gables would be meaningfully reduced due to the imposition of excise taxes pursuant to applicable Internal Revenue Code provisions. The Compensation Committee discussed with a representative from Goodwin Procter LLP customary practice among publicly traded REITs related to gross-up payments on account of these taxes and, in particular, as a method of incentivizing senior management during a sale process. The Board noted that absent a reasonable structure for retaining and incentivizing all employees, including members of senior management, Gables might encounter difficulties retaining these employees throughout the course of a sale process, particularly those whose expertise in the industry might make them valuable to other real estate companies and firms, including Gables’ competitors.

Subsequent to the meeting, senior management refined its compensation and severance proposals and submitted proposed documents and compensation information to the Compensation Committee for review. On April 19, 2005, the Compensation Committee approved amendments to the existing severance arrangements with certain of Gables’ senior management to take into account such excise taxes upon a change of control of Gables and to enter into severance arrangements with other senior officers in connection with the recent promotions of such individuals. The amendments also changed the cash and equity incentive components of the severance formula which had the effect of increasing the potential severance payments if a triggering transaction occurred during 2005. The Compensation Committee also approved Gables’ senior management incentive compensation plan which, among other things, provides a methodology to calculate annual and long term bonuses to be paid to senior management for the year in which a change of control transaction occurs.

At an Urban Land Institute meeting on April 27, 2005, Mr. Wheeler was approached by the chief executive officer of Company G, a privately held multifamily real estate investment company, concerning Company G’s interest in exploring a possible strategic business combination transaction. Mr. Wheeler also participated in subsequent telephone conversations with the chief executive officer of Company G during the following week to further explore the feasibility of a possible strategic transaction. During these conversations, Company G’s chief executive officer and Mr. Wheeler discussed in general terms Gables’ assets and operations. These subsequent conversations between Mr. Wheeler and the chief executive officer of Company G did not result in any specific proposal or proposed transaction.

In the course of his various conversations with these parties, Mr. Wheeler had indicated that, in the event a company wished to progress beyond preliminary discussions, it should submit a proposal in writing that could be presented to the Gables Board of Trustees, though he did not convey any particular deadline for submitting any such proposals. On May 3, 2005, Gables publicly released its earnings results for the first quarter of 2005 and, on May 4, 2005, held its earnings conference call to discuss its quarterly results with analysts.

Later in the day on May 3, 2005, Gables received a non-binding letter of interest from a joint venture consisting of Lehman Brothers Private Equity and Company E proposing an “all cash” offer of $39.50 per share to acquire all of Gables’ outstanding common shares and all of our outstanding units, which proposal was among other things, based on publicly available information and subject to completion of satisfactory due diligence.

On May 4, 2005, Gables received a non-binding letter of interest from Clarion proposing an all cash offer of $45.00 per share to acquire Gables, which proposal was, among other things, based on publicly available information and subject to completion of satisfactory due diligence.

On the same day, Mr. Wheeler also received a telephone call from a representative of Company F in which Company F orally communicated the general terms of a proposal it intended to submit for the acquisition of Gables. On May 5, 2005, Gables received a non-binding letter of interest from Company F conveying in writing the proposal that had been communicated orally the previous evening, which was comprised of an all cash offer of $44.00 per share to acquire all of its outstanding common shares and all of our outstanding units, which proposal was, among other things, based on publicly available information and subject to completion of satisfactory due diligence.

On May 6, 2005, the Gables Board of Trustees convened a special telephonic meeting to discuss these written proposals. Mr. Wheeler reported on his discussions with each of the bidders. The Gables Board of Trustees discussed the terms of each proposal, including the fact that all of the proposals contemplated an “all cash” transaction. Mr. Wheeler provided the Gables Board of Trustees with some background information related to each of the bidders, their financing plans and, if known, financing sources, the general business strategy of each bidder and a summary of events leading up to the receipt of the proposal letters. The Gables Board of Trustees also discussed the pricing proposed in the letters, the probabilities and risks of increases or decreases in such pricing, the execution risk and other potential factors and events that could affect the likelihood of closing a transaction with any one of the bidders. After reviewing these proposals, the Gables Board of Trustees determined that the proposals reflected pricing and other terms that warranted further discussions with each of the bidders in order to explore in more depth the possibility for a strategic business transaction. The Gables Board of Trustees determined that an organized timetable should be developed providing the bidders with access to confidential information concerning Gables and requesting final proposals by a fixed date.

The Gables Board of Trustees also discussed the desirability of engaging a financial advisor to assist with conducting a bidding process and, if necessary, to provide a fairness opinion. The Gables Board of Trustees authorized proposals to be solicited from Wachovia Securities and Advisor D with respect to the representation of Gables in a potential strategic transaction. The Board believed that these two financial advisors’ experience in the REIT sector and their knowledge of Gables’ assets and operations made them the most appropriate candidates for rendering financial advisory services in connection with a potential transaction. The Gables Board of Trustees also authorized Goodwin Procter LLP, Gables’ outside legal advisor, to prepare a proposed form of merger agreement for distribution to potential bidders.

The Gables Board of Trustees also discussed the potential that Company D might still come forward with a written proposal letter. In its various conversations with Mr. Wheeler, Company D had continued to express interest in a possible strategic business transaction and Company D was viewed by the Board as having the ability to complete a transaction of this magnitude on an all-cash basis. Mr. Wheeler agreed to follow up with Company D to attempt to assess its interest in pursuing a transaction with Gables. In addition to a review of the effect of the proposed transactions on Gables’ shareholders, Mr. Wheeler and a representative of Goodwin Procter LLP discussed with the Gables Board of Trustees the potential treatment of Gables’ preferred shares and of our common units of limited partnership in the proposed transactions, and customary structures for addressing the interests of limited partners in other REIT merger transactions. Following the May 6, 2005 meeting, Mr. Wheeler contacted Company D to inquire whether they remained interested in pursuing an acquisition transaction. Mr. Wheeler indicated that the Gables Board of Trustees had received proposals from other potential bidders and suggested that a written proposal to the Gables Board of Trustees would be an appropriate next step if Company D desired to explore further a possible transaction and to have its proposal evaluated at the same time as other proposals.

On May 9, 2005, Gables retained Wachovia Securities as its financial advisor with respect to a possible sale of the company.

On May 13, 2005, Gables received a non-binding letter of interest from Company D proposing an “all cash” offer in the range of $39.00 to $41.00 per share to acquire all of Gables’ outstanding common shares and all of our outstanding units, which proposal was among other things, based on publicly available information and subject to completion of satisfactory due diligence. In addition, on the same day, Gables entered into a confidentiality and standstill agreement with Company F and provided Company F with access to an electronic due diligence data room.

On May 14, 2005, a letter of instruction regarding the conduct of due diligence in the electronic data room and instructions concerning the submission of final proposals on May 30, 2005 was provided to Company F and made available in the electronic data room.

On May 16, 2005, Gables entered into a confidentiality and standstill agreement with Company D and provided Company D with access to the electronic data room.

On May 17, 2005, Gables entered into a confidentiality and standstill agreement with each of Clarion and Lehman Brothers Inc., which had determined to submit a joint proposal, and provided each of them with access to the electronic data room.

On May 17, 2005, at a regularly scheduled meeting of the Gables Board of Trustees, Mr. Wheeler reported on Gables’ activity related to the proposals and provided a summary of his recent discussions with Company D. The Gables Board of Trustees discussed a timeline for the proposed transaction and the process established for the bidders to complete due diligence and submit final proposals. A representative of Goodwin Procter LLP summarized the potential transaction structure and advised the Gables Board of Trustees as to its duties to Gables’ shareholders and to holders of our common units. In light of these duties and the potential tax consequences to our limited partners from an “all cash” transaction, the Gables Board of Trustees decided to request that each bidder consider providing the holders of our common units with an option to elect to remain as an equity holder in us following the merger on a tax-deferred basis. The Gables Board of Trustees also discussed whether actual or perceived conflicts of interest might arise in the event that one or more bidders were interested in securing employment agreements or consulting arrangements with members of senior management. Clarion indicated in conversations with Mr. Wheeler that it was interested in retaining some members of management (other than Mr. Wheeler) and both Clarion and Company F had requested meetings with management to discuss Gables’ business and affairs. As of this point, no bidders had engaged in any discussions with management concerning post-closing employment. The Gables Board of Trustees discussed implementing procedures during the course of the transaction to mitigate any possible adverse effect of such actual or perceived conflicts of interest arising from any negotiations involving employment or consulting arrangements with senior management. Accordingly, at the request of the Gables Board of Trustees, representatives of Goodwin Procter LLP attended meetings between members of Gables’ senior management and the bidders to monitor the discussion of any employment or consulting arrangements with members of senior management.

On the same date, each of the bidders was provided with a proposed form of merger agreement, a term sheet proposing terms for a new class of units of limited partnership interest to be exchanged for our common units, which served as an initial proposal for providing limited partners with a tax-deferred option, and a revised letter of instruction requesting the submission of initial mark-ups of the proposed form of merger agreement on May 26, 2005 and final proposals on June 2, 2005.

On May 19-20, 2005, members of Gables’ senior management and representatives from Wachovia Securities and Goodwin Procter LLP participated in separate diligence meetings arranged at the request of Clarion and Company F. Topics of discussion included Gables’ business and properties. Company D elected not to participate in a management meeting in order to focus on its proposal.

During May 2005, members of Gables’ senior management participated in various conversations from time to time with representatives of Company D, Company F and Clarion and responded to questions concerning business diligence and financial matters.

On May 26, 2005, Company F and Clarion submitted initial mark-ups of the proposed form of merger agreement. Company F also submitted a mark-up of the proposed term sheet for a new class of units of limited partnership interest in the surviving limited partnership of the partnership merger. Clarion proposed offering cash to all of the holders of our existing units (other than Gables and Gables GP, Inc.) and not providing any tax-deferred option. Company D indicated that it would not be submitting a mark-up of the proposed form of merger agreement at that time, but still anticipated submitting a final bid.

On May 27, 2005, the Gables Board of Trustees convened a special telephonic meeting to review and discuss the initial mark-ups of the proposed form of merger agreement submitted by bidders. The Gables Board of Trustees discussed the terms included in each bidder’s mark-up of the proposed form of merger agreement for an “all cash” acquisition of Gables’ common shares. Representatives from Wachovia Securities updated the Gables Board of Trustees on the bidding process, including a report on the amount of business and legal diligence being conducted by each of the bidders. Mr. Wheeler also updated the Gables Board of Trustees on his communications with each of the bidders, including his communications with Company D related to its decision to delay submitting a mark-up of the proposed merger agreement in order to focus on its final proposal.

A representative of Goodwin Procter LLP advised the Gables Board of Trustees concerning its duties to Gables’ shareholders and our unitholders. The Goodwin Procter LLP representative also discussed with the Gables Board of Trustees the transaction structures proposed by each of Company F and Clarion and reviewed the potential for tax deferral available to holders of our common units contained in the Company F proposal.

On May 31, 2005, Gables was informed that the equity financing arrangements for Company F’s proposal were not finalized and that Company F desired to approach additional potential sources of equity financing. At the request of Company F, Gables agreed to waive certain provisions of the confidentiality and standstill agreement between Company F and Gables in order to provide Company F with an opportunity to arrange its equity financing prior to the proposal deadline. Members of Gables’ senior management individually met with representatives of Clarion and Lehman Brothers and also met with representatives of Company F, in each case with representatives of Goodwin Procter LLP present in such meeting, to discuss matters related to continuation of employment by certain members of management and the conduct of Gables’ business following a possible transaction. No definitive agreements were reached.

On June 2, 2005, Gables received written proposals from each of Company F, Company D and Clarion relating to an “all cash” acquisition of Gables’ common shares. The Gables Board of Trustees convened a special telephonic meeting after Gables received those proposals from Company F and Company D to review on a preliminary basis the financial terms of the proposals. Representatives from Wachovia Securities summarized for the Gables Board of Trustees the financial terms of each of the proposals from Company F and Company D. The Gables Board of Trustees discussed the price per common share, financing arrangements, and whether or not the bidders provided a tax-deferred option for holders of our common units. The representatives from Wachovia Securities also informed the Gables Board of Trustees that a proposal from Clarion was expected to be received later in the evening following the meeting. Mr. Wheeler and Mr. Fitch reported on management’s discussions with the potential bidders and the nature of communications with the bidders relating to the continuation of management and employment arrangements, including the fact that, while preliminary discussions had occurred concerning Clarion’s and Company F’s desire to retain some members of the current management to continue to operate the surviving company’s business, no definitive agreements had been reached with any bidder concerning employment matters post-closing.

Representatives of Goodwin Procter LLP advised the Gables Board of Trustees concerning duties of the Gables Board of Trustees to Gables’ shareholders and holders of our common units.

Mr. Wheeler and Mr. Fitch then excused themselves from the meeting in order for the non-management members of the Gables Board of Trustees (each of whom is independent under NYSE standards) to discuss, in executive session, the proposal and the process related to obtaining the proposals, as well as the process for selecting and reaching a definitive agreement with respect to any of the proposals.

On June 3, 2005, the Gables Board of Trustees convened a special telephonic meeting to continue its review of the proposals. Representatives of Wachovia Securities and Goodwin Procter LLP discussed with the Gables Board of Trustees the terms and conditions included in the proposed merger agreement submitted by each of the bidders on the previous day. The Gables Board of Trustees discussed the merits and risks of each proposal.

The Company D proposal was for an “all cash” transaction for Gables’ common shares at a price per share of $41.50. The holders of our common units would have an opportunity to elect to receive the same amount of cash per unit, or, so long as they were accredited investors, a preferred unit of limited partnership in the partnership that would survive the partnership merger. The proposal from Company D also requested that Gables enter into exclusive negotiations. The proposal from Company D was not subject to any financing condition and Company D would not require any outside financing.

The Clarion proposal was for an “all cash” transaction for Gables’ common shares at a price per share of $43.00. The holders of our common units would have the opportunity to elect to receive the same amount of cash per unit, or, if the issuance of limited partnership interests in the surviving partnership could be accomplished without registration under federal and state securities laws, a common unit of limited partnership in the partnership that would survive the partnership merger with respect to a limited number of units. Clarion’s proposed acquisition structure involved the use of newly formed affiliates as the acquiring entities. As evidence of its financing sources and ability to close the proposed transaction, Clarion included a financing commitment letter from Lehman Brothers Inc. and Lehman Commercial Paper, Inc., which it represented the Lehman parties were prepared to execute, along with the proposed terms of Clarion’s debt financing and a form of guaranty to be provided by ING Bank N.V., an affiliate of Clarion, and Lehman Brothers Holdings Inc., pursuant to which each entity would guaranty a 50% share of the payment obligations and timely performance of the obligations of the Clarion parties to the merger agreement, up to a maximum of $400 million each.

The Company F proposal was for an “all cash” transaction for Gables’ common shares at a price per share of $45.50. The holders of our common units would have an opportunity to elect to receive the same amount of cash per unit, or, so long as they were accredited investors, a preferred unit of limited partnership in the partnership that would survive the partnership merger. The proposal was not subject to any financing contingency, but Company F did not provide a draft commitment letter or other information evidencing that its financing arrangements were finalized.

The Gables Board of Trustees discussed the terms of the proposals and potential execution risks associated with each of the proposals as well as the potential for each of the bidders to increase the per share price in their respective proposal. The Board noted that, despite reflecting the lowest pricing, Company D’s proposal presented the least execution risk because of its ability and willingness to finance a transaction from its own assets. Company F’s proposal, in the Board’s view, presented the greatest execution risk because of its lack of definitive financing commitments, which, in its case, were essential to its ability to close a transaction. A Wachovia Securities representative reported on communications that had occurred with Company F regarding its efforts to obtain financing and submission of its proposal without any financing commitment letter. While Company F had identified potential equity sources, those potential sources had indicated to representatives of Wachovia Securities that they were not in a position, at such time, to commit to provide financing or to commit to any specific financing terms and would need additional time before they could do so. Representatives of Wachovia Securities had also been put in contact with Company F’s proposed lender, who similarly indicated that it was not prepared, at such time, to commit to provide financing and that the terms of such proposed financing had not yet been fully negotiated with Company F. In light of these indications, the Board viewed Company F’s proposal as posing execution risks as well as risk that its proposed price could be decreased in connection with the finalization of its financing arrangements, even assuming agreement could be reached with the potential financing source. The Gables Board of Trustees also requested additional information concerning the financing commitment and guaranty provided with the Clarion proposal and authorized management and Gables’ legal and financial advisors to discuss and negotiate these terms.

During the course of the day and evening of June 3, 2005, Mr. Wheeler and representatives of Wachovia Securities and Goodwin Procter LLP had communications with representatives of Clarion and Lehman Brothers, the lender providing Clarion’s financing, to negotiate the terms of the financing commitment letter, term sheet and guaranty as well as the terms of the merger agreement and related documentation, including negotiating a reduction in the $60 million break-up fee originally proposed by Clarion to $50 million.

During a series of telephone calls during June 3-5, 2005, Mr. Wheeler and representatives from Wachovia Securities had discussions with senior representatives of Company D and its financial advisor as well as representatives of Clarion and Lehman Brothers regarding issues that had been raised by the Gables Board of Trustees concerning their respective proposals, including the proposed price, financing and other terms.

On June 4, 2005, Gables received an alternative proposal from Company F in which it proposed to acquire nine of Gables’ communities for an “all cash” price of approximately $487 million.

On June 5, 2005, the Gables Board of Trustees convened a special meeting in which certain of Gables’ senior management and representatives of Wachovia Securities and Goodwin Procter LLP were present. Mr. Wheeler and the representatives from Wachovia Securities reported on the progress of the negotiations with each of the bidders and other matters related to the potential transaction. The Wachovia Securities representatives informed the Gables Board of Trustees that the representatives from Wachovia Securities had been in contact with a senior representative from Company D and its financial advisor, and had been informed that Company D would be willing to increase its price by up to $0.75 per share. The Wachovia Securities representatives also reported on their communications with Company F. Company F had indicated to Wachovia Securities that Company F had so far been unsuccessful in finalizing its financing arrangements for the transaction and was unable to predict when, if ever, these arrangements could be finalized. Mr. Wheeler reported to the Gables Board of Trustees that during conversations with representatives of Clarion and Lehman Brothers during the weekend, requests had been made by Clarion for Gables to agree to negotiate on an exclusive basis. Mr. Wheeler then recounted for the Gables Board of Trustees his conversations with a senior representative from Company D prior to the meeting in which he was informed that Company D might be willing to increase its price, but that $42.25 would probably be its best offer. Mr. Wheeler then informed the Gables Board of Trustees that, immediately prior to the beginning of the meeting of the Gables Board of Trustees, Clarion had expressed a willingness to increase its proposal to $43.50 a share, but that the offer was only open for the evening and would involve entering into a written agreement providing for a 48 hour exclusive negotiation period. The Gables Board of

Trustees reviewed each of the proposals and discussed with the representatives of Wachovia Securities and Goodwin Procter LLP, among other things, the proposed pricing, exclusivity proposals, conditions to closing, financing and execution risks, termination rights and proposed break-up fees, the ability of the Gables Board of Trustees to respond to unsolicited proposals following the execution of a definitive agreement and announcement of a transaction, treatment of our unitholders and post signing operating covenants.

Wachovia Securities then discussed with the Gables Board of Trustees a financial analysis regarding Gables.

The Gables Board of Trustees also reviewed Gables’ current strategic business plan with senior management and discussed the alternative strategic initiative discussed earlier in 2005 involving a sale of selected assets followed by a special distribution to common shareholders, including the possible ways in which the asset purchase proposal submitted by Company F might be combined with that strategic initiative.

The Wachovia Securities representatives reported that, in their conversation with Clarion, they had asked whether Clarion had any further willingness to increase its proposed price, but had been informed that Clarion was unwilling to increase its proposed price any further. The Gables Board of Trustees agreed that Mr. Wheeler and the representatives from Wachovia Securities should be excused from the meeting to contact Company D and explore with Company D its willingness to increase its offer.

Upon their return to the meeting, Mr. Wheeler and the representatives from Wachovia Securities reported to the Gables Board of Trustees on the discussions with the senior representative of Company D and its financial advisor. Mr. Wheeler informed the Gables Board of Trustees that Company D informed him that it would not increase its pricing beyond an additional $1.00 from its initial “all cash” bid of $41.50 per common share, with the remaining terms of its proposal unchanged. After discussing this development and conferring with its representatives, the Gables Board of Trustees authorized management and Gables’ financial and legal advisors to commence negotiating a merger agreement and ancillary transaction documents with Clarion without entering into any written exclusivity agreement. At this time, the Gables Board of Trustees identified certain specific concerns it had, including, among other things, the size of the proposed $50 million break-up fee.

On the morning of June 6, 2005, representatives of Goodwin Procter LLP, King & Spalding LLP (legal counsel to Clarion) and Hogan & Hartson L.L.P. (legal counsel to Lehman Brothers) began negotiating the terms of a merger agreement and an amended and restated agreement of limited partnership for us. These negotiations continued through the morning of June 7, 2005.

On the evening of June 6, 2005, the Gables Board of Trustees convened in a special telephonic meeting to discuss progress in the negotiations over the past day related to the Clarion proposal. Representatives from Wachovia Securities and Goodwin Procter LLP participated in the meeting. Among other things, the Gables Board of Trustees discussed a negotiated reduction in the proposed break-up fee from $50 million to $43 million, Clarion’s willingness to forego a written exclusivity agreement and resolution of issues involving conditions to closing, non-solicitation provisions, units to be offered to our unitholders and post signing operating covenants. Mr. Wheeler then presented to the Gables Board of Trustees a comparison and analysis of the merger transaction proposed by Clarion with the previously-considered alternative strategic initiative involving the sale of selected assets followed by a special distribution to common shareholders, including a discussion of the two alternatives’ respective execution risk and effect on Gables’ shareholders. The Gables Board of Trustees also discussed the proposed transaction with Clarion as compared to Gables’ current strategic business plan.

Representatives of Goodwin Procter LLP discussed with the Gables Board of Trustees the details of the commitment letter, financing terms and guaranty included with the Clarion proposal. Representatives of Goodwin Procter LLP also reviewed the terms of the proposed amended and restated agreement of limited partnership establishing the terms of the units available to our unitholders and advised the Gables Board of Trustees regarding potential tax implications of the proposed transaction to the unitholders as a group. The Goodwin Procter LLP representatives advised the Gables Board of Trustees of Gables’ obligations with respect to us in connection with the proposed merger transaction and Clarion’s proposed plans to sell certain of Gables’ properties immediately prior to the closing of the proposed merger to another entity affiliated with Clarion.

Wachovia Securities rendered an oral opinion to the Gables Board of Trustees, subsequently confirmed in a written opinion, that, as of June 7, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $43.50 in cash per common share to be received by the holders of Gables’ common shares pursuant to the proposed merger agreement, was fair, from a financial point of view, to such holders. THE OPINION OF WACHOVIA SECURITIES IS NOT A RECOMMENDATION WITH RESPECT TO THE PARTNERSHIP MERGER CONSIDERATION. WACHOVIA SECURITIES IS EXPRESSING NO VIEW ON THE PARTNERSHIP MERGER OR WHETHER ANY HOLDER OF OUR PARTNERSHIP INTERESTS SHOULD CONVERT OR EXCHANGE ITS EXISTING COMMON UNITS FOR CLASS A COMMON UNITS IN THE SURVIVING PARTNERSHIP OR FOR GABLES’ COMMON SHARES. NO HOLDER OF OUR PARTNERSHIP INTERESTS IS ENTITLED TO RELY UPON THE OPINION OF WACHOVIA SECURITIES. After this presentation, the Gables Board of Trustees commenced a discussion concerning the proposed merger transaction with Clarion on the terms as currently negotiated and determined that the proposed merger was advisable and in the best interests of Gables and its shareholders and the holders of our common units of limited partnership interest. The Gables Board of Trustees unanimously approved the mergers pursuant to the terms of the merger agreement.

On the morning of June 7, 2005, the merger agreement was signed by Gables, us, Bulldog Parent Limited Partnership, Bulldog Properties Trust and Bulldog Merger Limited Partnership and a joint press release was issued announcing the execution of the merger agreement. A copy of the merger agreement is attached to this information statement as Exhibit A.

The members of the Gables Board of Trustees also comprise the Board of Directors of Gables GP. All meetings of the Gables Board of Trustees held to consider the REIT merger were conducted as joint meetings of the Gables Board of Trustees and the Board of Directors of Gables GP, with the Gables Board of Trustees making determinations with respect to the REIT merger and the Board of Directors of Gables GP making determinations with respect to the partnership merger. For purposes of the above discussion, references to the Gables Board of Trustees refer to the Board of Directors of Gables GP with respect to all partnership related matters.

Recommendation of the Gables Board of Trustees Concerning the REIT Merger

As described above in the section captioned “Background of the REIT Merger” on page 19, the Gables Board of Trustees determined that the REIT merger and the transactions contemplated by the merger agreement, were advisable and in the best interests of Gables and its shareholders and voted to approve the REIT merger and the transactions contemplated by the merger agreement, at a meeting held on June 6, 2005.

The Gables Board of Trustees believes that the terms of the REIT merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Gables and its shareholders and the holders of our common units of limited partnership interest. Accordingly, the Gables Board of Trustees voted to recommend that the holders of Gables’ common shares approve and vote for the REIT merger.

The Gables Board of Trustees is not making any recommendation to our unitholders with regard to the their election in the partnership merger and has not authorized any other person to make such a recommendation.

Approval of the Partnership Merger by the Board of Directors of Gables GP

The Board of Directors of Gables GP, in its capacity as our general partner, has determined that the partnership merger is advisable and in the best interests of us and our limited partners and has approved the partnership merger. The Board of Directors of Gables GP, however, is not making any recommendation to our unitholders with regard to their election in the partnership merger.

Reasons for the REIT Merger

The Gables Board of Trustees considered both Gables’ short-term and long-term interests, as well as those of its shareholders and the holders of our existing common units of limited partnership interest. In particular, the Gables Board of Trustees considered the following factors, which in the aggregate it deemed potentially favorable, in reaching its decision to approve the REIT merger and the merger agreement:

Value and Form of Merger Consideration. Each of Gables’ common shares that is outstanding at the effective time of the REIT merger will be converted into the right to receive $43.50 in cash, without interest plus an amount that represents a pro rata portion of the monthly dividend for the month in which the REIT merger is closed based on the number of days having elapsed in such monthly period. The REIT merger consideration is fixed and will not be adjusted for changes in the price of Gables’ common shares prior to the closing date of the REIT merger. The price of $43.50 per share represents a premium to the average closing price of Gables’ common shares of approximately:

•	a $5.38, or 14.1%, premium over the average closing price of Gables’ common shares the trading day prior to the public announcement of the REIT merger;

•	a $6.85, or 18.7%, premium over the average closing price of Gables’ common shares for the one month period before the public announcement of the REIT merger;

•	a $8.39, or 23.9%, premium over the average closing price of Gables’ common shares for the three month period before the public announcement of the REIT merger;

•	a $8.24, or 23.4%, premium over the average closing price of Gables’ common shares for the six month period before the public announcement of the REIT merger; and

•	a $8.86, or 25.6%, premium over the average closing price of Gables’ common shares for the one year period before the public announcement of the REIT merger.

The consideration to be received by holders of Gables’ common shares in the REIT merger, which was determined based on arm’s-length negotiations without using any other particular method of determination, represents an attractive price. The payment of cash as a form of merger consideration will provide Gables’ common shareholders with immediate liquidity and value that is not subject to market fluctuation.

Favorable Market Conditions. As discussed under “Background of the REIT Merger” on page 19, the Gables Board of Trustees determined that the REIT merger allows Gables to take advantage of strong demand for multifamily communities, including demand from condominium converters in certain of its markets, which has substantially increased the market value of its communities. This was a key consideration for the Gables Board of Trustees in determining that the REIT merger was more likely to provide Gables’ common shareholders with greater value on a current basis rather than achieving similar returns while continuing to operate as an independent public company with more potential risk.

Gables Business and Prospects. The Gables Board of Trustees believes that the REIT merger represents a more desirable alternative for Gables’ shareholders than continuing to operate as an independent public company under Gables’ current strategic business plan. Although Gables is in the process of executing its strategic plan, in the view of the Gables Board of Trustees, realizing a cash premium in the REIT merger provides more value for Gables’ shareholders on a risk adjusted basis than executing Gables’ strategic business plan.

Other Strategic Alternatives. As discussed under “Background of the REIT Merger” on page 19, in addition to the REIT merger transaction, the Gables Board of Trustees considered other strategic alternatives that might be available to Gables, including a business combination with other potential partners and the sale of a selected number of assets followed by a special distribution to its common shareholders. After considering the potential benefits and risks to Gables and its shareholders associated with this alternative, the Gables Board of Trustees determined that the REIT merger represented the alternative that was in the best interests of Gables’ shareholders.

Wachovia Securities Analysis and Opinion. The Gables Board of Trustees considered as favorable to its determination the opinion and analyses of Wachovia Securities described under the heading “—Opinion of Wachovia Securities With Respect to the REIT Merger” on page 33, including the oral opinion of Wachovia Securities, which was subsequently confirmed in writing, that, as of June 7, 2005 and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken as set forth in its opinion, the $43.50 in cash to be received for each outstanding common share pursuant to the merger agreement is fair from a financial point of view to the holders of such shares. THE OPINION OF WACHOVIA SECURITIES IS NOT A RECOMMENDATION WITH RESPECT TO THE PARTNERSHIP MERGER CONSIDERATION. WACHOVIA SECURITIES IS EXPRESSING NO VIEW ON THE PARTNERSHIP MERGER OR WHETHER ANY HOLDER OF OUR PARTNERSHIP INTERESTS SHOULD CONVERT OR EXCHANGE ITS EXISTING COMMON UNITS FOR CLASS A COMMON UNITS IN THE SURVIVING PARTNERSHIP OR FOR GABLES’ COMMON SHARES. NO HOLDER OF OUR PARTNERSHIP INTERESTS IS ENTITLED TO RELY UPON THE OPINION OF WACHOVIA SECURITIES.

The High Probability of Transaction Completion and Performance Guaranty. The Gables Board of Trustees considered as favorable that, in its judgment, there is a high probability of completing the proposed transaction. Based on Gables’ discussions with and analysis of Bulldog Parent Limited Partnership and review and analysis of the performance guaranty provided by ING Bank N.V. and Lehman Brothers Holdings Inc., the Gables Board of Trustees determined that Bulldog Parent Limited Partnership will have the necessary financing at the closing, to complete the merger transaction. In addition, the merger agreement contains only a limited financing contingency. ING Bank N.V. and Lehman Brothers Holdings Inc. under the guaranty, could be liable to Gables for damages in the event that Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership fail or refuse to proceed with the closing of the transaction in circumstances in which they are otherwise contractually obligated to do so.

Gables Has a Limited Termination Right in the Event of a Superior Competing Transaction. The Gables Board of Trustees is not prohibited from receiving proposals and inquiries for competing business combination transactions. However, if prior to receiving shareholder approval for the REIT merger Gables receives unsolicited inquiries and proposals regarding other potential business combinations that are reasonably likely to lead to a superior proposal, Gables may provide information and participate in discussions and negotiations with respect to any such proposal if the Gables Board of Trustees determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its duties to Gables or its shareholders under applicable law and after consultation with its outside financial advisor that such a proposal is likely to lead to a proposal to be more favorable to Gables’ shareholders than the REIT merger from a financial point of view, taking into account all of the terms and conditions of such proposal, including the financing terms, any conditions to consummation and the likelihood of such proposal being consummated. Upon making such a determination and subject to the satisfaction of specified conditions and payment of a break-up fee, Gables may enter into an agreement with respect to a superior competing transaction with a third party.

Approval of Gables’ Common Shareholders Is Required. The REIT merger is subject to the approval of Gables’ common shareholders and its common shareholders have the option to reject the REIT merger transaction.

The Gables Board of Trustees also considered the following potentially negative factors in its deliberations concerning the REIT merger and the merger agreement:

Holders of Gables’ Common Shares Will Be Unable to Share in Gables’ Future Growth. The Gables Board of Trustees acknowledged that the REIT merger would preclude the holders of common shares of Gables from having the opportunity to participate in the future performance of Gables’ assets and any future appreciation in the value of Gables’ common shares. The holders of Gables’ common shares will no longer share in any future growth of Gables or receive monthly dividends. Since October 2002, Gables has paid annual dividends of $2.41 to its shareholders on a monthly basis and prior to that time on a quarterly basis.

As discussed under the section captioned “Interests of Directors and Executive Officers of Gables GP in the Mergers,” certain of Gables GP’s directors and executive officers, Christopher Wheeler, Marcus Bromley, Marvin Banks and Joseph Wilber hold common units of limited partnership in our partnership and, as such, may continue to participate in the future growth, if any, of our partnership if and to the extent they elect to receive Class A common units in the surviving partnership for their existing units.

Tax Consequences to Gables’ Shareholders. The Gables Board of Trustees acknowledged that the REIT merger is a taxable transaction and, as a result, holders of Gables’ common shares will generally be required to pay taxes on any gains that result from their receipt of the cash consideration and holders of Gables’ preferred shares will be required to pay taxes on any gains that result from their receipt of preferred shares in the surviving company in the REIT merger.

Significant Costs Involved. The Gables Board of Trustees considered the significant costs involved in connection with completing the REIT merger, the substantial management time and effort required to effectuate the REIT merger and the related disruption to Gables’ operations. If the REIT merger is not consummated, then Gables may be required to bear these expenses and the costs of these disruptions.

Prohibition against Soliciting Other Offers. Even though the merger agreement permits the Gables Board of Trustees to receive unsolicited inquiries and proposals regarding other potential business combination transactions, it also prohibits Gables from soliciting, encouraging or taking any other action to facilitate inquiries with respect to competing business combination transactions or initiating, participating or encouraging discussions or negotiations regarding a competing business combination transaction. If Gables receives a superior proposal and ultimately enters into an agreement for such a transaction and subject to the satisfaction of specified conditions, Gables would be obligated to pay a break-up fee in the amount of $43.0 million to Bulldog Parent Limited Partnership.

Benefits to Certain Trustees and Executive Officers. The Gables Board of Trustees also considered the fact that some of Gables’ trustees and executive officers have interests in the REIT merger that differ from, or are in addition to, (and therefore may conflict with), the interests of Gables’ shareholders. The directors and executive officers of Gables GP are the same individuals as the trustees and executive officers of Gables. These interests are discussed under the heading “—Interests of Directors and Executive Officers of Gables GP in the Mergers” on page 39, including the lapsing of restrictions and immediate vesting of common shares awarded under Gables’ benefit plans, the additional severance payments to be received by several of Gables’ executive officers, and the ability of holders of our existing common units of limited partnership interest who elect to exchange their existing common units of limited partnership interest for units in the surviving partnership to defer recognition of income taxes in connection with the partnership merger.

In the opinion of the Gables Board of Trustees, the above factors represent the material potential adverse consequences that could occur as a result of Gables pursuing or completing the REIT merger. In considering the REIT merger, the Gables Board of Trustees considered the impact of these factors on Gables’ shareholders.

In view of the wide variety of factors considered by the Gables Board of Trustees, the Gables Board of Trustees did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The Gables Board of Trustees views its recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all of the factors set forth above, the Gables Board of Trustees determined that the potential benefits of the REIT merger substantially outweigh the potential detriments associated with the REIT merger.

In the event the REIT merger is not completed for any reason, Gables will continue to pursue its strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for its shareholders over time. In addition, subject to Gables’ obligations under the merger agreement, if any, Gables may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities.

Reasons for the Partnership Merger

Under our existing partnership agreement, Gables may not merge with another entity in a transaction in which it will be acquired unless the transaction also includes a merger of us in which our limited partners other than Gables will receive the same merger consideration that will be received by common shareholders of Gables. The members of the Gables Board of Trustees also comprise the Board of Directors of Gables GP. All meetings of the Gables Board of Trustees held to consider the REIT merger were conducted as joint meetings of the Gables Board of Trustees and the Board of Directors of Gables GP, with the Gables Board of Trustees making determinations with respect to the REIT merger and the Board of Directors of Gables GP making determinations with respect to the partnership merger. For purposes of the above discussion, references to the Gables Board of Trustees refer to the Board of Directors of Gables GP with respect to all partnership related matters.

Opinion of Wachovia Securities With Respect to the REIT Merger

The Gables Board of Trustees retained Wachovia Securities to act as its exclusive financial advisor with respect to a possible sale of Gables and its subsidiaries. The Gables Board of Trustees selected Wachovia Securities to act as its exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion to the Gables Board of Trustees and subsequently confirmed it with its written opinion that, as of June 7, 2005, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the $43.50 in cash per common share to be received by holders of common shares of Gables pursuant to the merger agreement was fair, from a financial point of view, to such holders.

THE FULL TEXT OF WACHOVIA SECURITIES’ WRITTEN OPINION, DATED JUNE 7, 2005, WHICH IS ADDRESSED ONLY TO THE HOLDERS OF GABLES’ COMMON SHARES AND SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE OPINION AND THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT B TO THIS INFORMATION STATEMENT. THE OPINION OF WACHOVIA SECURITIES IS NOT A RECOMMENDATION WITH RESPECT TO THE PARTNERSHIP MERGER CONSIDERATION.

THE DESCRIPTION OF THE ATTACHED OPINION, THE ANALYSES UNDERLYING THE ATTACHED OPINION, AND THE ATTACHED OPINION ARE BEING PRODUCED HEREIN FROM THE PROXY STATEMENT SENT TO GABLES’ COMMON SHAREHOLDERS ONLY FOR INFORMATIONAL PURPOSES. WACHOVIA SECURITIES IS EXPRESSING NO VIEW ON THE PARTNERSHIP MERGER OR WHETHER ANY HOLDER OF OUR PARTNERSHIP INTERESTS SHOULD CONVERT OR EXCHANGE ITS EXISTING COMMON UNITS FOR CLASS A COMMON UNITS IN THE SURVIVING PARTNERSHIP OR FOR GABLES’ COMMON SHARES. NO HOLDER OF OUR PARTNERSHIP INTERESTS IS ENTITLED TO RELY UPON THE OPINION OF WACHOVIA SECURITIES.

Wachovia Securities’ opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of Gables’ common shares as to how such holder should vote in connection with the merger agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the merger agreement, including the financial terms of the merger agreement;

•	reviewed annual reports to shareholders and Annual Reports on Form 10-K for Gables for the five years ended December 31, 2004;

•	reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for Gables;

•	reviewed certain business, financial and other information, including financial forecasts, regarding Gables, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by Gables’ management and discussed the business and prospects of Gables’ with its management;

•	participated in discussions and negotiations among representatives of Gables and Bulldog Parent Limited Partnership and their financial and legal advisors;

•	reviewed the reported price and trading activity for Gables’ common shares;

•	considered certain financial data for Gables and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	compared the proposed financial terms of the REIT merger with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and did not assume any responsibility for any independent verification of such information and assumed such accuracy and completeness for purposes of its opinion. With respect to financial forecasts furnished to Wachovia Securities by Gables’ management, Wachovia Securities assumed that they were reasonably prepared and reflected the best current estimates and judgments of management as to Gables’ future financial performance. Wachovia Securities assumed no responsibility for and expressed no view as to Gables’ financial forecasts or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not prepare or obtain any independent evaluations or appraisals of Gables’ assets or liabilities, including any contingent liabilities.

In rendering its opinion, Wachovia Securities assumed that the REIT merger will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the REIT merger or other actions contemplated by the merger agreement in any way meaningful to its analysis.

Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of its opinion. In addition, Wachovia Securities expressed no view on the terms of the partnership merger. Additionally, Wachovia Securities expressed no view on whether any holder of our partnership interests or any other securities of Gables should convert or exchange its partnership interests or other securities into or for Gables’ common shares. Wachovia Securities’ opinion does not address the relative merits of the REIT merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by Gables’ management, or the Gables Board of Trustees or any committee thereof.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia

Securities considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

Historical Stock Trading Analyses. Wachovia Securities reviewed publicly available historical trading prices and volumes for Gables’ common shares for the period between June 6, 2004 and June 6, 2005. In addition, Wachovia Securities compared the $43.50 in cash per common share to be received by holders of Gables’ common shares pursuant to the merger agreement to the average closing trading prices of Gables’ common shares during the 10 day, 30 day, 60 day, 90 day, 180 day and twelve month periods preceding the announcement of the REIT merger. The $43.50 per share offer price represents a premium to the average closing prices of Gables’ common shares as follows:

	Average Closing Price	Premium To Average Closing Price
June 6, 2005	$38.12	14.1%
10-Day Average	$36.85	18.0%
30-Day Average	$36.65	18.7%
60-Day Average	$35.26	23.4%
90-Day Average	$35.11	23.9%
180-Day Average	$35.26	23.4%
Twelve Month Average	$34.64	25.6%

Comparable Companies Analysis. Wachovia Securities compared Gables’ financial, operating and stock market data to the following publicly traded REITs that own or operate multifamily properties:

Archstone-Smith Trust

AvalonBay Communities, Inc.

BRE Properties, Inc.

Camden Property Trust

Equity Residential

Essex Property Trust, Inc.

Post Properties, Inc.

United Dominion Realty Trust, Inc.

Wachovia Securities calculated, among other things, the multiple of per share closing prices to estimated funds from operations (“FFO”) for 2005 for the comparable companies, based upon projected financial information from the Thompson Financial Company First Call (“First Call”) consensus estimates and closing share prices on June 6, 2005. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to projected FFO for the comparable companies and applied this range to Gables’ management’s and First Call’s consensus estimates of estimated FFO for 2005. This analysis produced an implied per share value range for Gables’ common shares of $32.87 to $49.61. The range of implied share prices for Gables’ common shares is outlined below.

	2005 FFO Multiple	Implied Common Share Price Based on Management’s 2005 Estimated FFO	Implied Common Share Price Based on First Call 2005 Estimated FFO
High	21.0x	$49.61	$47.72
Mean	17.4x	$41.03	$39.46
Median	18.1x	$42.72	$41.09
Low	14.5x	$34.17	$32.87

Wachovia Securities selected the companies reviewed in the comparable companies analyses because of, among other reasons, their specialization in the multifamily REIT sector, geographic location, asset quality, market capitalization, and capital structure. None of the companies utilized in the above analyses, however, is identical to Gables. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of Gables.

Selected Transactions Analysis. Wachovia Securities examined selected transactions involving publicly traded multifamily real estate companies announced from 1997 through 2004 and reviewed information relating to FFO and premiums paid in connection with these transactions. Using publicly available information, including estimates of 2005 FFO published by First Call and Gables’ management’s 2005 FFO estimate, Wachovia compared transaction multiples of FFO and premiums paid for the REIT merger with the selected transactions. The selected transactions were:

Acquiror	Target
Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
Camden Property Trust	Summit Properties Inc.
Archstone Communities Trust	Charles E. Smith Residential Realty, Inc.
Equity Residential Properties Trust	Grove Property Trust
Olympus Real Estate Corp.	Walden Residential Properties, Inc.
Whitehall Street Real Estate L.P. and Blackstone Real Estate Advisors	Berkshire Realty Company
Security Capital Pacific Trust	Security Capital Atlantic Incorporated
Apartment Investment and Management Company (AIMCO)	Ambassador Apartments, Inc.
Camden Property Trust	Oasis Residential, Inc.
Equity Residential Properties Trust	Evans Withycombe Residential, Inc.

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to Gables’ management’s and First Call’s consensus estimates of Gables’ FFO for 2005. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices:

	FFO Multiple of Selected Transactions From 1997 Through 2004	Implied Common Share Price Based on Management’s 2005 Estimated FFO	Implied Common Share Price Based on First Call 2005 Estimated FFO
High:	17.5x	$41.36	$39.78
Mean:	11.8x	$27.83	$26.77
Median:	11.5x	$27.13	$26.10
Low:	8.7x	$20.63	$19.84

Wachovia Securities also examined selected transactions involving publicly traded real estate companies announced in 2003 and 2004 with a total transaction size in excess of $1.0 billion. The 2003 and 2004 selected transactions were:

Acquiror	Target
Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
Camden Property Trust	Summit Properties Inc.
Kimco Realty Corporation and DRA Advisors L.L.C	Price Legacy Corporation
General Growth Properties, Inc.	The Rouse Company
Simon Property Group, Inc.	Chelsea Property Group, Inc.
Eaton Vance Corp. and ProLogis Trust	Keystone Property Trust
Hometown America, L.L.C.	Chateau Communities, Inc.

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to Gables’ management’s and First Call’s consensus estimates of Gables’ FFO for 2005. Based upon transaction multiples, Wachovia Securities calculated the following range of implied share prices:

	Transaction FFO Multiple	Implied Common Share Price Based on Management’s 2005 Estimated FFO	Implied Common Share Price Based on First Call 2005 Estimated FFO
High:	17.5x	$41.36	$39.78
Mean:	14.6x	$34.48	$33.17
Median:	14.2x	$33.43	$32.16
Low:	12.9x	$30.41	$29.25

In addition, Wachovia Securities analyzed the premium or discount paid by the acquiror in all of the transactions used in the selected transactions FFO analysis, in relation to the average closing market price of the targets’ common shares on the day prior to announcement of the transaction, and the 10 day, 30 day, 60 day and 90 day average closing prices prior to the announcement of the transaction and the transaction price as of the day of announcement.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to the corresponding averages for the closing prices of Gables common shares. This analysis resulted in the following range of implied share prices for each common share:

Selected Publicly Traded Real Estate Transactions Announced 1997 – 2004

	Implied Common Share Price
	Premium to Prior Day Price	Premium to 10-Day Average	Premium to 30-Day Average	Premium to 60-Day Average	Premium to 90-Day Average
High:	$46.96	$45.26	$44.94	$42.21	$43.01
Mean:	$42.39	$41.38	$41.23	$40.01	$40.14
Median:	$41.67	$40.62	$40.36	$40.63	$41.02
Low:	$39.41	$38.11	$38.21	$34.77	$33.63

Selected Publicly Traded Real Estate Transactions Announced 2003 – 2004
	Implied Common Share Price
	Premium to Prior Day Price	Premium to 10-Day Average	Premium to 30-Day Average	Premium to 60-Day Average	Premium to 90-Day Average
High:	$50.84	$50.29	$50.53	$49.76	$51.43
Mean:	$43.36	$42.60	$43.12	$42.36	$42.75
Median:	$43.20	$43.01	$42.65	$42.21	$41.62
Low:	$37.82	$36.82	$37.30	$36.00	$36.31

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction and because of the inherent differences between Gables’ businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed REIT merger that could affect Gables’ acquisition values and those of such acquired companies, including the size of those transactions and market conditions at the time of those transactions.

Net Asset Valuation Analysis. Using information provided by Gables’ management, Wachovia Securities calculated the net asset value per common share. For this analysis, Wachovia Securities applied a range of blended capitalization rates from 5.20% to 5.60% to Gables’ management’s projected 12 month forward adjusted net operating income (net of recurring capital expenditures). The capitalization rates utilized in this analysis were derived from historical data for comparable asset sales from published sources and from conversations with potential buyers regarding their required rates of return. The resulting gross real estate value was added to the gross value of Gables’ other assets, including its development assets and lease-up properties, less Gables’ outstanding debt and other liabilities and certain estimated transaction costs, to arrive at an estimated net asset value per common share. In applying the range of blended capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $41.46 to $46.71 for common shares.

Discounted Dividend Analysis. Wachovia Securities performed a discounted dividend analysis on Gables using Gables’ management projections for FFO per share and dividend payouts per share for 2005 through 2009. Wachovia Securities calculated the implied present values of projected cash dividends for Gables for 2005 through 2009 using discount rates ranging from 9.0% to 11.0%. Discount rates and terminal value multiples utilized in this analysis were derived from historic REIT equity returns and from the calculation of our weighted average cost of capital using the capital asset pricing model and FFO multiples were derived based upon current and historic trading levels. Wachovia Securities then calculated implied terminal values in 2009 based on multiples ranging from 13.0x FFO to 17.0x FFO. These implied terminal values were then discounted to implied present values using discount rates ranging from 9.0% to 11.0%. Wachovia Securities derived a range of per share values for Gables’ common shares based on the implied present values of Gables’ cash dividends and the implied present values of Gables’ terminal values in 2009. The analysis resulted in a range of implied values per common share of $37.18 to $49.35.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Gables’ control. No company, transaction or business used in the analyses described above is identical to Gables or the proposed REIT merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of Gables’ common shares, as of June 7, 2005, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $43.50 in cash per common share to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated June 7, 2005.

Wachovia Securities’ opinion was one of the many factors taken into consideration by the Gables Board of Trustees in making its determination to approve the REIT merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of the Gables Board of Trustees with respect to the value of Gables’ common shares or of whether the Gables Board of Trustees would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm, and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with Gables and Bulldog Parent Limited Partnership, as well as any of their principals or affiliates. Additionally, in the ordinary course of its business, Wachovia Securities may trade in Gables’ securities and affiliates of Bulldog Parent Limited Partnership for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Wachovia Securities is a participating lender and administrative agent under our $400 million credit facility, which is described in the Current Report on Form 8-K that we filed on April 6, 2005. Wachovia Securities also acted as (1) lead book-running manager for a $150 million note offering by us in March 2005, (2) qualified intermediary in October 2003 for an exchange of properties by us, (3) sole book-running manager for Gables’ $80 million equity offering in August 2003 and (4) lead manager for Gables’ $75 million preferred share offering in May 2003. In connection with these activities, Wachovia Securities earned approximately $3.75 million in fees from Gables. In addition, Wachovia Securities maintains active equity research on Gables and certain affiliates of Bulldog Parent Limited Partnership.

Pursuant to a letter agreement dated May 19, 2005, Gables engaged Wachovia as its exclusive financial advisor with respect to a possible sale of Gables. Pursuant to the terms of this agreement, Gables has agreed to pay Wachovia Securities a customary fee in connection with the consummation of a merger, a portion of which became payable upon delivery of its fairness opinion to the Gables Board of Trustees, and this fee will be credited in full against any advisory fees paid in connection with the REIT merger. In addition, Gables has agreed to reimburse Wachovia Securities for its expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities’ engagement.

Legal Proceedings

On June 10, 2005, a purported class action complaint was filed in the Circuit Court for Baltimore City in the State of Maryland by a plaintiff who is an alleged Gables’ shareholder. This complaint names as defendants Gables, each member of the Gables Board of Trustees and Clarion and principally alleges that the REIT merger and the acts of the trustees constitute a breach of Gables’ and the Gables Board of Trustees’ duties to Gables’ shareholders. The plaintiff in the lawsuit seeks, among other things (1) a declaration that the merger agreement was entered into in a breach of the defendants’ duties and is therefore unenforceable and unlawful, (2) to enjoin the REIT merger unless and until Gables adopts and implements a process to obtain the highest possible price for Gables, (3) to rescind the merger agreement to the extent already implemented, (4) an order directing the defendants to exercise their duties to obtain a transaction which is in the best interests of the Gables’ shareholders until the process for the sale or auction of Gables is completed, (5) unspecified compensatory damages and (6) attorneys’ and experts’ fees. On June 20, 2005, a second class action complaint was filed in the Circuit Court for Baltimore City in the State of Maryland. This complaint names as defendants Gables, each member of the Gables Board of Trustees and Clarion and alleges the same or substantially similar causes of action and seeks the same or substantially similar relief as the first complaint. On August 23, 2005, Gables entered into a memorandum of understanding with the plaintiffs in the two cases described above, pursuant to which Gables agreed in principle to settle these lawsuits. Under the terms of the proposed settlement, which is subject to the execution of definitive settlement documents, completion of confirmatory discovery reasonably satisfactory to plaintiffs’ counsel, and court approval, Gables agreed to make certain additional disclosures in its definitive proxy statement that were not contained in the preliminary proxy statement filed on July 27, 2005 and we have made certain additional disclosures in this definitive information statement that were not contained in the preliminary information statement filed on August 3, 2005. In addition, Gables agreed not to oppose application by plaintiffs’ counsel to the court for an award of attorneys’ fees and expenses in an amount not to exceed in the aggregate $490,000, which would be paid by Gables and its successors.

Interests of Directors and Executive Officers of Gables GP in the Mergers

Some of the directors and executive officers of Gables GP have interests in, and will receive benefits from, the mergers that differ from, or are in addition to, and may conflict with, your interests as a unitholder. These additional interests are described below. The directors and executive officers of Gables GP are the same individuals as the trustees and executive officers of Gables. In addition, the number of our existing common units owned by some of Gables GP’s directors and executive officers as of July 1, 2005 appears below under the section captioned “Principal and Management Unitholders of Our Partnership” on page 70. The Board of Directors of Gables GP is aware of these interests and considered them in approving the partnership merger.

Indemnification and Insurance. The merger agreement provides that Gables, and following the REIT merger, the surviving company will indemnify and hold harmless any person who is a trustee, director or officer of Gables or any of its subsidiaries to the full extent permitted by applicable law. The merger agreement further provides that, prior to the effective time of the REIT merger, Gables will purchase a non-cancelable extended reporting period endorsement under Gables’ existing directors’ and officers’ liability insurance coverage for its trustees and officers with coverage for six years following the closing of the REIT merger. For a more complete discussion of these provisions of the merger agreement, see the section captioned “The Merger Agreement—Indemnification; Director and Officer Insurance” on page 59.

Restricted Shares and Options. Gables’ executive officers and trustees hold options to purchase Gables’ common shares which are all currently exercisable. In accordance with the terms of the merger agreement, any unexercised options to purchase Gables’ common shares held by Gables’ executive officers and trustees as of the closing of the REIT merger will be exchanged for cash in an amount equal to the product of (1) $43.50 minus the exercise price per share and (2) the number of shares subject to the option. If an option’s exercise price equals or exceeds $43.50, the option will be cancelled and each option holder will receive no consideration for such option.

Restricted shares issued to Gables’ executive officers by Gables as long-term incentive compensation are subject to forfeiture if certain holding periods are not met. As a result of the REIT merger, any restrictions or forfeiture provisions will terminate or lapse and the restricted shares will be treated under the merger agreement in the same manner as Gables’ other common shares, including receipt of the per share merger consideration.

Gables’ executive officers and non-employee trustees will be entitled to receive the following amounts (based on the merger consideration) with respect to their existing options to purchase Gables’ common shares and restricted shares:

Executive Officer/ Non-Employee Trustee of Gables	Share Option Amount	Value of Restricted Shares
Chris D. Wheeler	$2,612,513	$473,715
David D. Fitch	0	315,810
Marvin R. Banks, Jr.	1,675,000	315,810
Dawn H. Severt	0	189,486
Susan M. Ansel	124,500	144,203
Douglas R. Chesnut	0	125,019
Joseph G. Wilber	0	155,774
Cristina F. Sullivan	0	144,203
Marcus E. Bromley	0	0
Lauralee E. Martin	338,375	0
John W. McIntyre	0	0
James D. Motta	119,625	0
Chris C. Stroup	0	0

TOTAL	$4,870,013	$1,864,020

Change in Control Payments to Gables’ Executive Officers. Gables is a party to a Senior Executive Severance Agreement with each of David D. Fitch, Chief Executive Officer and President, Chris D. Wheeler, Executive Chairman, Marvin R. Banks, Jr., Senior Vice President and Chief Financial Officer, and Dawn H. Severt, Senior Vice President and Chief Accounting Officer. The merger agreement provides that each of these executive officers will receive a cash payment immediately prior to the effective time of the REIT merger determined under such agreements equal to three times the sum of such executive’s (A) most recent annual base salary, (B) the (i) average of cash bonuses earned as a percentage of the executive’s maximum cash bonus potential for the three most recently completed fiscal years multiplied by (ii) the executive’s maximum cash bonus potential expressed as a percentage of annual base salary and multiplied by (iii) the executive’s most recent annual base salary and (C) the value of 50% of the maximum restricted equity award (determined using the fair market value of the shares immediately prior to the change in control, without regard to any restrictions thereon) for the fiscal year in which the change in control of Gables occurs. Based on a projected closing date of September 30, 2005 and estimated bonus payments, the payment for each of the above executive officers is estimated to be: $3,936,930 to Mr. Fitch; $2,760,492 to Mr. Wheeler; $2,631,750 to Mr. Banks; and $1,459,026 to Ms. Severt.

Gables has also entered into a Senior Executive Severance Agreement with each of Susan M. Ansel, Chief Operating Officer, Douglas R. Chesnut, Senior Vice President—Investments West, Joseph G. Wilber, Senior Vice President-Investments East and Cristina F. Sullivan, Senior Vice President. Each of these executives will be entitled to severance pay in the event of certain covered terminations of employment following a change in control of Gables. Under these agreements, a covered termination occurs if during the 24-month period following a change in control, the employment of such executive is terminated “without cause” or by the executive for “good reason.” In any such event, the executive officer will receive a cash payment equal to two times the sum of such executive’s (A) most recent annual base salary, (B) the (i) average of cash bonuses earned as a percentage of the executive’s maximum cash bonus potential for the three most recently completed fiscal years multiplied by (ii) the executive’s maximum cash bonus potential expressed as a percentage of annual base salary and multiplied by (iii) the executive’s most recent annual base salary (or the executive’s annual base salary immediately prior to the change in control, if higher) and (C) the value of 50% of the maximum restricted equity award (determined using the fair market value of the shares immediately prior to the change in control, without regard to any restrictions thereon) for the fiscal year in which the change in control occurs. Based on a projected closing date of September 30, 2005 and estimated bonus payments and assuming a “covered” termination of employment on September 30, 2005, the amount estimated to be paid to the above four executives is: $1,228,000 to Ms. Ansel; $1,206,000 to Mr. Chesnut; $1,157,600 to Mr. Wilber; and $754,500 to Ms. Sullivan. The parties to the merger agreement have agreed that the REIT merger constitutes a change in control under these agreements. Generally, however, if the executive officer is offered employment by the surviving company, and accepts such offer, or the executive officer rejects an offer of employment that does not give rise to a termination of employment for good reason, then the employee will not be deemed to have been terminated from his or her employment for purposes of the agreements.

All of the above described agreements also provide for a tax gross-up payment to be made to each officer, equal to the amount of excise taxes incurred by that executive under section 4999 of the Internal Revenue Code as a result of payments made in connection with a change in control plus a tax gross-up payment with respect to such excise tax payment such that the officer would be in the same after-tax position as if no excise tax had been imposed under section 4999 of the Internal Revenue Code. Based on a projected closing date of September 30, 2005 and payment of the change in control payments set forth above, the estimated amount of the gross-up payment to each executive officer of Gables is: $1,990,351 to Mr. Fitch; $1,278,982 to Mr. Banks; $1,066,129 to Mr. Wheeler; $728,724 to Ms. Severt; $602,077 to Ms. Ansel; $521,808 to Mr. Wilber; $495,571 to Mr. Chesnut and $307,355 to Ms. Sullivan. These amounts are subject to change depending on a number of variables, including, the timing of completion of the mergers, fluctuations in interest rates, and the retention by MergerCo or its affiliates of the services of Mses. Ansel and Sullivan and Messrs. Chesnut and Wilber as employees.

Senior Management Incentive Compensation Plan. Gables’ Senior Management Incentive Compensation Plan provides for cash and equity bonus awards to be paid to its executive officers based on the individual performance of the executive officer and the performance of Gables’ common shares relative to the NAREIT Multifamily Apartment Index, respectively. The plan provides for such bonus awards to be paid in cash as compensation for services rendered in the year in which a change in control occurs on a prorated basis through the closing date. Assuming a closing date of September 30, 2005, the estimated payments to be made to Gables’ executive officers immediately prior to the effective time of the REIT merger are: $827,670 to Mr. Fitch; $580,529 to Mr. Wheeler; $525,750 to Mr. Banks; $339,000 to Ms. Ansel; $312,600 to Mr. Wilber; $273,257 to Ms. Severt; $270,750 to Mr. Chesnut; and $104,250 to Ms. Sullivan.

Employment of Certain Executive Officers. Certain of Gables’ executive officers may become employed by the surviving company following the closing of the mergers. As of the date of this information statement no definitive employment terms have been negotiated.

Election Option for Unitholders. In connection with the partnership merger, the holders of our common limited partnership units will have the right to elect to receive either cash in the amount of $43.50 per common unit of limited partnership interest or a Class A common unit of limited partnership interest in the surviving partnership. The election to receive Class A common units instead of receiving the cash merger consideration allows holders of our common units to potentially defer recognition of taxable gain that may otherwise result if such holder’s units were converted into the right to receive cash merger consideration.

As a result, this aspect of the transaction is expected to allow Chris D. Wheeler (who beneficially owns 561,923 common units), Marvin R. Banks, Jr. (who beneficially owns 42,667 common units), Joseph G. Wilber (who beneficially owns 20,162 common units) and Marcus E. Bromley (who beneficially owns 105,009 common units) as well as other holders of our common units the opportunity to defer potential taxable gain they may otherwise recognize in an all cash transaction.

Trustees and Executive Officers of Gables after the REIT Merger

In connection with the consummation of the REIT merger, the trustees and executive officers of MergerCo immediately prior to the consummation of the REIT merger will be appointed the trustees and initial officers of the surviving company.

Directors and Executive Officers of Gables GP after the Partnership Merger

In connection with the consummation of the partnership merger, the surviving company will become the sole shareholder of Gables GP and the trustees and initial officers of the surviving company will be appointed the directors and initial officers of Gables GP.

THE MERGER AGREEMENT

The following description is a summary of the material terms of the merger agreement. However, the summary does not contain all of the terms of the merger agreement. The full text of the merger agreement is attached as Exhibit A to this information statement. We encourage you to read the entire merger agreement.

The merger agreement attached to this information statement as Exhibit A has been included to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the parties thereto with respect to the transactions described below, the merger agreement is not intended to be a source of factual, business or operational information about the parties. Such information can be found elsewhere in this information statement and in other public filings that we make with the SEC.

The representations, warranties and covenants made by the parties in the merger agreement are qualified, including by information in the schedules referenced in the merger agreement that we and Gables delivered in connection with the execution of the merger agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the merger agreement, including where the parties do not have complete knowledge of the facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to you. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this information statement. Accordingly, they should not be relied upon as statements of factual information.

The Partnership Merger

Under the merger agreement, Merger Partnership will merge with and into us. We will be the surviving partnership in the partnership merger. The partnership merger will become effective when the certificate of merger is accepted by the Secretary of State of the State of Delaware, or such later time as we and Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership may agree and designate in the certificate of merger. Under the merger agreement, the partnership merger may not occur unless the REIT merger has been completed. The surviving partnership will be named “Lion Gables Realty Limited Partnership.”

Gables GP will continue to be the sole general partner of the surviving partnership immediately following the partnership merger.

Simultaneously with the closing of the partnership merger, the existing partnership agreement of the Merger Partnership will be amended and restated and the surviving partnership will be governed by the provisions of such amended and restated partnership agreement. We refer to the amended and restated partnership agreement of the surviving partnership in this information statement as the “new partnership agreement.”

The REIT Merger

Under the merger agreement, Gables will merge with and into MergerCo, with MergerCo as the surviving company. The closing date of the REIT merger will be no later than the second business day after the closing conditions set forth in the merger agreement are satisfied or waived by Gables and Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, as applicable. The REIT merger will become effective when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with Maryland law, or such later time as Gables and MergerCo may agree and designate in the articles of merger not to exceed 30 days after the articles of merger are accepted for record.

Merger Consideration to be Received by Holders of Gables’ Common Shares

At the effective time of the REIT merger, each common share (other than any common shares held by Gables or any of its wholly owned subsidiaries (including us) or MergerCo) will be converted into the right to receive a cash payment of $43.50, without interest, plus an amount that represents the pro rata portion of the monthly dividend for the month in which the REIT merger is closed based on the number of days having elapsed in such monthly period. The merger consideration is fixed and will not be adjusted based on changes in the price of Gables’ common shares prior to the effective time of the REIT merger. Gables may continue to declare and pay monthly dividends not to exceed $0.200834 per common share for each month that is completed prior to the effective time of the REIT merger.

Treatment of Gables’ Share Options and Restricted Shares

In connection with the REIT merger and pursuant to the merger agreement, each outstanding option to purchase Gables’ common shares under any employee share option or compensation plan, whether or not then exercisable and regardless of exercise price will be cancelled in exchange for the right to receive a single cash payment in an amount equal to the product of (a) $43.50 minus the exercise price per share and (b) the number of shares subject to the option. All payments will be made net of any taxes required to be withheld by Gables or Bulldog Parent Limited Partnership. If an option’s exercise price equals or exceeds $43.50, the option will be cancelled and each option holder will receive no consideration for such option.

All restricted share awards granted under Gables’ equity plans will vest in full immediately prior to the effective time of the REIT merger and will be considered for all purposes of the merger agreement as outstanding common shares of Gables. Holders of such restricted share awards will receive the same per share merger consideration as the other holders of common shares of Gables. All incentive share awards payable pursuant to Gables’ Senior Management Incentive Compensation Plan will be treated in the same manner as the restricted share awards.

Treatment of Gables’ Preferred Shares

As of the effective time of the REIT merger, each of Gables’ issued and outstanding preferred shares will be cancelled and exchanged for the right to receive preferred shares of the surviving company as follows:

•	each of Gables’ 7.875% Series C-1 Cumulative Redeemable Preferred Shares, par value $0.01 per share, will be automatically converted into, and cancelled in exchange for, the right to receive one Series C-1 preferred share of beneficial interest of the surviving company with terms that are materially the same as Gables’ outstanding Series C-1 preferred shares;

•	each of Gables’ 7.50% Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share, will be automatically converted into, and cancelled in exchange for, the right to receive one Series D preferred share of beneficial interest of the surviving company with terms that are materially the same as Gables’ outstanding Series D preferred shares; and

•	each of Gables’ 5.00% Series Z Cumulative Redeemable Preferred Shares, par value $0.01 per share, will be automatically converted into, and cancelled in exchange for, the right to receive one Series Z preferred share of beneficial interest of the surviving company with terms that are materially the same as Gables’ outstanding Series Z preferred shares.

We have been advised by Bulldog Parent Limited Partnership that immediately following the REIT merger and the partnership merger, and on the same day as the mergers are completed, Bulldog Parent Limited Partnership intends to cause the surviving company, which will be wholly owned by a newly formed real estate investment trust that is wholly owned by Bulldog Parent Limited Partnership, to be liquidated and dissolved. In the liquidation, all then outstanding preferred shares of the surviving company will be cancelled and holders will be entitled to receive a cash liquidation distribution in accordance with the terms of the articles supplementary classifying the respective series of preferred shares. In connection with the liquidation and dissolution, all of the surviving partnership’s then outstanding preferred units of limited partnership will be redeemed and we expect that Bulldog Parent Limited Partnership will cause the surviving company to set aside sufficient funds on the closing date of the mergers to pay the aggregate liquidation preferences of the surviving company’s outstanding preferred shares. The liquidation payment date is anticipated to occur 30 days after completion of the mergers.

Treatment of Holders of Our Units of Limited Partnership Interest in the Partnership Merger

In connection with the partnership merger, each of our existing common units of limited partnership interest, other than existing common units held by Gables and Gables GP, will be converted into and cancelled in exchange for the right to elect to receive $43.50 in cash, without interest, per unit plus an amount that represents a pro rata portion of the monthly distribution for the month in which the partnership merger is closed based on the number of days having elapsed in such monthly period. Alternatively, holders of our existing common units may elect to receive, instead of such cash payment, one Class A common unit of limited partnership interest in the surviving partnership plus a per unit distribution equivalent payable in cash equal to the pro rata distribution payable on our existing common units for the month in which the partnership merger is closed. Holders of our existing common units may elect to hold not more than $75 million of Class A common units in the aggregate (with any excess being subject to pro rata reduction among all holders electing to receive Class A common units). As described above under the section captioned “The Transactions—Interests of Directors and Executive Officers of Gables GP in the Mergers—Election Option for Unitholders” on page 42, some of the directors and executive officers of Gables GP own our common units of limited partnership interest and are eligible to participate in this exchange.

In general, the Class A common units will have the following terms:

•	each Class A common unit will be entitled to receive distributions at such time and in such amounts as determined by the general partner in its sole and absolute discretion; it is not currently expected that cash distributions will be made to limited partners for the foreseeable future because the distributions of available cash will, among other things, be subject to the prepayment requirements contained in the surviving partnership credit facility and are also anticipated to be utilized to enable the surviving partnership to fund new investments;

•	during the four year period following the closing of the partnership merger, the holder may require that the surviving partnership redeem its units for a redemption price of $43.50 minus the portion of prior distributions that represent a return of invested capital (rather than operating income);

•	the holders of Class A common units will have only limited voting rights or rights to consent to any matter requiring the consent or approval of the partners of the surviving partnership, except for matters described in the new partnership agreement;

•	in the event that the surviving company sells the Class B common units to an unaffiliated third party for consideration per unit in excess of the then applicable Class A common unit redemption amount, as defined in the new partnership agreement, the holders of Class A common units (other than MergerCo and the general partner of the surviving partnership) at the sole election of the general partner of the surviving partnership, may either (a) have the right to elect to have all or part of their Class A common units redeemed by the surviving partnership upon consummation of such sale or (b) be required to sell all or part of the Class A common units to the proposed third party purchaser for the same price and on the same terms as received by MergerCo and the general partner of the surviving partnership. This “tag-along sale right” is also exercisable at any time Bulldog Parent Limited Partnership and its affiliates propose to sell a majority of their common shares in the surviving company, other than in connection with the initial syndication to equity investors of interests in Bulldog Parent Limited Partnership occurring at any time, to any person other than an affiliate of the general partner, for a consideration per share having an aggregate value in excess of the aggregate amount that would be payable for each Class B common unit if such unit were redeemed at the Class A common unit redemption amount then in effect;

•	in the event that the general partner and the surviving company, with respect to the surviving partnership, or Bulldog Parent Limited Partnership and its affiliates, with respect to the surviving company, propose to engage in (a) a sale, transfer, merger of other disposition to a non-affiliate a majority of their Class B common units or their common shares in the surviving company or (b) a sale, transfer or other disposition to a non-affiliate of all or substantially all of the assets of the surviving partnership or the surviving company, then the general partner, the surviving company and Bulldog Parent Limited Partnership, as the case may be, may require all (but not less than all) of the holders of Class A common units to transfer or sell all (but not less than all) of their Class A common units and/or vote their Class A common units in favor of such a transaction;

•	taxable income will be allocated to the holders of Class A common units, however, the surviving partnership is not required to make any tax distributions;

•	the general partner of the surviving partnership or an affiliate will be entitled to receive (a) customary management fees and (b) a “carried interest” after the Class A common units have received distributions equal to their redemption amount plus an agreed to preferred return, however, under certain circumstances, the holders of Class A common units may receive the benefit of more favorable carried interest and management fee provisions negotiated by large direct or indirect investors in MergerCo or its affiliates;

•	there will be no tax protection in the form of prohibitions or restrictions on the sale of assets by the surviving partnership or requirements for debt maintenance; and

•	to the extent that current unitholders elect to receive Class A common units in the surviving partnership, they will have the ability to keep existing deficit restoration agreements or enter into four year liability guarantees for the purposes of potential tax deferral.

Under the new partnership agreement, Gables GP and the surviving company will be issued and hold all of the outstanding Class B common units of the surviving partnership, currently estimated to represent approximately 83% of the common units in the surviving partnership (assuming the maximum number of Class A common units are issued in connection with the partnership merger). The Class B common units will have substantially identical terms to the Class A common units, except that the Class B common units will possess substantially all of the voting rights in the surviving partnership and will not be subject to the “promote” or “carried interest” of the general partner or its affiliate and will not have a redemption right. After the partnership merger, the common units and the preferred units will be subject to the rights, duties and obligations set forth in the new partnership agreement. As a result of its ownership of Gables GP and its direct and indirect ownership of all of the outstanding Class B common units, the surviving company will control substantially all surviving partnership matters.

Treatment of Senior Unsecured Notes

We have five series of senior unsecured notes that are issued and outstanding under an indenture, dated as of March 23, 1998, between us and Wachovia Bank, National Association, as successor to First Union National Bank, as trustee, as supplemented for each series of notes: 7.25% senior notes due 2006, 5.75% senior notes due 2007, 5.86% senior notes due 2009, 6.10% senior notes due 2010 and 5.00% senior notes due 2010. We have been advised by Bulldog Parent Limited Partnership that on the closing date of the partnership merger, it is anticipated that these notes will be called for redemption and amounts will be deposited with the trustee for the payment of the redemption price (including any required make-whole amount) in accordance with the terms of the notes in full satisfaction and discharge of the indenture as to each series of notes.

The Asset Sale

We and Gables have agreed that we and certain of our subsidiaries will sell approximately 45 of our or their real estate assets to Lion Gables Portfolio Limited Partnership, a Delaware partnership indirectly wholly owned by Bulldog Parent Limited Partnership, pursuant to a real estate purchase agreement. Lion Gables Portfolio Limited Partnership is an entity formed by, and which will be controlled by, Bulldog Parent Limited Partnership in connection with this transaction to provide an efficient post-closing organizational structure for Bulldog Parent Limited Partnership. This sale of real estate assets will occur immediately prior to the completion of the REIT merger and will not decrease or otherwise affect the cash consideration to be received by our common unitholders in the partnership merger, which has already been fixed based on the price offered by Clarion for the entire Gables enterprise.

Payment Procedures for Partnership Merger Consideration Payable in Cash

Bulldog Parent Limited Partnership will cause to be deposited with the paying agent cash in the amount of the aggregate partnership merger consideration payable in cash to holders of our common units. The cash partnership merger consideration will be paid to our common unitholders for common units for which the holder has not elected to receive Class A common units promptly following the consummation of the partnership merger, net of any applicable withholding tax. No interest will be paid on cash paid pursuant to the partnership merger.

Representations and Warranties of Our Partnership and Gables

We and Gables have made certain customary representations and warranties to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, subject to exceptions disclosed pursuant to the merger agreement and to customary qualifications for materiality. These representations and warranties include, but are not limited to, the following:

•	Gables is a validly existing real estate investment trust, we are a validly existing limited partnership and each of Gables’ other subsidiaries and joint ventures is validly existing, and each of Gables, us and Gables’ other subsidiaries and joint ventures have the requisite power to carry on our and their respective businesses;

•	we and Gables have the requisite organizational power and authority to enter into the merger agreement and to consummate the transactions that it contemplates;

•	the merger agreement constitutes a valid and legally binding obligation of Gables and us enforceable against Gables and us in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

•	the capitalization of Gables and our partnership;

•	the ownership of Gables’ subsidiaries (including Gables GP and us);

•	the consummation of the mergers or performance of the merger agreement will not violate any laws or the terms of any material contracts which, individually or in the aggregate, would reasonably be likely to have a material adverse effect (as defined in the merger agreement) on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	all reports that we and Gables have filed with the SEC since January 1, 2002, complied, as of their respective dates, in all material respects with the applicable requirements of federal securities statutes and regulations;

•	there are no material liabilities that we and Gables did not disclose to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership other than (1) liabilities disclosed in Gables’ and our SEC reports filed prior to June 7, 2005, (2) liabilities incurred on behalf of Gables’ or its subsidiaries (including Gables GP and us) in connection with the merger agreement and the mergers and (3) liabilities incurred in the ordinary course of business since March 31, 2005 as would not individually or in aggregate reasonably be expected to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership all litigation or legal proceedings pending that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership all material consents required to be obtained by Gables in connection with entering into the merger agreement and consummating the transactions that it contemplates;

•	Gables and its subsidiaries (including Gables GP and us) have conducted business only in the ordinary course consistent with past practice, and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Gables and its subsidiaries (including Gables GP and us) taken as a whole, in each case since January 1, 2005;

•	Gables has qualified for tax treatment as a real estate investment trust for federal income tax purposes, or “REIT,” for all taxable years commencing with our taxable year ended December 31, 1994 through December 31, 2004, and Gables has operated since December 31, 2004 through June 7, 2005 in a manner that will permit Gables to qualify as a REIT in its current taxable year and intend to continue to operate in such a manner as to permit Gables to continue to qualify as a REIT for its taxable year ending with the REIT merger;

•	Gables and its subsidiaries (including Gables GP and us) have paid all material taxes which are required to be paid and, except as disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, filed all necessary tax returns;

•	Gables and its subsidiaries (including Gables GP and us) hold their real properties, except as disclosed, in fee simple and such properties are not subject to material undisclosed liens or restrictions and none of Gables’ and its subsidiaries’ real properties are being operated in material violation of any law;

•	there are no material structural defects relating to any of Gables’ and its subsidiaries’ (including our and our subsidiaries’) properties which would be reasonably likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables and its subsidiaries (including Gables GP and us) have complied with applicable environmental laws, except to the extent that any failures to comply, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership Gables’ and its affiliates’ employee benefit plans and such employee benefit plans have been operated in material compliance with applicable laws except as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables has received an opinion from Wachovia Securities that the $43.50 per share to be received by the common shareholders of Gables in the REIT merger is fair to Gables’ common shareholders from a financial point of view;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership certain material contracts and arrangements, and such contracts are valid, binding and enforceable;

•	except as disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, Gables and its subsidiaries (including Gables GP and us) are not in violation of any provision of their respective charter documents, or any order, law, rule or regulation to which any of their respective properties or assets are subject, except for those violations that, alone or together with all other violations, would not reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•

Gables and its subsidiaries (including Gables GP and us) are not in default or violation of any provision of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises or other instruments or obligations, except those defaults or violations that would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables and its subsidiaries (including Gables GP and us) have been operated at all times in accordance with applicable laws, except for any non-compliance as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables and its subsidiaries (including Gables GP and us) have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their respective businesses except where the failure to do so, alone or together with all such failures, would not reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables and its subsidiaries (including Gables GP and us) are not parties to any collective bargaining agreement, contract or other agreement or understanding with any labor union or labor union organization, nor is Gables aware of any efforts to organize its employees;

•	Gables and its subsidiaries (including Gables GP and us) are not subject to any pending unfair labor practice or labor arbitration proceeding and Gables is not aware of any threatened proceeding;

•	Gables and its subsidiaries (including Gables GP and us) own or are licensed to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights currently used in our respective businesses, except as, individually or in the aggregate, would not reasonably be likely to have a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables maintains insurance with reputable insurers or maintain self-insurance practices in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Gables, and Gables has not received any written notice of cancellation or termination with respect to any insurance policy which has not been replaced on substantially similar terms prior to the date of cancellation, nor is there any claim by Gables or one of its subsidiaries (including Gables GP and us) pending which has been denied or disputed by the insurer and would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Gables and its subsidiaries (including Gables GP and us), taken as a whole;

•	except for Wachovia Securities, no person is entitled to any finder’s fees, brokerage or agent’s commissions or like payments in connection with the negotiation of the merger agreement or the consummation of the mergers;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership all material transactions between Gables or its subsidiaries (including Gables GP and us) and its or its subsidiaries’ trustees, directors, officers and affiliates;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership the shareholder and unitholder votes that are necessary to approve the REIT merger and the partnership merger;

•	Gables and its subsidiaries (including Gables GP and us) are not investment companies for purposes of the federal securities laws;

•	Gables and its subsidiaries (including Gables GP and us) have taken all necessary actions to exempt the transactions contemplated by the merger agreement from state takeover statutes and ownership limitations in their respective organizational documents;

•	we and Gables have disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, the amounts payable to the employees, officers and directors of Gables and its subsidiaries

(including Gables GP and us) resulting from the merger agreement and the transactions contemplated by it; and

•	the information related to Gables and its subsidiaries (including Gables GP and us) in this information statement, the Gables proxy statement and other SEC documents to be filed with the SEC in connection with the merger agreement will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

Representation and Warranties of the Other Parties to the Merger Agreement

Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership have made certain customary representations and warranties to Gables and to us, subject to exceptions disclosed to Gables and to us and to customary qualifications for materiality. These representations and warranties include, but are not limited to, the following:

•	they are validly existing real estate investment trusts or limited partnerships, as applicable;

•	they have the requisite organization power and authority to enter into the merger agreement and the transactions that it contemplates;

•	the merger agreement constitutes a valid and legally binding obligation of each of them enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

•	there is no litigation or legal proceeding pending to which any of them is a party that would reasonably be likely to have a material adverse effect on them;

•	subject to the absence of any market material adverse condition described under the section captioned “—Financing Commitment/Guaranty” on page 56, Bulldog Parent Limited Partnership will have sufficient funds at closing to pay the aggregate merger consideration and all fees and expenses in connection with the mergers, and has delivered to Gables and to us a copy of the executed debt commitment letter received by them in the amount of $2.025 billion plus the amount of fees and expenses relating to the transactions contemplated by the merger agreement and a performance guaranty in the aggregate amount of $800 million, in each case as described in greater detail under the section captioned “—Financing Commitment/Guaranty” on page 56; and

•	except for Lehman Brothers Inc., no person is entitled to any finder’s fees, brokerage or agent’s commissions or like payments in connection with the negotiations of the merger agreement or the consummation of the mergers;

Covenants Regarding Conduct of Our Business

During the period from June 7, 2005 to the earlier of the effective time of the REIT merger or termination of the merger agreement, Gables has agreed to use reasonable best efforts to, and to cause each of its subsidiaries (including Gables GP and us) to use reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice, and use reasonable best efforts to preserve intact their respective business organizations, keep available the services of their present officers and employees consistent with past practices and preserve their relationships with customers, suppliers and others having business dealings with Gables and its subsidiaries (including Gables GP and us). Gables has also agreed to comply with, and to cause its subsidiaries (including Gables GP and us) to comply with all applicable laws, including the timely filing of reports, forms or other documents with the SEC.

Without limiting the foregoing, the parties to the merger agreement have agreed that, among other things, subject to the exceptions enumerated in the merger agreement, Gables and its subsidiaries (including Gables GP and us) will not:

•	split, combine or reclassify any of Gables’ shares of beneficial interest or our partnership interests;

•	declare, set aside or pay any dividends or distributions on any of Gables’ or our equity securities, with the exception of regular monthly dividends on Gables’ common shares and regular monthly distributions on our common units of limited partnership interest, not to exceed $0.200834 per share or unit, for each completed fiscal month prior to the closing date of the REIT merger, dividends on Gables’ preferred shares and distributions on our preferred units in accordance with their terms and dividends or distributions paid by any of Gables’ other wholly owned subsidiaries to Gables or any of its subsidiaries that is, directly or indirectly, wholly owned by Gables (including Gables GP and us);

•	except as disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, issue, sell or agree or commit to issue or sell any of Gables shares of beneficial interest or similar interest of any class or any other securities or economic equivalents;

•	except for obligations in effect on June 7, 2005 or as otherwise disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership or as agreed upon by the parties, purchase, acquire, sell, lease, encumber, transfer or dispose of any of Gables or its subsidiaries’ (including our and our subsidiaries’) assets;

•	except as disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, for borrowings for working capital and refundable earnest money deposits using existing lines of credit and for borrowings consistent with operating protocols for development, construction and acquisition activities, incur or guarantee indebtedness, issue, sell, repurchase or redeem debt securities, make loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien on any material asset;

•	except pursuant to any mandatory payments under existing credit facilities, pay, discharge or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice;

•	change any of Gables’ or its subsidiaries’ (including our and our subsidiaries’) accounting principles or practices except as required by GAAP;

•	except as required by law, adopt any new, or amend or terminate, any existing employee program or enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Gables or any of its subsidiaries (including Gables GP and us) and any of Gables or its subsidiaries’ (including our and our subsidiaries’) directors or executive officers;

•	except for normal increases in the ordinary course of business consistent with past practice and provided for in Gables’ 2005 operating budget or as previously disclosed, increase the compensation or benefits of any of Gables’ or its subsidiaries’ (including our and our subsidiaries’) officers or employees;

•	grant to any officer, director or employee any new severance, change of control or termination pay or benefits, or amend or terminate any right to receive such benefits;

•	except as required to comply with law or Gables’ and our obligations under the merger agreement, amend its or any of its subsidiaries’ (including our and our subsidiaries’) charter documents;

•	except as otherwise permitted or contemplated by the merger agreement, authorize or adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring or reorganization of Gables or its subsidiaries (including Gables GP and us);

•	except as disclosed to Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, settle or compromise any litigation, except for settlements or compromises where the amount paid after reduction for any insurance proceeds actually received does not exceed $500,000 in the aggregate;

•	amend any term of any of Gables’ or its subsidiaries’ (including our and our subsidiaries’) outstanding securities;

•	enter into, or amend or modify any material contract or waive, release or assign any material rights or claims under any material contract;

•	merge or consolidate with any other entity in any transaction;

•	form or commence the operations of any business, corporation, partnership, joint venture, business association or other business organization or division of a business organization;

•	mortgage or pledge any of Gables or its subsidiaries’ (including our and our subsidiaries’) assets;

•	enter into, or amend or modify, any tax protection agreement or take any action that would, or could reasonably expected to, violate any tax protection agreement;

•	make or rescind any material express or deemed tax election, except as necessary to preserve Gables’ status as a REIT and preserve the status of each of its subsidiaries (including Gables GP and us) as a partnership for federal income tax purposes, qualified REIT subsidiary or taxable REIT subsidiary;

•	file an amendment to any material tax return;

•	settle or compromise any material tax liability, other than settling appeals of property tax valuations;

•	authorize, commit to or make any equipment purchases or capital expenditures not provided for in Gables’ 2005 operating budget and capital budget; or

•	enter into an agreement to take any of the foregoing actions.

Other Covenants

We, Gables and the other parties to the merger agreement have agreed to various covenants regarding general matters. Some of these covenants are mutual, while others have been made either only by Gables and us or only by Bulldog Parent Limited Partnership, MergerCo and/or the Merger Partnership.

The mutual covenants regarding general matters include, but are not limited to:

•	using reasonable best efforts to take all action necessary to consummate and make effective the REIT merger, the partnership merger and the asset sale, including cooperating to obtain any necessary consents from third parties and cooperating to defend all lawsuits or other proceedings challenging the merger agreement or consummation of the asset sale, the REIT merger or the partnership merger; and

•	cooperating to prepare and file the Gables proxy statement, this information statement and any other filing required under the Securities Exchange Act of 1934 or any other federal, state or foreign law relating to the REIT merger, the partnership merger and the asset sale.

The covenants regarding general matters that we and Gables have made include, but are not limited to:

•	preparing and filing with the SEC the Gables proxy statement and holding a special meeting of Gables’ common shareholders to vote on the REIT merger;

•	recommending that holders of Gables’ common shares approve the REIT merger at the special meeting;

•	preparing and filing with the SEC an information statement with regard to the partner vote on the partnership merger and voting, on behalf of Gables and Gables GP, to approve the partnership merger;

•	providing Bulldog Parent Limited Partnership the opportunity to participate in the defense or settlement of any shareholder or partner litigation against Gables, the Gables Board of Trustees, Gables GP or an operating subsidiary relating to the asset sale, the REIT merger, the partnership merger or the other transactions contemplated by the merger agreement, and agreeing to obtain the consent of Bulldog Parent Limited Partnership for any settlements of such litigation that would exceed, individually or in the aggregate, $1.5 million or which would put restrictions on Gables or us after the effective time of the mergers; and

•	providing Bulldog Parent Limited Partnership and its agents with access to Gables’ and its subsidiaries’ (including our and our subsidiaries’) properties, books, records, contracts and other information.

The covenants regarding general matters that Bulldog Parent Limited Partnership, MergerCo and/or the Merger Partnership have made include, but are not limited to:

•	honoring in accordance with their terms all of Gables’ severance arrangements and employee agreements, as well as its Senior Management Incentive Compensation Plan, Severance and Stay Bonus Plan, Investment Performance Bonus Plans and its deferred compensation plans;

•	providing Gables’ employees who remain employed by Bulldog Parent Limited Partnership or its subsidiaries, for a period of not less than one year, benefits (other than equity-based compensation) comparable to those that Gables has in place prior to the effective time of the REIT merger; and

•	agreeing not to take any action following the closing that is inconsistent with Gables’ status as a REIT for any period prior to the closing.

No Solicitation

The merger agreement prevents Gables, its subsidiaries (including Gables GP and us) and their respective representatives from:

•	soliciting, initiating or knowingly encouraging, or knowingly taking any other action to facilitate (including by furnishing non public information), directly or indirectly, any inquiries with respect to an “acquisition proposal,” as defined below, or making any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal; or

•	initiating, participating in or knowingly encouraging any discussions or negotiations regarding an acquisition proposal.

For these purposes, an “acquisition proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (1) merger, consolidation or similar transaction involving Gables, us or any of Gables’ other significant subsidiaries, (2) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any of Gables’ or its subsidiaries’ (including our and our subsidiaries’) assets representing 20% or more of the consolidated assets of Gables and its subsidiaries (including Gables GP and us), (3) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or similar transaction), securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of Gables, (4) a tender offer or exchange offer in which any person or group will acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of Gables’ outstanding common shares or our outstanding equity interests, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Gables or us or (6) a transaction that is similar in form, purpose or function to the transactions described in clauses (1)-(5) above, other than the REIT merger and the other transactions contemplated by the merger agreement.

At any time prior to receipt of approval by Gables’ common shareholders of the REIT merger, if Gables receives a bona fide written acquisition proposal from a third party that was unsolicited or that did not otherwise violate the no solicitation provisions of the merger agreement, Gables may furnish, or cause to be furnished, non-public information with respect to Gables and its subsidiaries (including Gables GP and us) to the person or entity making the acquisition proposal and participate in discussions and negotiations regarding the acquisition proposal, provided the following conditions are met:

•	the Gables Board of Trustees determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its duties to Gables or its shareholders under applicable law;

•	prior to taking such action, Gables enters into a confidentiality agreement with respect to the acquisition proposal that contains provisions no less restrictive on the third party making the proposal than the confidentiality agreement between Gables and Clarion executed prior to the merger agreement; and

•	the Gables Board of Trustees determines in good faith, after consultation with its outside financial adviser, that such acquisition proposal is reasonably likely to lead to a “superior proposal,” which is defined to mean an acquisition proposal (substituting 50% for 20% in the definition of acquisition proposal) which the Gables Board of Trustees determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to Gables’ common shareholders than the REIT merger from a financial point of view (after taking into account all of the terms and conditions of such acquisition proposal, including the financial terms, any conditions to consummation and the likelihood of consummation).

Gables is required under the merger agreement to provide prompt oral and written notice to Bulldog Parent Limited Partnership of the following: (1) receipt by Gables or any of its subsidiaries (including Gables GP and us) or representatives of an acquisition proposal or any modification or amendment of such proposal, (2) the material terms and conditions of such proposal, (3) the identity of the person or entity making such proposal, and (4) Gables’ intention to furnish information or enter into discussions or negotiations with such person or entity. Under these circumstances, Gables will have a continuing obligation under the merger agreement to keep Bulldog Parent Limited Partnership informed of the status and details of the proposal or inquiry, including any material changes to the status or terms of the proposal.

The Gables Board of Trustees has agreed to recommend to Gables’ common shareholders the approval of the REIT merger. However, at any time prior to receiving the approval of Gables’ common shareholders of the REIT merger the Gables Board of Trustees can withdraw, qualify or modify its approval or recommendation of the REIT merger or approve or recommend, or propose publicly to approve or recommend, a superior proposal, if the Gables Board of Trustees determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the Gables Board of Trustees’ duties to Gables and its shareholders under applicable law, which we refer to in this information statement as a “subsequent determination.” Such action may only be taken three business days after the receipt by Bulldog Parent Limited Partnership of written notice from Gables that the Gables Board of Trustees is prepared to approve or recommend such superior proposal, or the applicable amendment to such superior proposal. Such written notice must specify the material terms and conditions of the superior proposal, identify the person making the superior proposal and state that the Gables Board of Trustees intends to make a subsequent determination. During the three business day period after such notice, Gables has agreed to permit Bulldog Parent Limited Partnership to propose to the Gables Board of Trustees adjustments to the terms and conditions of the merger agreement with a view to allowing Gables to proceed with the recommendation of the merger agreement to its common shareholders without the need for a subsequent determination. In the event that the merger agreement is terminated on account of any subsequent determination, the merger agreement provides for the payment by Gables of the break-up fee described below under the section captioned “—Break-up Fees and Expenses” on page 58.

Conditions to the Partnership Merger

The closing of the partnership merger is conditioned on the closing of the REIT merger. As a result, all of the conditions to closing the REIT merger are effectively also conditions to closing the partnership merger. The conditions to both the REIT merger and the partnership merger are discussed in more detail in the section captioned “Conditions to the REIT Merger” below.

Conditions to the REIT Merger

The REIT merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, none of the parties would be obligated to close the REIT merger. Most of the conditions are in favor of either Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership or Gables and us, meaning that if the condition is not satisfied that party could waive to the extent legally permissible the condition and the other party would remain obligated to close.

The mutual conditions are:

•	approval of the REIT merger by Gables’ common shareholders and the approval of the partnership merger by the holders of our common units of limited partnership interest;

•	obtaining all material approvals, authorizations and consents of any governmental entity required to complete the mergers; and

•	absence of a preliminary or permanent injunction or other order issued by a court or other governmental entity making consummation of the mergers illegal or otherwise prohibiting consummation of the mergers, provided that, in order for a party to assert this condition as a reason for termination, such party shall have used its reasonable best efforts to prevent the entry of such injunction or order and to appeal any such injunction or order.

The additional conditions in Gables’ and our favor, which it can waive to the extent legally permissible if the conditions are not satisfied, are:

•	the representations and warranties of Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership regarding the existence and good standing of Bulldog Parent Limited Partnership, authorization, validity and effect of the merger agreement, and absence of conflicts with the organizational documents of Bulldog Parent Limited Partnership being true and correct in all material respects as of June 7, 2005 and as of the closing, except to the extent such representations and warranties related to an earlier date, in which case such representations and warranties must be true and correct in all material respects on such earlier date;

•	all other representations and warranties of Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership being true and correct in all material respects as of June 7, 2005 and as of the closing, except to the extent such representations and warranties related to an earlier date, in which case such representations and warranties must be true and correct in all material respects on such earlier date, and except where the failure to be so true and correct, without giving effect to materiality or material adverse effect, does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Bulldog Parent Limited Partnership;

•	the performance or compliance by each of Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, in all material respects, of their agreements and covenants in the merger agreement that are to be performed or complied with on or before the effective time of the REIT merger; and

•	Bulldog Parent Limited Partnership delivering executed certificates as to the satisfaction of the above three conditions.

The additional conditions in favor of the Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership, which can be waived to the extent legally permissible by such parties if they are not satisfied, are:

•	our and Gables’ representations and warranties regarding existence and good standing, authorization, validity and effect of the merger agreement, our and Gables’ capitalization and absence of conflicts with Gables’ organizational documents and the organizational documents of its subsidiaries (including Gables GP and us) being true and correct in all material respects as of June 7, 2005 and as of the closing, except to the extent such representations and warranties related to an earlier date, in which case such representations and warranties must be true and correct in all material respects on such earlier date;

•	all other representations and warranties made by us and Gables being true and correct in all material respects as of June 7, 2005 and as of the closing, except to the extent such representations and warranties related to an earlier date, in which case such representations and warranties must be true and correct in all material respects on such earlier date, and except where the failure to be so true and correct, without giving effect to materiality or material adverse effect, does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Gables or its subsidiaries (including Gables GP and us), taken as a whole;

•	Gables’ and our performance or compliance, in all material respects, of our respective agreements and covenants in the merger agreement that are to be performed or complied with on or before the effective time of the REIT merger;

•	Gables’ delivering executed certificates as to the satisfaction of the three conditions above;

•	the delivery to Bulldog Parent Limited Partnership and MergerCo of a tax opinion from Gables’ legal counsel to the effect that Gables has been organized and operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code commencing with Gables’ taxable year ended December 31, 1994 through and including the closing date;

•	Bulldog Parent Limited Partnership and MergerCo having available to them as of the closing date sufficient funds to pay the aggregate consideration and other related costs and expenses; provided that this condition shall be deemed to have been satisfied unless the reason for the unavailability of sufficient funds is the result of Lehman Brothers Inc. and Lehman Commercial Paper Inc. asserting a failure of their financing commitment based on the occurrence of a market material adverse condition, as described under the section captioned “—Financing Commitment/Guaranty” on page 56;

•	the absence of an event, change or occurrence which, individually or in the aggregate, that has had, or would reasonably be expected to have, a material adverse effect on Gables and its subsidiaries (including Gables GP and us) taken as a whole, as defined in the merger agreement; and

•	the closing of the asset sale has occurred.

Certain of the above conditions, such as the requirement for common shareholder and unitholder approvals and the absence of a court order preventing consummation of the mergers cannot be waived under applicable law. We, Gables, Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership each reserve the right to waive any of our or their respective other conditions to the REIT merger. However, if Gables or our partnership intends to waive one or more conditions to the closing of the mergers in a manner or under circumstances that would make the information set forth in Gables’ proxy statement or this information statement materially misleading or inaccurate, Gables would distribute an updated proxy statement to its common shareholders and re-solicit the approval of its common shareholders and we would distribute an updated information statement to our common unitholders.

Conditions to the Asset Sale

The asset sale will be completed only if the conditions in the asset sale agreement are met or waived. The asset sale will be consummated immediately prior to the REIT merger and we anticipate that the asset sale, the REIT merger and the partnership merger will occur on the same day. We and Gables will not be obligated to incur any liability, pay costs or other monies or take any irrevocable action related to the asset sale prior to the day on which the REIT merger will occur.

Financing Commitment/Guaranty

Bulldog Parent Limited Partnership has represented to Gables that at the closing it will have sufficient funds to pay the aggregate common share merger consideration, option merger consideration and partnership merger consideration and to pay any and all fees and expenses in connection with the mergers or the financing thereof. Gables was provided with a copy of an executed commitment letter from Lehman Brothers Inc. and Lehman Commercial Paper Inc. to the Merger Partnership, pursuant to which, and subject to certain conditions, the Lehman entities have committed to provide the Merger Partnership with financing in the aggregate amount of $2.025 billion plus the amount of fees and expenses related to the mergers, the asset sale, the credit facilities and the other transaction documents relating thereto. However, Bulldog Parent Limited Partnership may assert as a reason for not consummating the mergers an unavailability of funds as a result of the Lehman entities asserting that funds are unavailable due to a specified market material adverse condition, or “Market MAC,” occurring after the date of the merger agreement and continuing as of the closing of the REIT merger. A Market MAC is limited by the merger agreement to the following events:

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

•	any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions; or

•	the occurrence of any act of war or terrorism that materially and adversely affects the business of owning, leasing and developing multifamily real property, taken as a whole.

In the event that such condition continues for thirty consecutive business days, either party may have the right to terminate the merger agreement. These termination rights are described below.

ING Bank N.V., an affiliate of Clarion, and Lehman Brothers Holdings Inc. have each severally guaranteed a 50% share of the payment obligations and the timely performance of all obligations of Bulldog Parent Limited Partnership, MergerCo and Merger Partnership under the merger agreement, up to a maximum of $400 million each.

Termination

The merger agreement may be terminated prior to the effective time, whether before or after the required common shareholder and partner approvals are obtained, (a) by mutual written consent of Gables and Bulldog Parent Limited Partnership or (b) by either Gables or Bulldog Parent Limited Partnership by written notice to the other, if:

•	Gables’ common shareholders do not approve the REIT merger, the partner approvals are not obtained in accordance with the merger agreement or if it is determined by Bulldog Parent Limited Partnership that such approvals cannot be obtained; provided, however, that Gables may not terminate the merger agreement for this reason if we or Gables are in material breach of our obligations to file the proxy statement, the information statement or any other required document, with the SEC, call the common shareholders’ meeting or make the recommendation to Gables’ common shareholders to vote in favor of the REIT merger;

•	a final, non-appealable judgment or governmental order is issued which permanently restrains, enjoins or otherwise prohibits consummation of the asset sale or either of the mergers, provided that the terminating party shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

•	the consummation of the asset sale and the mergers is not completed by 11:59 p.m. Eastern time on November 30, 2005, provided that neither Gables nor Bulldog Parent Limited Partnership may terminate the merger agreement if Gables’ or Bulldog Parent Limited Partnership’s failure, as applicable, to comply with any provision of the merger agreement has been a cause of, or resulted in, the failure of the asset sale or either of the mergers to occur on or before that date; and

•	Bulldog Parent Limited Partnership has invoked the occurrence of a Market MAC as a basis for not consummating the mergers and such Market MAC has continued for 30 consecutive business days after the date it was invoked by Bulldog Parent Limited Partnership, provided that any termination of the merger agreement by Gables based on this condition will be effective at the close of business on the third business day after delivery of the termination notice to Bulldog Parent Limited Partnership unless Bulldog Parent Limited Partnership waives such Market MAC within such three business day period.

The merger agreement may be terminated by Gables upon written notice to Bulldog Parent Limited Partnership if:

•	Bulldog Parent Limited Partnership, MergerCo or the Merger Partnership breach or fail to perform in any material respect any of their representations, warranties or covenants set forth in the merger agreement, in either case such that a condition to the mergers is not satisfied or would be incapable of being satisfied by November 30, 2005; or

•	at any time prior to obtaining Gables’ common shareholders’ approval of the merger agreement, in order to accept and enter into a definitive acquisition agreement to effect a superior proposal so long as Gables has paid the $43.0 million break-up fee described below in the section captioned “Break-up Fees and Expenses” on page 58 and Gables has not violated the no solicitation covenant more fully described above under the section captioned “No Solicitation” on page 53.

The merger agreement may be terminated by Bulldog Parent Limited Partnership upon written notice to Gables if:

•	we or Gables breach or fail to perform in any material respect any of their respective representations, warranties, covenants, or agreements set forth in the merger agreement, in either case such that a condition to the mergers is not satisfied or would be incapable of being satisfied by November 30, 2005; and

•	the Gables Board of Trustees (1) has withdrawn, qualified or modified in a manner adverse to Bulldog Parent Limited Partnership or MergerCo its or any committee of the Gables Board of Trustees’ approval or recommendation of the REIT merger, or (2) approves or recommends, or proposes publicly to approve or recommend, an acquisition proposal from a third party.

Break-up Fees and Expenses

Gables has agreed to reimburse Bulldog Parent Limited Partnership for its reasonable out-of-pocket costs and expenses incurred in connection with entering into the merger agreement and carrying out the acts contemplated thereby, if Bulldog Parent Limited Partnership terminates the merger agreement because we or Gables breach any representation, warranty, covenant, obligation, or agreement made by Gables or us set forth in the merger agreement, such that the conditions to the obligation to close of Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership would be incapable of being satisfied by November 30, 2005.

Gables has also have agreed to pay Bulldog Parent Limited Partnership a break-up fee equal to $43.0 million, if:

•	Gables terminates the merger agreement prior to obtaining common shareholder approval in order to accept and enter into a definitive agreement to effect a superior proposal; or

•	Bulldog Parent Limited Partnership terminates the merger agreement because (1) prior to the effective time of the REIT merger, the Gables Board of Trustees or any committee of the Gables Board of Trustees has withdrawn, qualified or modified in a manner adverse to Bulldog Parent Limited Partnership or MergerCo its approval or recommendation of the REIT merger or (2) the Gables Board of Trustees approves or recommends or proposes publicly to approve an acquisition proposal from a third party.

Gables has also agreed to pay Bulldog Parent Limited Partnership a break-up fee equal to $43.0 million, if:

•	Gables or Bulldog Parent Limited Partnership terminate the merger agreement because (1) Gables’ common shareholders failed to approve the REIT merger or (2) the asset sale and the mergers are not consummated by 11:59 p.m. Eastern time on November 30, 2005 at a time when the approval of Gables’ shareholders has not been obtained;

•	an acquisition proposal is made and, in the case of clause (1) above, becomes publicly known before Gables’ shareholders’ meeting to approve the REIT merger; and

•	within 12 months after the date of such termination, Gables consummates a competing acquisition proposal or enters into a competing acquisition proposal that is subsequently consummated.

Bulldog Parent Limited Partnership has agreed to pay Gables’ reasonable out-of-pocket costs and expenses incurred in connection with entering into the merger agreement and the carrying out of the acts contemplated thereby, if Gables terminates the merger agreement because Bulldog Parent Limited Partnership, MergerCo and the Merger Partnership have breached their representations, warranties, covenants or agreements set forth in the merger agreement such that the conditions to Gables’ obligation to close are incapable of being satisfied by November 30, 2005.

Amendment of the Merger Agreement

The parties may amend the merger agreement but, after Gables’ shareholders have approved the merger agreement, no such amendment will be made which by law requires further approval by Gables’ common shareholders without first obtaining such shareholder approval.

Indemnification; Director and Officer Insurance

The merger agreement provides that, in the event of any threatened or actual claim, action, suit, demand, proceeding, or investigation whether civil, criminal or administrative, in which any person who is, has been or becomes prior to the effective time of the REIT merger a trustee, director or officer of Gables or any of its subsidiaries (including Gables GP and us) is, or is threatened to be, made a party because (1) the person is or was a trustee, director, officer, employee or agent of Gables or one of its subsidiaries (including Gables GP and us) or (2) the person is or was serving at Gables’ request as a trustee, director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise or (3) of the negotiation, execution or performance of the merger agreement, Gables and, after the effective time of the REIT merger, the surviving company will indemnify and hold harmless that person to the full extent permitted by applicable law against any liability or expense incurred in connection with any of these claims or proceedings.

The merger agreement also provides that all rights to indemnification existing in favor of, and all limitations of personal liability of, the present and former directors and officers of Gables and its subsidiaries (including Gables GP and us) provided for in Gables’ or its subsidiaries’ (including our and our subsidiaries’) organizational and corporate governance documents in effect on June 7, 2005 will continue in full force and effect for a period of not less than six years from the effective time of the REIT merger.

The merger agreement further provides that, prior to the effective time of the REIT merger, Gables will purchase a non-cancelable extended reporting period endorsement under its existing directors’ and officers’ liability insurance for Gables’ directors and officers with coverage for six years following the effective time of the REIT merger of not less than the existing coverage under, and with terms not less favorable than, the directors’ and officers’ liability insurance presently maintained by Gables, provided that the annual premium expense of such endorsement does not exceed 150% of current annual premiums.

Definition of Material Adverse Effect

Under the merger agreement, a “material adverse effect” with respect to Gables exists if any facts, developments, occurrences, effects, events or changes have a material adverse effect on the business, assets, properties, results of operations or financial condition of Gables and its subsidiaries (including Gables GP and us), taken as a whole. A material adverse effect will also exist if anything prevents Gables and us from consummating the REIT merger, the partnership merger or the other transactions contemplated by the merger agreement. However, any effects on Gables’ business resulting from the following will not be considered a material adverse effect:

•	changes in conditions in the domestic economy or financial markets generally that do not disproportionately impact Gables;

•	changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which Gables and its subsidiaries (including Gables GP and us) conduct business that do not disproportionately impact Gables relative to other industry participants;

•	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact of the merger agreement and the transactions contemplated by the merger agreement on Gables’ relationships, contractual or otherwise with tenants, suppliers, lenders, investors, joint venture partners, partners or employees;

•	acts of war, sabotage or terrorism, or any escalation or worsening of such acts of war, sabotage or terrorism threatened or underway as of June 7, 2005 that do not disproportionately impact Gables;

•	earthquakes, hurricanes or other natural disasters that do not disproportionately impact Gables; and

•	damage or destruction of Gables or its subsidiaries’ (including our and our subsidiaries’) properties caused by casualty and covered by insurance.

Regulatory Approvals

No material federal or state regulatory approvals are required to be obtained by Gables, us or the other parties to the merger agreement in connection with either the REIT merger or the partnership merger.

Conduct of Gables and Our Businesses in the Event the Mergers are not Consummated

In the event the REIT merger is not completed for any reason, Gables will continue to pursue its strategic business plan intended to deliver further sustainable growth in funds from operations and enhanced value for its shareholders over time. In addition, subject to Gables’ obligations under the merger agreement, if any, Gables may seek to enter into other acquisition or business combination opportunities or to issue additional debt or equity securities. In the event that the partnership merger is not consummated for any reason, we will continue to operate our business in accordance with Gables’ strategic business plan.

Fees and Expenses

We estimate that Gables will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, totaling approximately $7.1 million, assuming the mergers and the related transactions are completed. Under our existing partnership agreement, we are required to reimburse Gables for all such fees and expenses.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE

PARTNERSHIP MERGER

The following is a summary of the material United States federal income tax consequences of the partnership merger to our limited partners who are “United States persons” as defined for United States federal income tax purposes and who hold their units as a capital asset.

For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Internal Revenue Code of 1986, as amended, referred to in this information statement as the “Code;”

•	a corporation or other entity (other than an entity that is disregarded for federal income tax purposes) that is organized under the laws of the United States or any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its major decisions, or a trust that validly has elected under applicable Treasury Regulations to be treated as a United States person.

This summary of the material federal income tax consequences of the partnership merger is based on the Code, Treasury Regulations and judicial and administrative determinations, as each is in effect as of the date of this information statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the United States federal income tax consequences of the partnership merger. The statements in this information statement are not binding on the Internal Revenue Service or a court. As a result we cannot assure you that the tax considerations described herein will not be challenged by the Internal Revenue Service or sustained by a court if so challenged.

The rules governing the taxation of partners and partnerships are extraordinarily complex, and the following discussion represents only a general summary of certain of those rules (and only at the federal level and as such rules apply to United States persons). This summary does not address aspects of United States taxation other than

United States federal income taxation. It does not address all aspects of United States federal income taxation that may apply to our unitholders who are subject to special rules under the Internal Revenue Code, including, without limitation, unitholders other than United States persons, persons who hold their units through entities that are partnerships or trusts for U.S. federal income tax purposes, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a “functional currency” other than the United States dollar, persons who received units as compensation or who hold their units as part of a straddle, wash sale, hedging or conversion transaction and certain United States expatriates. In addition, this summary does not address the state, local or foreign tax consequences of the partnership merger.

This discussion is not intended to be, and should not be construed as, tax advice to any unitholder. The tax consequences to you of the transactions and your rights with respect thereto is based upon your particular circumstances, which may differ from those of other unitholders. Accordingly, the following discussion may not apply to your particular situation. You are strongly urged to consult and rely on your own tax advisor with respect to the United States federal, state, local and foreign tax consequences of the partnership merger based upon your particular circumstances, including the tax consequences to you of electing to receive cash or Class A common units in the partnership merger.

The Partnership Merger

In the partnership merger, you may elect to receive cash or Class A common units, or a combination of both, in exchange for your existing common units. Although not free from doubt, given the currently anticipated financing structure for the transactions, and assuming that the indebtedness incurred by our partnership to finance payments to unitholders is respected as indebtedness of our partnership (and not debt of our affiliates) for federal income tax purposes, we believe that if you exchange all of your existing common units for cash, your existing common units should be treated for federal income tax purposes as having been repurchased by us, and, except where otherwise noted, the remainder of this discussion assumes that any such units will be so treated. Based on the same assumptions, if you exchange some of your existing common units for cash and some of your existing common units for Class A common units, we expect that the cash you receive for your existing common units more likely than not should be treated for federal income tax purposes as a distribution by us under Code Section 731 and, except where otherwise noted, the following discussion assumes any such cash will be so treated. The proper treatment of cash payments in the partnership merger is not entirely clear, however, and it is possible that all or a portion of any existing common units you exchange for cash could be treated for federal income tax purposes as sold to the surviving company. You should consult your tax advisor regarding the determination of whether an exchange of your existing common units for cash could be treated as a sale to the surviving company.

If you elect to receive Class A common units in exchange for any of your existing common units, you will remain as one of the surviving partnership’s limited partners, subject to the terms of the new partnership agreement.

For purposes of this discussion, cash received in the partnership merger includes the cash payment to you of a pro rata portion of our monthly distribution for the month in which the partnership merger is closed.

Treatment of Unitholders Electing to Receive Cash

General

If you elect to receive cash in exchange for some or all of your existing common units, you generally will recognize gain in an amount equal to the excess of (i) the number of existing common units exchanged for cash multiplied by the amount of cash per unit, plus any reduction in your share of our liabilities in connection with the partnership merger, over (ii) your aggregate basis in all of your existing common units immediately prior to the partnership merger (including basis attributable to your pre-merger share of our liabilities). If you exchange all of your existing common units for cash, you would recognize a loss to the extent that the amount of your basis described in clause (ii) of the preceding sentence exceeds the amount realized described in clause (i) of the preceding sentence. Because the amount deemed paid to you to repurchase your existing common units includes any reduction in your share of our liabilities, it is possible that the amount of gain recognized on an exchange for cash, or even the tax liability resulting from an exchange, could exceed the amount of cash you actually receive.

The computation of gain or loss would be different to the extent that the exchange of your existing common units for cash were treated as a sale of such units to the surviving company. In that case, you would recognize gain or loss equal to the difference between (i) the number of existing common units exchanged for cash multiplied by the amount of cash received per unit, plus the amount of our liabilities allocable at the time of the exchange to the existing common units that you exchanged for cash (which generally would be the reduction in your share of our liabilities resulting from the exchange), such sum being your “amount realized” on the exchange, and (ii) the portion of your aggregate basis in your existing common units at the time of the exchange that is allocable to the existing common units exchanged for cash (as discussed in the section captioned “—Basis in Existing Common Units” on page 64). Because your amount realized on an exchange treated as a sale includes the amount of our liabilities allocable to those units sold, it is possible that the amount of gain recognized on an exchange for cash, or even the tax liability resulting from an exchange, could exceed the amount of cash you actually receive.

All units, including existing common units that are exchanged for cash in the partnership merger, will be allocated their proportionate share of our taxable income for the portion of our taxable year ending with the date of the closing of the partnership merger (based on pre-merger unit ownership and taking into account any disproportionate allocations required under Code Section 704(c), the existing partnership agreement or otherwise). You will have to report your share of such income notwithstanding that you exchange some or all of your existing common units for cash. Our income for such period will include gain triggered by the asset sale, and such gain is expected to include “unrecaptured Section 1250 gain.” If you are an individual, trust or estate, any such unrecaptured Section 1250 gain allocated to you would be subject to federal income tax at a maximum rate of 25%, rather than the maximum 15% rate generally applicable to long-term capital gains of non-corporate taxpayers. Gain from the asset sale allocated to you also could include ordinary income, such as gain from the sale of assets that have not been held for more than one year, which would be subject to federal income tax at a maximum rate of 35%, rather than the maximum 15% rate generally applicable to long-term capital gains of non-corporate taxpayers. As discussed below in the section captioned “—Basis in Existing Common Units” on page 64, any income allocated to existing common units with respect to the portion of the taxable year prior to the closing of the partnership merger will increase the unitholder’s adjusted tax basis in its units for purposes of calculating gain or loss on any exchange of such units for cash.

If you acquired your existing common units in exchange for property other than cash within the last two years, you should be aware that the regulations governing “disguised sales” of property to a partnership generally provide that if within a two year period a partner transfers property to a partnership and the partnership transfers money to the partner (other than certain operating cash flow distributions and certain other excepted distributions), the transfers are treated as a taxable disguised sale of the property to the partnership unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If you do not report the contribution for such units as a sale, the same regulations require that you disclose the transactions and relevant facts to the IRS. If you acquired your existing common units in the last two years you are urged to consult your tax advisor as to your obligations under these rules.

Character of the Gain Recognized

Except as described in the following paragraphs, any gain or loss that you recognize upon an exchange of your existing common units for cash, computed as described above, generally will be capital gain or loss and treated as long-term capital gain or loss to the extent that you have a holding period in your existing common units of more than one year. Pursuant to Treasury Regulations under Code Section 1223, if you acquired any existing common units or contributed any cash or property to us within a year of the exchange, all or a portion of your existing common units may have a holding period of one year or less, and all or a portion of any gain or loss recognized upon the exchange of your existing common units may be short-term capital gain or loss. You should consult your tax advisor regarding the determination of your holding period in your existing common units.

Notwithstanding the general rule that any gain or loss you recognize upon an exchange for cash will be capital gain or loss, it is possible that you could recognize ordinary income or loss under the special rules of Code Section 751. Under Code Section 751, you generally will recognize ordinary income (or loss) on an exchange to the extent that the exchange reduces your interest in any of our inventory and “unrealized receivables” (which together are customarily referred to as “hot assets”). For this purpose, “unrealized receivables” are defined generally as rights to receive payment for goods and services to the extent not already included in income, as well as any amounts of ordinary income we would recognize if we sold our properties for fair market value (including, for example, certain depreciation recapture on the sale of property that has a value in excess of its tax basis). “Inventory” for this purpose may include any of our properties that have not been held for more than one year. The rules under Code Section 751 are very complex, and a discussion of such rules is beyond the scope of this summary. Moreover, different rules would apply to determine the amount of ordinary income depending on whether an exchange of units for cash is treated as a repurchase by us (in which case Code Section 751(b) applies) or a sale to the surviving company (in which case Code Section 751(a) applies). In certain cases the operation of Code Section 751 can increase the total amount of taxable income recognized, and not merely change the character of the amount of gain computed under the general rules above. However, as of the date of this information statement, we do not expect to hold hot assets with material amounts of appreciation following the asset sale and as of the partnership merger. Thus, to the extent an exchange of units for cash is treated as a repurchase or distribution by us we do not expect Code Section 751 to have a material impact on the tax consequences of the partnership merger. It is possible, however, that the IRS could disagree with our assessment that certain assets are not hot assets. To the extent that we hold hot assets with material amounts of appreciation at the time of the partnership merger, we will provide you with the information needed for you to calculate the consequences under Code Section 751, to the extent reasonably practicable.

In addition to the possibility of ordinary income under Section 751, if you are an individual or a taxable trust or estate, and the exchange of any of your existing common units for cash is treated for federal income tax purposes as a sale of such units to the surviving company, a portion of any long-term gain you recognize on the exchange may be characterized as unrecaptured Section 1250 gain (in addition to any unrecaptured Section 1250 gain allocated to you as a result of the asset sale). Specifically, you should be aware that the Treasury Department has promulgated regulations which provide that a partner selling a partnership interest with a long-term holding period generally recognizes “Section 1250 capital gain” (from which the partner calculates its unrecaptured Section 1250 gain) equal to the gains that would be allocated to such partner (to the extent attributable to the portion of the partnership interest transferred that was held for more than one year) if the partnership sold all of its Section 1250 property for fair market value immediately before the partner transferred its interest (the “Section 1250 look-through rule”). Our assets that will not be included in the asset sale do have unrecaptured Section 1250 gain associated with them, so that you should expect to recognize Section 1250 capital gain under the Section 1250 look-through rule if your exchange of existing common units for cash is treated for federal income tax purposes as a sale to the surviving company rather than a repurchase by us. The amount of long-term capital gain that you would recognize in the absence of this special rule for Section 1250 gain (after the application of Section 751(a) as described above), less the amount of your Section 1250 gain, is taxed at regular long-term capital gains rates.

The Section 1250 look-through rule would not apply to the extent your exchange of existing common units for cash is treated for federal income tax purposes as a distribution by us under Code Section 731 or as a repurchase by us. As discussed above under “The Partnership Merger” on page 43, while it is not clear, based on certain assumptions we expect that existing common units exchanged for cash should be treated for federal income tax purposes as a distribution by us under Code Section 731 or as a repurchase of such units by us, rather than sold to the surviving company, for federal income tax purposes. To the extent that the exchange of your existing common units for cash is treated as a distribution by us under Code Section 731 or as a repurchase of such units by us, your unrecaptured Section 1250 gain resulting from these transactions should be limited to your share of the unrecaptured Section 1250 gain triggered by the asset sale. You should consult your tax advisor regarding the determination of whether an exchange of your existing common units for cash would be treated as having been sold to the surviving company.

Basis in Existing Common Units

In general, the rules described below will determine your basis in your existing common units. If you acquired your existing common units by contribution of property and/or money to us, you had an initial tax basis in your existing common units equal to the sum of:

•	the amount of money contributed and the increase in your share of our liabilities in connection with the acquisition of your existing common units; and

•	your adjusted tax basis in any other property contributed in exchange for such existing common units, less the amount of any money distributed or the amount of any of your liabilities assumed or taken subject to by us in connection with the acquisition of your existing common units.

The initial basis of existing common units acquired by other means would have been determined under the general rules of the Internal Revenue Code, including the partnership provisions. Other rules, including the “disguised sale rules,” also may affect initial basis, and you are urged to consult your own tax advisor regarding the calculation of your initial basis in your existing common units.

Your basis in your existing common units generally is increased by:

•	your share of our taxable and tax-exempt income; and

•	increases in your allocable share of our liabilities.

Your basis in your existing common units is decreased, but not below zero, by:

•	your share of distributions made by us (which would include cash received in the partnership merger to the extent the partnership merger is treated as a distribution or a repurchase of units by us for federal income tax purposes);

•	decreases in your allocable share of our liabilities;

•	your share of our losses; and

•	your share of our nondeductible expenditures that are not chargeable to capital account.

If you elect to receive cash in exchange for some, but not all, of your existing common units, and the exchange of units for cash is treated as a sale to the surviving company for federal income tax purposes, the aggregate basis in all of your existing common units must be allocated between the existing common units that have been exchanged for cash and the existing common units that have been exchanged for Class A common units (which you will be considered to retain). The IRS has ruled that such basis is allocated in a sale as follows. First, you must determine the aggregate basis of your existing common units excluding your share of our liabilities. If this “residual basis” is positive, the basis allocated to the existing common units with respect to which you receive cash equals the sum of (i) the portion of the residual basis allocable to the existing common units with respect to which you receive cash, based on the relative fair market values of the existing common units you exchange for cash and the existing common units you exchange for Class A common units and (ii) our liabilities allocable to the existing common units you exchange for cash (i.e., the reduction in your share of liabilities resulting from such exchange). If the residual basis is negative, then the portion of the aggregate basis in your existing common units that is allocated to the existing common units you exchange for cash is an amount that bears the same relation to your aggregate basis as (i) our liabilities allocable to the existing common units you exchange for cash bears to (ii) our liabilities allocable to all of your existing common units. The portion of your aggregate basis that is not allocated to the existing common units you exchange for cash will be allocated to the existing common units you exchange for Class A common units.

You are not required to allocate basis to the extent your exchange of existing common units for cash is treated for tax purposes as a repurchase of units by us or as a distribution under Code Section 731 by us (i.e., you can apply all your basis against the cash distribution and any reduction in your share of liabilities).

Share of Liabilities

Your share of our liabilities has a significant impact on the tax consequences to you whether you elect to exchange any existing common units for cash, as discussed above, or whether you elect to receive Class A common units with respect to some or all of your existing common units, as discussed below. The following is a general summary of the rules for determining your share of our liabilities. Because of the complexity of the rules under which partnership liabilities are allocated, you are strongly urged to consult with your tax advisor regarding the application of these rules to your particular circumstances.

A partner’s share of the liabilities of a partnership is determined under Code Section 752 and the Treasury Regulations thereunder. In general, each liability of a partnership is allocated to those partners who (or whose affiliates) bear the economic risk of loss if each liability is not paid by the partnership, whether they bear the risk of loss as general partners of the partnership, by contract, by reason of being the lender to the partnership with respect to such liability or otherwise. In general, liabilities for which no partner bears the economic risk of loss, so-called “nonrecourse liabilities,” are allocated among the partners in three tiers: first, among the partners in proportion to certain deductions or distributions that were financed by the liabilities; second, in proportion to the taxable gain that would be allocated to each partner under Code Section 704(c) (or under the principles of Code Section 704(c)) if the assets of the partnership subject to the nonrecourse liabilities were sold for an amount equal to the nonrecourse liabilities; and third, in proportion to the partners’ interests in the profits of the partnership, or, alternatively, in accordance with the manner in which it is reasonably expected that the deductions attributable to those nonrecourse liabilities will be allocated. Prior to other third tier allocations, an excess nonrecourse liability encumbering a property may be allocated to a partner up to the amount of built-in gain that would be allocated to such partner under Code Section 704(c) principles on a sale or other taxable disposition of the property by us, excluding any gain taken into account under the second tier.

If you (i) acquired your existing common units in exchange for a contribution of property, (ii) have received aggregate distributions from us in excess of the aggregate income and gain allocated to you by us, or (iii) otherwise believe you may have an allocable share of partnership liabilities that equals or exceeds your tax basis in your existing common units (a so-called “negative capital account”) with respect to us, you are particularly at risk of recognizing gain (or incurring at-risk recapture, as discussed below) as a result of any reduction in your share of partnership liabilities as part of an exchange of your existing common units for cash. Such a reduction in your share of our liabilities may occur even if you elect to exchange some of your existing common units for Class A common units as described below in the section captioned “—Initial Basis of Class A Common Units; Treatment of Distributions.” In such circumstances, you may even recognize gain in excess of the amount of cash you receive. If any of these circumstances apply to you, we urge you to consult with your tax advisor.

Possible At-Risk Recapture

Code Section 465(e) requires individuals and closely held corporations to recapture losses previously allowed with respect to their interests in a partnership in the event their amount “at risk” with respect to that partnership becomes less than zero. The consequence of recapture is that a taxpayer must recognize income equal to the negative at-risk amount. Your at-risk amount, or “at-risk basis,” is generally equal to your basis in your existing common units, adjusted to exclude certain non-qualified partnership liabilities which would otherwise be included in basis. In addition, although guidance is sparse, your at-risk basis likely will be increased by the amount of any gain recognized with respect to your existing common units (e.g., as a result of exchanging existing common units for cash). Assuming such gain increases your at-risk basis, and given the fact that your share of gain from the asset sale should increase your at-risk basis, you should not recognize recapture income under Section 465(e) solely as a result of exchanging existing common units for cash in the partnership merger. If you may be subject to these rules, you should consult your tax advisor concerning your share of our qualifying indebtedness and the application of these rules to your particular circumstances.

Use of Suspended Losses

The basis rules under Section 704(d) of the Internal Revenue Code or the “at-risk” rules under Section 465 may have prevented you from deducting all or a portion of your distributive share of any of our losses. These limitations are applied separately and in sequence. Losses previously suspended under Section 704(d) will not be available to offset any gain that you recognize if you exchange some or all of your existing common units for cash in the partnership merger. Losses previously allowed under Section 704(d) but suspended under Section 465, by contrast, may be used to offset gain that you recognize to the extent that the gain gives you a positive at-risk basis in your interest in us, as discussed above.

Any gain that you recognize with respect to your existing common units will generally be treated as passive activity income (except to the extent attributable to any activity of ours that is not a passive activity with respect to you), and thus may be offset, as applicable, by any passive activity losses that you incur in the taxable year of the exchange and by suspended passive activity losses from prior years (i.e., losses previously allowed under Code Sections 704(d) and 465, but disallowed under Code Section 469).

Backup Withholding

A non-corporate holder of existing common units may be subject to information reporting and backup withholding on any cash payments he or she receives. Such a unitholder will not be subject to backup withholding, however, if he or she:

•	furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form; or

•	is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a unitholder’s U.S. federal income tax liability, provided such unitholder furnishes the required information to the Internal Revenue Service.

Treatment of Unitholders Electing to Receive Class A Common Units

This section discusses certain tax consequences of making an election to receive the Class A common units, thereby remaining a limited partner of the surviving partnership. Unitholders who elect part cash and part Class A common units should review this section as it relates to their continuing interest in our partnership.

Treatment of the Exchange of Existing Common Units for Class A Common Units

As a general matter, it is not expected that a unitholder who makes an election to receive the Class A common units would be required to recognize income or gain with respect to the exchange of existing common units for Class A common units (except for any gain resulting from any decrease in such unitholder’s share of our liabilities). Rather, such unitholders are expected to be treated as simply retaining an interest in the surviving partnership, subject to the terms of the new partnership agreement. The remainder of this discussion assumes that unitholders electing to exchange their existing common units for Class A common units will continue to be treated as partners in the surviving partnership for U.S. federal income tax purposes. Note that even if you elect to receive all Class A common units, you will receive a per unit distribution equivalent payable in cash equal to the pro rata distribution payable on common units for the month in which the partnership merger is closed. Based on the assumptions described above, such cash generally should be treated as distributed by us under Code Section 731.

Notwithstanding the foregoing, and like existing common units that are exchanged for cash, existing common units that are exchanged for Class A common units in the partnership merger will be allocated their proportionate share of our taxable income for the portion of our taxable year ending with the date of the closing of the partnership merger. Holders of such units will have to report such income notwithstanding the exchange of their units. Our income for such period will include gain triggered by the asset sale, and, in the case of a non-corporate unitholder, such gain is expected to include unrecaptured Section 1250 gain subject to tax at a maximum rate of 25%, rather than the maximum 15% rate generally applicable to long-term capital gains in the case of non-corporate unitholders. Gain from the asset sale also could include ordinary income, such as gain from the sale of assets that have not been held for more than one year, which would be subject to federal income tax at a maximum rate of 35%, rather than the maximum 15% rate generally applicable to long-term capital gains of non-corporate taxpayers. In addition, in connection with the asset sale, we may sell one or more of the individual properties contributed by you, which could cause you to recognize part or all of any taxable gain that has been deferred with respect to your existing common units.

Moreover, if you exchange your existing common units for Class A common units, you may be required to recognize income under other circumstances. This would be the case if, in connection with the partnership merger, your interest in our “hot assets” (as discussed in the section captioned “—Character of the Gain Recognized” on page 62) decreases, and at the same time, your share of partnership liabilities (as discussed above under the section captioned “—Share of Liabilities” on page 65) decreases. Your share of hot assets and partnership liabilities could both decrease, for example, as a result of an issuance of Class A common units in the surviving partnership, whether to the surviving company or another person. If this were the case, you would be required to recognize ordinary income under the “hot assets” rules of Code Section 751. Furthermore, if any reduction in your share of qualified liabilities exceeded your at-risk basis, you would recognize at-risk recapture as described in the section captioned “—Possible At-Risk Recapture” on page 65.

As a result of the surviving company’s direct and indirect acquisition of units, including units held by Gables, in the partnership merger, we will be deemed “terminated” for federal income tax purposes, and as a result we and our continuing partners will be treated for federal income tax purposes as if we contributed our assets and liabilities to a new partnership (i.e., the surviving partnership) and distributed interests in the surviving partnership to our unitholders immediately following the transactions. As a result of this termination, our taxable year will end, and the surviving partnership may have to depreciate the remaining basis of its depreciable assets over a longer period than would apply in the absence of such tax termination. This could have the effect of reducing the depreciation deductions allocable to you. Other circumstances, including tax elections made by Gables GP, as general partner, also could adversely impact the amount of taxable income and deductions allocable to you.

Income and Deductions in General

Following the transactions contemplated in this information statement, you will report on your federal income tax return your allocable share of the surviving partnership’s income, gains, losses, deductions and credits. As is currently the case, such items must be included on your federal income tax return without regard to whether the surviving partnership makes a distribution of cash to you. As a result of the asset sale, the merger and the partnership merger, the amount, timing and character of your allocable share of the surviving partnership’s income, gains, losses, deductions and credits may be different from, and potentially more unfavorable than, the manner in which we have allocated such items to you in the past.

Initial Basis of Class A Common Units; Treatment of Distributions

If you exchange all of your existing common units for Class A common units, your initial basis in your Class A common units immediately after the partnership merger generally will equal your basis in your existing common units immediately prior to the partnership merger (and after the asset sale), adjusted for any change in your share of our liabilities as a result of the partnership merger and for the per unit distribution equivalent (which adjustment would depend on whether such amount was treated as a distribution or as received in a sale of an interest in our partnership).

If you exchange part of your existing common units for cash and part of your existing common units for Class A common units, assuming that any exchange of part of your existing common units for cash is treated as a distribution under Code Section 731 by us, your basis in your Class A common units immediately following the partnership merger will be the same as your basis in all of your existing common units immediately prior to the partnership merger, reduced by the amount of consideration you receive (including any reduction in partnership liabilities allocable to you) in exchange for any existing common units that you exchange for cash. Alternatively, if such exchange is treated as a sale to the surviving company for federal income tax purposes, your basis in your Class A common units immediately following the partnership merger will be the same as your basis in all of your existing common units immediately prior to the partnership merger, reduced by the amount of basis allocable to any existing common units that are exchanged for cash, and adjusted for any changes in the amount of our nonrecourse liabilities allocable to your Class A common units as described in the section captioned “—Share of Liabilities” on page 65. In particular, the share of our nonrecourse liabilities allocable to your Class A common units may be reduced by reason of any repayment of partnership debt or any issuance of additional units to the surviving company or any other person. After the partnership merger, your basis in your Class A common units will be adjusted for subsequent transactions as described in the section captioned “—Basis in Existing Common Units” on page 64.

If you elect to exchange some or all of your existing common units for Class A common units and you currently are a party to a special loss allocation and “deficit restoration obligation” (or “DRO”), such obligation will continue unless you otherwise elect prior to the partnership merger. Whether or not you are currently a party to a DRO, if you elect to retain some or all of your existing common units, as part of your election and subject to the terms and conditions in the new partnership agreement, you also may elect to enter into a new DRO or debt guarantee (on a “bottom dollar basis”). The continuation of your DRO and opportunity to enter into a new DRO or guarantee are intended to give you the opportunity to attempt to avoid a reduction in your share of our liabilities that otherwise could occur in connection with these transactions, and thereby avoid the potentially adverse tax consequences that might result from such a reduction (such as additional gain on existing common units sold, at-risk recapture, etc). We cannot offer you any assurances, however, as to whether these arrangements will have the tax effect you intend. Moreover, even if the arrangements would otherwise be effective to allocate sufficient liabilities to you, following the transactions described in this information statement (including in particular the repayment of certain indebtedness), we cannot guarantee that we will maintain sufficient indebtedness (in amount or type) for you to avoid recognition of income from a decrease in your share of surviving partnership liabilities (and thus for you to avoid so-called “negative capital account” or “at-risk” recapture). You should also consider that if you elect to continue an existing DRO or enter into a new DRO or guarantee, you increase the economic risk to you that you may be called upon to make payment with respect to our indebtedness.

Except as described in the section captioned “—Treatment of the Exchange of Existing Common Units for Class A Common Units” on page 66, distributions of money by the surviving partnership to you (including for this purpose decreases in your share of partnership liabilities) generally will not be taxable to you for federal income tax purposes to the extent of your aggregate basis in your existing common units immediately before the distribution. Distributions of money in excess of such basis generally will be considered to be gain in the amount of such excess, a portion of which may be taxed as ordinary income. Any reduction in your share of partnership liabilities, whether through payment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other assets, expiration (or partial termination) of any DRO you may have, or otherwise, including in connection with the transactions described in this information statement, will be treated as a distribution of money to you.

Effect of Subsequent Events

In addition to any gain that might be recognized by you as a result of your exchange of some of your existing common units for cash, the payment of the distribution equivalent, or otherwise at the time of the partnership merger, a variety of future events and transactions could cause you to recognize part or all of any taxable gain that has been deferred with respect to your existing common units (such as gain deferred upon the contribution of assets to us in exchange for units). Such future events or transactions might include, but are not limited to, (i) the sale or other taxable disposition by the surviving partnership of one or more of the individual properties contributed by you, (ii) the reduction in the amount of nonrecourse liabilities secured by individual properties contributed by you, (iii) the issuance by the surviving partnership of additional partnership interests,

(iv) an increase in the tax basis of properties contributed by you resulting from capital expenditures, (v) the elimination over time, through required or elective special allocations of tax items in a manner different than the manner in which corresponding book items are allocated, of the disparity between the tax basis of the individual properties contributed by you and the book values of such properties, and (vi) the expiration of your DRO or guarantee (if you are a party to one). Each of these items (i) through (vi) could have the effect of reducing the amount of the surviving partnership’s liabilities allocable to you and therefore could result in deemed cash distributions. Subsequent events also could trigger at-risk recapture, if applicable to you, under the rules discussed in the section captioned “—Possible At-Risk Recapture” on page 65. As noted above, a significant portion of the deferred gain with respect to your retained partnership interest in the form of Class A common units likely will be accelerated by the asset sale.

Gables GP, as our general partner following the partnership merger, will not be required to take into account the tax consequences to limited partners, including you, in deciding whether to cause us to undertake specific transactions or make tax elections that could cause you to recognize gain. Consequently, any deferred gain with respect to your retained partnership interest in the form of Class A common units could be triggered at any time, and we cannot promise that you will continue to enjoy the benefit of deferring any such gain.

The foregoing tax section is included for general information only for United States holders of existing common units, and is based upon present federal income tax law at the time of this information statement. The particular circumstances of each holder of existing common units may differ, and, consequently, the previous discussion may not apply to you. This section does not discuss tax consequences of the partnership merger under state, local or foreign law or the United States tax consequences to non-United States holders of existing common units. You should consult your own tax advisor as to the specific tax consequences to you resulting from the partnership merger and your election to exchange your existing common units for cash or Class A common units, including the application and effect of federal, state, local and foreign tax laws to you.

PRINCIPAL AND MANAGEMENT UNITHOLDERS OF OUR PARTNERSHIP

On July 1, 2005, there were an aggregate of 33,010,554 common units of limited partnership interest in our partnership outstanding, of which 3,671,724 were held by limited partners other than Gables. Each common unit is redeemable for one common share if our company elects to issue common shares rather than pay cash upon such redemption. The following table shows the amount of common units beneficially owned as of July 1, 2005 by:

•	each director and executive officer of the general partner identified below;

•	each person known by us to beneficially own more than 5% of our outstanding common units; and

•	the directors and executive officers of Gables GP as a group.

The number of common units “beneficially owned” by each unitholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common units includes (a) any units as to which the person or entity has sole or shared voting power or investment power and (b) any units as to which the person or entity has the right to acquire beneficial ownership within 60 days after July 1, 2005.

Unless otherwise indicated, all such interests are owned directly, and the indicated person or entity has sole voting and investment power.

Name and Business Address of Beneficial Owners	Number of Units Beneficially Owned	Percent of All Units (1)
Directors and Executive Officers
Chris D. Wheeler	561,923	1.7%
David D. Fitch	0	*
Marvin R. Banks, Jr.	42,667	*
Douglas G. Chesnut	0	*
Marcus E. Bromley	105,009	*
Lauralee E. Martin	0	*
John W. McIntyre	0	*
James D. Motta	0	*
Chris C. Stroup	0	*
All directors and executive officers as a group (13 persons) c/o Gables Residential Trust 777 Yamato Road, Suite 510 Boca Raton, Florida 33431	729,761	2.2%

5% Holders Gables Residential Trust (2) 777 Yamato Road, Suite 510 Boca Raton, Florida 33431	29,338,830	88.88%

*	Less than 1%
(1)	Calculated based on 33,010,554 common units outstanding as of July 1, 2005.
(2)	Includes a 1% general partnership interest held by Gables GP, Inc., our general partner, and a wholly owned subsidiary of Gables Residential Trust.

ACCOUNTING TREATMENT

The surviving partnership will treat the partnership merger as a sale of interests in us to the extent that holders of our existing common units receive cash as partnership merger consideration and as a recapitalization to the extent that such holders elect to receive Class A common units as partnership merger consideration.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and Gables file annual and quarterly reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet website that contains annual, quarterly and current reports and other information about issuers like Gables and us, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve financial information from the Gables website at www.gables.com. Information contained on the Gables website is not incorporated in or made a part of this information statement.

The SEC allows us to “incorporate by reference” information into this information statement, which means that important information may be disclosed to you by referring you to another document filed separately with the SEC. Our information incorporated by reference is deemed to be part of this information statement, except for information superseded by information in, or incorporated by reference in, this information statement. We are incorporating by reference documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this information statement and the date of the action to be taken by written consent of the holders of 75% of the outstanding common units of limited partnership interest to approve and consent to the partnership merger. Such action will be taken no sooner than September 29, 2005.

You can obtain any of document incorporated by reference from us or the SEC. A copy of any and all of the information incorporated by reference is available from us, excluding any exhibits which are not specifically incorporated by reference as exhibits to this information statement, without charge to each person to whom an information statement is delivered, upon written or oral request of such person. Any requested documents will be sent by first class mail or other equally prompt means within one business day of receipt of such request, at the following address:

Gables Realty Limited Partnership

c/o Gables Residential Trust

2859 Paces Ferry Road, Suite 1450

Atlanta, Georgia 30339

(770) 436-4600

Attention: Marvin R. Banks, Secretary

If you would like to request documents from us, please do so immediately to receive them before September 27, 2005.

You should rely only on the information in this document or in documents to which we have referred you. We have not authorized anyone to provide you with information that is different. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

GABLES REALTY LIMITED PARTNERSHIP

By Order of the Board of Directors of Gables GP, Inc., its general partner

/s/ MARVIN R. BANKS, JR.
Marvin R. Banks, Jr. Secretary

August 29, 2005

Exhibit A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

BULLDOG PARENT LIMITED PARTNERSHIP

BULLDOG PROPERTIES TRUST

BULLDOG MERGER LIMITED PARTNERSHIP

GABLES RESIDENTIAL TRUST

AND

GABLES REALTY LIMITED PARTNERSHIP

DATED AS OF JUNE 7, 2005

TABLE CONTENTS

A-(i)

A-(ii)

Page
9.9	Assignment; Benefit	A-48
9.10	Severability	A-49
9.11	Choice of Law/Consent to Jurisdiction	A-49
9.12	Gender Neutral	A-49
9.13	Waiver	A-49
9.14	Counterparts	A-49

SCHEDULES

Company Disclosure Schedule

Section	Title
3.1(c)	Compliance with Law
3.1(f)	Minute Books
3.3(a)	Capitalization; Company Share Option Plans
3.3(c)	Capitalization; Company Shares
3.3(d)	Capitalization; Restricted Share Awards, SARs and Phantom Shares
3.3(e)	Capitalization; Voting Agreements and Restrictions on Transferability
3.3(f)	Capitalization; Redemption
3.3(g)	Capitalization; Registration Rights
3.3(h)	Capitalization; OP Units
3.4	Subsidiaries
3.5	Other Interests
3.6	Consents and Approvals; No Violations
3.7(b)	Undisclosed Liabilities
3.8	Litigation
3.10(a)	Tax Returns
3.10(b)	Section 1374
3.10(h)	Payment and Withholding of Taxes
3.10(j)	Tax Return Extensions
3.10(o)	Tax Protection Agreements
3.11(a)	Company Properties
3.11(b)	Property Restrictions
3.11(d)	Company Properties; Compliance with Law
3.11(f)	Company Properties; Government Agreements
3.11(g)	Company Properties; Ground Leases and Master Leases
3.11(h)	Company Properties; Third Party Agreements
3.11(i)	Company Properties; Management Agreements
3.11(j)	Company Properties; Construction Projects
3.13(a)	Employee Benefit Plans
3.14	Labor and Employment Matters
3.18(a)	Material Contracts
3.18(b)	Loan Agreements
3.20	Definition of the Company’s Knowledge
3.22	Employee Payments
3.26	Affiliate Transactions
5.1	Operating Protocols
5.1(b)	Issuance of Shares
5.1(c)	Acquisitions/Dispositions
5.1(d)	Incurrence of Indebtedness

A-(iii)

Section	Title
5.1(k)	Existing Litigation Settlements
6.6(b)	Officers’ and Directors’ Indemnification
6.9(a)	Employee Benefit Arrangements
6.9(c)	Deferred Compensation Plans
6.9(d)	Incentive Bonus Awards

Parent Disclosure Schedule

Section	Title
4.1(a)	Existence; Good Standing; Authority (Parent)
4.1(b)	Existence; Good Standing; Authority (Parent Subsidiaries)
4.1(c)	Compliance with Law
4.3	Consents and Approvals; No Violations
4.4	Litigation
4.5	Absence of Certain Changes
4.9	Definition of Parent’s Knowledge

Exhibits

Exhibit A –	Eighth Amended and Restated Agreement of Limited Partnership of Gables Realty Limited Partnership
Exhibit B –	Form of Articles Supplementary Designating MergerCo Series C-1 Preferred Shares
Exhibit C –	Form of Articles Supplementary Designating MergerCo Series D Preferred Shares
Exhibit D –	Form of Articles Supplementary Designating MergerCo Series Z Preferred Shares
Exhibit E –	Form of Guaranty
Exhibit F –	Form of Company Tax Opinion

A-(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 7, 2005, is made by and among Bulldog Parent Limited Partnership, a Delaware limited partnership (“Parent”), Bulldog Properties Trust, a Maryland real estate investment trust (“MergerCo”), Gables Residential Trust, a Maryland real estate investment trust (the “Company”), Bulldog Merger Limited Partnership, a Delaware limited partnership (the “Merger Partnership”), and Gables Realty Limited Partnership, a Delaware limited partnership (the “Partnership”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerCo (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Maryland REIT Law”);

WHEREAS, the parties also wish to effect a merger of the Merger Partnership with and into the Partnership (the “Partnership Merger” and, together with the Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (“DRULPA”);

WHEREAS, the Board of Trustees of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, Gables GP, Inc., a Texas corporation and the general partner of the Partnership (the “General Partner”), has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the limited partners of the Partnership for the Partnership to enter into this Agreement and to consummate the Partnership Merger on the terms and conditions set forth in herein;

WHEREAS, Bulldog Parent GP, LLC, a Delaware limited liability company and the general partner of Parent and the Board of Trustees of MergerCo (the “MergerCo Board”) have approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, Bulldog GP LLC, a Delaware limited liability company and the general partner of Merger Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable and in the best interests of the limited partners of the Merger Partnership for the Merger Partnership to enter into this Agreement and consummate the Partnership Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Merger will be treated as a taxable sale by the Company of all of Company’s assets to MergerCo in exchange for the Merger consideration to be received by shareholders of the Company and the assumption of all of the Company’s liabilities, followed by a liquidating distribution of such Merger consideration to the shareholders of the Company pursuant to Section 331 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes, and the Asset Sale transactions shall be considered undertaken pursuant to and as an integral part of such “plan of liquidation;”

WHEREAS, the parties intend that for federal, and applicable state, income tax purposes the Partnership Merger will be treated as a taxable sale of interests in the Partnership to the extent of interests exchanged for cash and a recapitalization of the remaining interests in the Partnership; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Partnership Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, and in accordance with Title 8 of the Maryland REIT Law, at the Effective Time, MergerCo and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into MergerCo and the separate existence of the Company shall thereupon cease and (ii) MergerCo shall be the surviving entity in the Merger (the “Surviving Entity”). The Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law.

(b) Subject to the terms and conditions of this Agreement, and in accordance with Section 17-211 of the DRULPA, at the Partnership Merger Effective Time, Merger Partnership and the Partnership shall consummate the Partnership Merger pursuant to which (i) the Merger Partnership shall be merged with and into the Partnership and the separate existence of the Merger Partnership shall thereupon cease and (ii) the Partnership shall be the surviving partnership in the Partnership Merger (the “Surviving Partnership”). The Partnership Merger shall have the effects specified in Section 17-211(c) of the DRULPA.

1.2 Declaration of Trust and Bylaws; Partnership Agreement.

(a) The Declaration of Trust of MergerCo, as amended (including amendments made pursuant to Section 2.1(d)), as in effect immediately prior to the Effective Time, shall be the Declaration of Trust of the Surviving Entity until thereafter amended as provided therein or by law (the “Declaration of Trust”).

(b) The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided by law, by such Declaration of Trust or by such bylaws (the “Bylaws”).

(c) The limited partnership agreement of Merger Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended as provided therein or by law.

1.3 Effective Times.

(a) At the Closing, MergerCo and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) in accordance with the Maryland REIT Law. The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the Maryland REIT Law as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Time”).

(b) At the Closing, immediately after the Effective Time, the Partnership shall file with the Secretary of State of the State of Delaware (the “DSOS”) a certificate of merger (the “Partnership Merger Certificate”), executed in accordance with the applicable provisions of the DRULPA and shall make all other filings or recordings required under the DRULPA to effect the Partnership Merger. The Partnership Merger shall become effective after the Effective Time upon such time as the Partnership Merger Certificate has been accepted by the DSOS, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

1.4 Closing. The closing of the Merger and the Partnership Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, NY, or at such other place as agreed to by the parties hereto.

1.5 Trustees and Officers of the Surviving Entity. The trustees of MergerCo immediately prior to the Effective Time shall be the initial trustees of the Surviving Entity and the officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with the Declaration of Trust and Bylaws of the Surviving Entity.

1.6 Partnership Matters. The general partner of the Partnership immediately prior to the Partnership Merger Effective Time shall be the general partner of the Surviving Partnership following the Partnership Merger Effective Time. At the Effective Time, the Company shall take all action as may be necessary to (i) amend the articles of incorporation of the General Partner to substitute the Surviving Entity for the Company as the sole shareholder of the General Partner and (ii) cause the current directors and officers of the General Partner to be replaced by the trustees and initial officers of MergerCo, as of the Effective Time. In connection with the Partnership Merger and as of the effective time of such Partnership Merger, the Merger Partnership’s limited partnership agreement shall be amended and restated in its entirety in the form attached as Exhibit A hereto.

ARTICLE II

EFFECT OF THE MERGERS ON THE SHARES

OF THE CONSTITUENT COMPANIES AND PARTNERSHIP INTERESTS

OF THE CONSTITUENT PARTNERSHIPS

2.1 Effect on Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of beneficial interest of the Company or any shares of beneficial interest of MergerCo:

(a) Each common share of beneficial interest, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall continue to be one (1) issued and outstanding common share of beneficial interest, par value $.01 per share, of the Surviving Entity.

(b) Each common share of beneficial interest, par value $0.01 per share, of the Company (collectively, the “Company Common Shares”) that is owned by the Company, by any wholly owned Company Subsidiary (as defined herein) or by MergerCo shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall automatically be converted into, and shall be cancelled in exchange for, the right to receive an amount in cash equal to (i) $43.50 plus (ii) an amount equal to $0.200833 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the last month for which full monthly dividends on the Company Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (y) the total number of days in the month in which the Closing Date occurs without interest (the “Company Common Share Merger Consideration”).

(d) Each share (other than such shares to be canceled in accordance with Section 2.1(b)) of:

(i) the Company’s 7.875% Series C-1 Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series C-1 Preferred Shares”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one Series C-1 preferred share of beneficial interest, par value $.01 per share, of MergerCo (“MergerCo Series C-1 Preferred Share”) (such consideration, the “Company Series C-1 Preferred Share Merger Consideration”). The MergerCo Series C-1 Preferred Shares shall have terms that are materially the same as the Series C-1 Preferred Shares outstanding on the date hereof. Prior to or as of the Effective Time, MergerCo’s Declaration of Trust shall be amended by the adoption by MergerCo’s Board of articles supplementary substantially in the form set forth on Exhibit B hereto for the creation of the MergerCo Series C-1 Preferred Shares.

(ii) the Company’s 7.50% Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series D Preferred Shares”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one Series D preferred share of beneficial interest, par value $.01 per share, of MergerCo (“MergerCo Series D Preferred Share”) (such consideration, the “Company Series D Preferred Share Merger Consideration”). The MergerCo Series D Preferred Shares shall have terms that are materially the same as the Series D Preferred Shares outstanding on the date hereof. Prior to or as of the Effective Time, MergerCo’s Declaration of Trust shall be amended by the adoption by MergerCo’s Board of articles supplementary substantially in the form set forth on Exhibit C hereto for the creation of the MergerCo Series D Preferred Shares.

(iii) the Company’s 5.00% Series Z Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Company Series Z Preferred Shares”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into, and shall be cancelled in exchange for, the right to receive one Series Z preferred share of beneficial interest, par value $0.01 per share, of MergerCo (“MergerCo Series Z Preferred Share”) (such consideration, the “Company Series Z Preferred Share Merger Consideration”). The MergerCo Series Z Preferred Shares shall have terms that are materially the same as the Company Series Z Preferred Shares outstanding on the date hereof. Prior to or as of the Effective Time, MergerCo’s Declaration of Trust shall be amended by the adoption by MergerCo’s Board of articles supplementary substantially in the form set forth on Exhibit D hereto for the creation of the MergerCo Series Z Preferred Shares.

(e) Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase shares of Company Common Shares (“Company Share Options”) under any employee share option or compensation plan or arrangement of the Company (“Company Share Option Plans”), whether or not then exercisable and regardless of the exercise price thereof, shall be cancelled, effective immediately prior to the Effective Time, in exchange for the right to receive immediately prior to the Effective Time a single lump sum cash payment, equal to the product of (x) the number of shares of Company Common Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (y) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, such Company Share Option shall be canceled without any cash payment being made in respect thereof. All payments under this paragraph shall be subject to any applicable withholding tax.

(f) Parent and MergerCo acknowledge that all restricted share awards granted under the Company Share Option Plans shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such shares of Company Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

(g) Parent and MergerCo acknowledge that incentive share awards payable pursuant to Section 3 of the Company’s Senior Management Incentive Compensation Plan as set forth in Section 3.3(d) of the Company Disclosure Schedule will not be subject to any forfeiture or vesting requirements and all such Company Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Company Common Share Merger Consideration.

2.2 Effect on Partnership Interests. As of the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holder of any partnership interest of the Partnership or Merger Partnership:

(a) Each common limited partnership interest in the Partnership (the “Existing Units”) (other than Existing Units held by the Company, the General Partner or any of the Company Subsidiaries), subject to the terms and conditions set forth herein, shall be converted into, and shall be cancelled in exchange for, the right to elect to receive (i) cash in an amount without interest per Existing Unit equal to the product of (A) the Company Common Share Merger Consideration multiplied by (B) the number of Company Common Shares issuable upon exchange of each such Existing Unit (such product, the “Partnership Merger Consideration”) in consideration for each such Existing Unit or (ii) in lieu of the Partnership Merger Consideration, (x) the per unit distribution equivalent payable in cash of the prorated dividend on the Company Common Shares forming a part of the Company Common Share Merger Consideration as described in clause (ii) of Section 2.1(c) plus (y) one Class A Common Unit of limited partnership interest in the Surviving Partnership (a “Class A Common Unit”); provided that the issuance of such Class A Common Units would be exempt from registration under the Securities Act and applicable state securities laws, with the rights, privileges, terms and conditions set forth in the Eighth Amended and Restated Agreement of Limited Partnership in the form attached hereto as Exhibit A (the “New Partnership Agreement”), to be subject to the terms of the partnership agreement of the Surviving Partnership (the “Partnership Unit Merger Consideration”) and provided further that holders of not more than $75 million of the Existing Units in the aggregate (calculated at a price per share equal to the Company Common Share Merger Consideration) may elect to hold Class A Common Units (any excess to be subject to pro rata reduction among all holders electing to hold Class A Common Units). Each Existing Unit held by the Company or the General Partner immediately prior to the Partnership Merger Effective Time shall be converted into a fraction of a Class B Common Unit of limited partnership interest in the Surviving Partnership (a “Class B Common Unit”), entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the New Partnership Agreement, equal to the Class B Adjustment Factor. Each Existing Unit (if any) held by a Company Subsidiary (other than the General Partner) immediately prior to the Partnership Merger Effective Time shall be converted into one Class B Common Unit.

(b) Each limited and general partnership interest in the Merger Partnership shall automatically be cancelled and cease to exist, the holders thereof shall cease to have any rights with respect thereto and no payment shall be made with respect thereto.

(c) The general partner interests of the Partnership shall remain outstanding as general partner interests in the Surviving Partnership, entitling the holder thereof to such rights, duties and obligations as are more fully set forth in the partnership agreement of the Surviving Partnership.

(d) Each unit of the Partnership’s Series C-1 Preferred Units, Series D Preferred Units and Series Z Preferred Units issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding as limited partner interests in the Surviving Partnership, entitling the Surviving Entity, as the holder thereof, to such rights, duties and obligations as are more fully set forth in the partnership agreement of the Surviving Partnership.

2.3 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Paying Agent (the “Paying Agent”) for the payment or exchange in accordance with this Article II of the Company Common Share Merger Consideration, the Company Series

C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration, the Company Series Z Preferred Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration (collectively, such cash and shares being referred to as the “Exchange Fund”). On or before the Effective Time, Parent shall deposit with the Paying Agent the Exchange Fund for the benefit of the holders of Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares, Company Series Z Preferred Shares, Company Share Options and Existing Units who will receive the Partnership Merger Consideration. The Paying Agent shall make payments of the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration, the Company Series Z Preferred Share Merger Consideration, the Option Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Merger Certificate. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity.

(b) Share and Existing Unit Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares or the Company Series Z Preferred Shares. From and after the Effective Time, the holders of Certificates representing ownership of the Company Common Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares or the Company Series Z Preferred Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Entity or the transfer agent for any reason shall be converted into the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger Consideration, as applicable, with respect to the Company Common Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares or the Company Series Z Preferred Shares formerly represented thereby. From and after the Partnership Merger Effective Time, there shall be no transfers on the Unit transfer books of the Partnership or the Surviving Partnership of Existing Units. From and after the Effective Time of the Partnership Merger, the holders of Existing Units outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

(c) Exchange Procedures. As soon as possible after the Effective Time (but in any event within five (5) Business Days), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares or Company Series Z Preferred Shares whose shares were converted into the right to receive the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger Consideration, as applicable, pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger Consideration, as applicable, to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger

Consideration, as applicable, payable in respect of the Company Common Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares or the Company Series Z Preferred Shares previously represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares or Company Series Z Preferred Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger Consideration, as applicable, as contemplated by this Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d) No Further Ownership Rights In Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares, Company Series Z Preferred Shares, Company Share Options or Existing Units; Share Transfers and Existing Unit Transfers. At the Effective Time, holders of Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares and Company Series Z Preferred Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger Consideration, the Company Series D Preferred Share Merger Consideration or the Company Series Z Preferred Share Merger Consideration as applicable, provided under this Article II. The Company Common Share Merger Consideration, Company Series C-1 Preferred Share Merger Consideration, Company Series D Preferred Share Merger Consideration or Company Series Z Preferred Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares and Company Series Z Preferred Shares, as applicable, in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares and Company Series Z Preferred Shares exchanged theretofore represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 2.1(f). The Partnership Merger Consideration or the Partnership Unit Merger Consideration paid with respect to Existing Units in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Existing Units, and on and after the Partnership Merger Effective Time the holder of an Existing Unit shall have no further rights with respect to any Existing Unit, other than the right to receive the Partnership Merger Consideration or the Partnership Unit Merger Consideration, as applicable, as provided in Section 2.2(a).

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates, Company Share Options or Existing Units which were converted into the right to receive Partnership Merger Consideration for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity and any holders of shares of Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares, Company Series Z Preferred Shares, Company Share Options or Existing Units prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity and only as general creditors thereof for payment of the Company Common Share Merger Consideration, the Company Series C-1 Preferred Share Merger

Consideration, the Company Series D Preferred Share Merger Consideration, the Company Series Z Preferred Share Merger Consideration, the Option Merger Consideration or the Partnership Merger Consideration, as applicable.

(f) No Liability. None of the Parent, MergerCo, the Merger Partnership, the Surviving Entity, the Company, the Partnership, the Surviving Partnership or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Company Common Share Merger Consideration, Company Series C-1 Preferred Share Merger Consideration, Company Series D Preferred Share Merger Consideration, Company Series Z Preferred Share Merger Consideration, Option Merger Consideration or Partnership Merger Consideration, as applicable, from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Entity, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Exchange Fund and be payable to the Surviving Entity upon demand of non-disbursed funds pursuant to Section 2.3(e) hereof. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Option Merger Consideration or Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity or the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Entity or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration, Company Series C-1 Preferred Share Merger Consideration, Company Series D Preferred Share Merger Consideration or Company Series Z Preferred Share Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.4 Withholding Rights. The Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares, Company Series Z Preferred Shares or Company Share Options or to any holders of Existing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. For this purpose, any MergerCo Series C-1 Preferred Shares, MergerCo Series D Preferred Shares or MergerCo Series Z Preferred Shares deducted and withheld by the Surviving Entity shall be valued at the liquidation preference thereof (excluding unpaid dividends and distributions) per share. To the extent that amounts are so withheld by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares, Company Series C-1 Preferred Shares, Company Series D Preferred Shares, Company Series Z Preferred Shares, Company Share Options or Existing Units in respect of which such deduction and withholding was made by the Surviving Entity, the Surviving Partnership or the Paying Agent, as applicable.

2.5 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

2.6 Offer to Purchase Preferred Shares; Redemption of MergerCo Series Z Preferred Shares. Prior to the Effective Time, either MergerCo or Parent may, in Parent’s sole discretion, commence offers to purchase the Company Series C-1 Preferred Shares and Company Series D Preferred Shares, or shares of either such series, for cash, in such amount and on such terms as MergerCo and Parent may determine; provided, however, that the conduct and consummation of any such offers shall in no way delay or otherwise affect the Closing and the consummation of the transactions contemplated hereby. MergerCo and Parent shall conduct such offers in accordance with the requirements of Regulation 14D and Regulation 14E under the Exchange Act, to the extent applicable thereto. At or about the Effective Time, it is contemplated that the Surviving Entity will call for redemption, in accordance with the terms of the MergerCo Series Z Preferred Shares, all of the MergerCo Series Z Preferred Shares issued in the Merger in exchange for Company Series Z Preferred Shares. In the event that the Surviving Entity calls for redemption all of the MergerCo Series Z Preferred Shares, then, notwithstanding the provisions of Section 2.3, Parent shall not be required to deposit the Company Series Z Preferred Share Merger Consideration with the Paying Agent and instead, upon surrender in accordance with the notice of redemption delivered by the Surviving Entity of the Certificate or Certificates formerly representing Company Series Z Preferred Shares that were converted into MergerCo Series Z Preferred Shares in the Merger (properly endorsed or assigned for transfer), the former holders of Company Series Z Preferred Shares that were converted into MergerCo Series Z Preferred Shares in the Merger shall be entitled to receive on the redemption date specified such notice of the redemption price for their MergerCo Series Z Preferred Shares as determined in accordance with the provisions of the MergerCo Series Z Preferred Shares. No interest shall be paid or accrue on the redemption price upon surrender of any Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND

THE PARTNERSHIP

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to Parent, MergerCo and Merger Partnership (the “Company Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement and any item disclosed on any schedule therein shall be deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent it is reasonably clear on the face of such Company Disclosure Schedule that such item applies to such other schedule, each of the Company and the Partnership, jointly and severally, represents and warrants to Parent, MergerCo and Merger Partnership as follows:

3.1 Existence; Good Standing; Authority; Compliance with Law.

(a) The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has all requisite trust power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Company’s Subsidiaries is listed in Section 3.4 of the Company Disclosure Schedule (the “Company Subsidiaries”), and each such entity is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company has no other Subsidiaries other than the Company Subsidiaries.

(c) Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not reasonably be likely to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be likely to have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries (i) has been operated at all times in compliance with all Laws applicable to the Company or any of the Company Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for such non-compliance as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of the Company or any of the Company Subsidiaries is bound or affected, except for such defaults or violations as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) The Company has previously provided or made available to Parent true and complete copies of the amended and restated declaration of trust, as amended, and second amended and restated bylaws, as amended, and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries as currently in effect other than with respect to certain immaterial items with respect to certain wholly-owned subsidiaries, and neither the Company nor any Company Subsidiary is in violation of any provision of its respective charter documents.

(f) Except as set forth in Section 3.1(f) of the Company Disclosure Schedule, the minute books of the Company and each of the Company Subsidiaries for which minute books are maintained for the period since January 1, 2002 have been made available to Parent, accurately reflect in all material respects all action of the shareholders and directors and any committees of the Company Board and each of the Company Subsidiaries and all actions of the partners and members of each of the Company Subsidiaries taken during such period.

3.2 Authorization, Takeover Laws, Validity and Effect of Agreements. Each of the Company and the Partnership has all requisite organizational power and authority to execute and deliver this Agreement, consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to the Company Shareholder Approval (as defined herein) and the Partnership Partner Approvals (as defined herein), the execution, delivery and performance by each of the Company and the Partnership of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action on behalf of the Company and the Partnership. The Company Board has, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated thereby, the General Partner has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger and the other transactions contemplated thereby. No other proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize this Agreement or to consummate the Merger, the Partnership Merger and the other transactions contemplated hereby or thereby. In connection with the foregoing, each of the Company, the General Partner and each Company Subsidiary that is a party to this Agreement has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger, the Partnership Merger and the other transactions contemplated by this Agreement. This Agreement, assuming the due authorization, execution and delivery hereof by each of Parent, MergerCo and Merger Partnership, constitutes a valid and legally binding obligation of the Company and the Partnership, enforceable against each of the Company and the Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 Capitalization.

(a) The authorized beneficial interest of the Company consists of 100,000,000 shares of Company Common Shares, 20,000,000 shares of preferred shares of beneficial interest, par value $0.01 per share (“Company Preferred Shares”), and 51,000,000 shares of excess shares of beneficial interest, par value $0.01 per share (“Company Excess Shares”). As of May 17, 2005, (i) 29,263,666 shares of Company Common Shares were issued and outstanding, (ii) 1,600,000 shares of Company Series C-1 Preferred Shares were issued and outstanding, (iii) 3,000,000 shares of Company Series D Preferred Shares were issued and outstanding, (iv) 180,000 shares of Company Series Z Preferred Shares were issued and outstanding, (v) no shares of Company Excess Shares were issued and outstanding, (vi) 1,634,853 shares of Company Common Shares have been authorized and reserved for issuance pursuant to the Company’s Share Option Plans, which are listed in Section 3.3(a) of the Company Disclosure Schedule, subject to adjustment on the terms set forth in the Company Share Option Plans, (vii) 341,917 Company Share Options were outstanding, (viii) 3,743,952 shares of Company Common Shares were reserved for issuance pursuant to exchange of Existing Units pursuant to the Seventh Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership and (ix) 2,000,000 shares of Company Preferred Shares have been designated as 8.625% Series B Cumulative Redeemable Preferred Shares, par value $.01 per share, and reserved for issuance pursuant to the Partnership Agreement of which none are issued or outstanding. Of the shares reserved for issuance pursuant to the Company’s Share Option Plans, 21,151 shares of Company Common Shares were reserved for issuance pursuant to the Company’s Share Option Plans in connection with the grant of performance share awards. As of the date of this Agreement, the Company had no shares of Company Common Shares reserved for issuance other than as described above. Since May 17, 2005, the Company has not issued any shares, except upon exercise of Company Share Options or upon the exchange of OP Units, and the Company has not issued any Share Options. All such issued and outstanding shares of beneficial interest of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b) The Company has no outstanding bonds, debentures, notes or other obligations or securities the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the shareholders of the Company on any matter (whether together with such shareholders or as a separate class).

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, and except for the Company Share Options (all of which have been issued under the Company Share Option Plans), there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of beneficial interest (or similar ownership interest) of the Company or any Company Subsidiary or any investment which is convertible into or exercisable or exchangeable for any such shares. Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of the Company Share Options, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, the per share exercise price for each Company Share Option, whether the Company Share Option is qualified and the vesting schedule for each Company Share Option. True and complete copies of all instruments (or the forms of such instruments) referred to in this Section 3.3(c) have been furnished or made available to Parent.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested restricted share awards granted under the Company Share Option Plans and incentive share awards made under the Company’s Senior Management Incentive Plan as of the date of this Agreement, including the name of the Person to whom such Company restricted shares and incentive awards have been granted for each such award. True and complete copies of all instruments referred to in this Section 3.3(d)

have been furnished or made available to Parent. Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(e) Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of beneficial interest of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

(f) Except as set forth in Section 3.3(f) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, exchange, convert or otherwise acquire any shares of beneficial interest, partnership interests or any other securities of the Company or any Company Subsidiary.

(g) Except as set forth in Section 3.3(g) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

(h) General Partner, a wholly owned subsidiary of the Company, is the sole general partner of the Partnership. As of May 17, 2005, the Company indirectly owned a 1.00% general partnership interest in the Partnership and directly owned a 87.66% limited partnership interest in the Partnership. As of May 17, 2005, the Limited Partners as defined in the Partnership Agreement (not including the limited partner interests held by the Company) owned a 11.34% limited partnership interest in the Partnership. Section 3.3(h) of the Company Disclosure Schedule sets forth a list of the holders of all units of partnership interests in the Partnership (“OP Units”), such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of OP Units held. There are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interests of the Partnership. Except as set forth in Section 3.3(h) of the Company Disclosure Schedule, the partnership interests owned by the Company and, to the knowledge of Company, the partnership interests owned by the Limited Partners (as defined in the Partnership Agreement), are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable securities laws. Since May 17, 2005, the Partnership has not issued any OP Units.

(i) As of the date hereof, there are less than ten holders of record of each of the Company Series C-1 Preferred Shares and the Company Series D Preferred Shares.

3.4 Subsidiaries. Section 3.4 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary and the Company’s direct or indirect ownership or other equity interest therein. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, and except for the OP Units identified in Section 3.3(h) of the Company Disclosure Schedule as being owned by a holder other than the Company or the General Partner, all issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company, free and clear of all liens, pledges, security interests, claims, call rights, options, rights of first refusal, rights of first offer, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges or other encumbrances of any nature whatsoever.

3.5 Other Interests. Except for the interests in the Company Subsidiaries set forth in Section 3.4 of the Company Disclosure Schedule, and except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any Person (other than investments in short-term investment securities or cash equivalents).

3.6 Consents and Approvals; No Violations. Except as set forth in Section 3.6 of the Company Disclosure Schedule, subject to receipt of the Company Shareholder Approval and the Partnership Partner Approvals, and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state “blue sky” laws, the HSR Act or any other antitrust law and (b) for filing of the Articles of Merger and the Partnership Merger Certificate, none of the execution, delivery or performance of this Agreement by the Company or the Company Subsidiaries that are parties hereto, the consummation by the Company or such Company Subsidiaries of the Mergers or compliance by the Company or such Company Subsidiaries with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a “Governmental Entity”), (iii) require any consent or notice under, result in a violation or breach by the Company or any Company Subsidiary of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, permit, franchise or other instrument or obligation or Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of its respective properties or assets (collectively, “Laws”), excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Asset Sale, the Merger or the Partnership Merger, (B) otherwise prevent or materially delay performance by the Company or any Company Subsidiary of its material obligations under this Agreement or the Real Estate Purchase Agreement or (C) reasonably be likely to have a Company Material Adverse Effect.

3.7 SEC Reports.

(a) Each of the Company and the Partnership has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 2002 through the date hereof (collectively, the “Company SEC Reports”), all of which, at the time of filing thereof, complied in all material respects with all applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”) applicable to such Company SEC Reports. None of the Company SEC Reports at the time of filing contained, nor will any report, schedule, form, statement or other document filed by the Company or the Partnership after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports or of the Partnership included or incorporated by reference in the Company SEC Reports complied, or will comply if filed after the date hereof, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been, or will be if filed after the date hereof, prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC and normal year end audit adjustments which would not be material in amount or effect) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present if filed after the date hereof, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Company and its Subsidiaries or of the Partnership and its Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations, shareholders’ and partners’ equity and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). The Company has established and maintains disclosure controls and procedures and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act. The Company has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Partnership.

(b) Except as set forth in Sections 3.7(b) and 3.8 of the Company Disclosure Schedule, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Company Subsidiaries, taken as a whole, other than (i) liabilities disclosed in the Company SEC Reports filed prior to the date hereof (the “Company Filed SEC Reports”), (ii) liabilities incurred on behalf of the Company or any Company Subsidiary in connection with this Agreement and the contemplated Mergers, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2005 as would not individually or in the aggregate reasonably be likely to have a Company Material Adverse Effect.

(c) The Company has previously provided or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.8 Litigation. Except as set forth in the Company Filed SEC Reports or in Section 3.8 of the Company Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, (i) prevent or materially delay the consummation of the Mergers, (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (iii) reasonably be likely to have a Company Material Adverse Effect.

3.9 Absence of Certain Changes. Except as disclosed in the Company Filed SEC Reports, from January 1, 2005 through the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business and consistent with past practice, and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of beneficial interest of the Company; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a “Commitment”) entered into by the Company or any of the Company Subsidiaries outside the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Merger; (c) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP; or (d) any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.10 Taxes. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) Each of the Company and the Company Subsidiaries (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity) and (ii) has paid (or had paid on their behalf) all material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it. The most recent financial statements contained in the Company Filed SEC Reports reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal Tax Returns for the Company and those Subsidiaries set forth in Section 3.10(a) of the Company Disclosure

Schedule with respect to the taxable years commencing on or after January 1996 have been delivered or made available to representatives of Parent. Neither the Company nor any of Company Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries;

(b) The Company, (i) for all taxable years commencing with the Company’s taxable year ending December 31, 1994 through December 31, 2004 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2004 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Merger (and if the Merger is not consummated prior to January 1, 2006, for the taxable year that will end on December 31, 2005). No challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code;

(c) Each Company Subsidiary that is a partnership, joint venture, or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation;

(d) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code;

(e) Neither the Company nor any Subsidiary has recognized gain or loss from the disposition of any property that was intended to qualify as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company;

(f) The Company has not incurred any liability for material excise taxes under sections 857(b), 860(c) or 4981 of the Code. To the knowledge of the Company, neither the Company nor any Company Subsidiary (other than a “taxable REIT subsidiary” or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company;

(g) All deficiencies asserted or assessments made with respect to the Company or any Company Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or Company Subsidiary have been fully paid to the extent relating to the Company or any Company Subsidiary, and, to the Company’s knowledge, there are no other audits, examination or other proceedings relating to any Taxes of the Company or any Company Subsidiary by any taxing authority in progress. Neither the Company nor any Company Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes, and to the Company’s knowledge, no audit, examination or other proceeding nor any assessment in respect of Taxes involving the Company or any Subsidiary is being considered by any Tax authority. Neither the Company nor any Company Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations);

(h) The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of material Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121 and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws;

(i) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any such Company Subsidiary is or may be subject to taxation by that jurisdiction;

(j) Neither the Company nor any other Person on behalf of the Company or any Company Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed;

(k) Neither the Company nor any Company Subsidiary is a party to any tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any of Company Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing;

(l) Neither the Company nor any Company Subsidiary has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities;

(m) Neither the Company nor any Company Subsidiary has any liability for the Taxes of another person other than the Company and the Company Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract;

(n) There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Company Subsidiary; and

(o) There are no Tax Protection Agreements currently in force. No person has raised, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

For purposes of this Section 3.10, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, the Company or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; (c) limited partners of the Partnership have guaranteed debt of the Partnership; and/or (d) any other agreement that would require the general partner of the Partnership to consider separately the interests of the limited partners.

3.11 Properties.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, the Company or one of Company Subsidiaries owns fee simple title to each of the real properties identified in Section 3.11(a) of the Company Disclosure Schedule (the “Company Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”).

(b) The Company Properties (other than the Company Properties under development) are not subject to any rights of way, restrictive covenants (including deed restrictions or limitations issued pursuant to any Environmental Law), declarations, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (i) Encumbrances and Property Restrictions set forth in Schedule 3.11(b) of the Company Disclosure Schedule, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Company Property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (or which would be shown on current title reports or current surveys), which, individually or in the aggregate, are not material in amount, do not materially interfere with the current use of any of the Company Properties subject thereto or affected thereby, and which would not be reasonably likely to have a Company Material Adverse Effect and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and which would not be reasonably likely to have a Company Material Adverse Effect.

(c) Except as would not be reasonably likely to have a Company Material Adverse Effect, (i) the Company has made available to Parent all valid policies of title insurance insuring the Company’s or the applicable Company Subsidiaries’ fee simple title to the Company Properties and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy; and (ii) the Company has previously provided or made available to Parent all existing surveys of the Company Properties in its possession.

(d) Except as set forth in Section 3.11(d) to the Company Disclosure Schedule, (i) no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, except for such failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect and (ii) neither the Company nor any Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties issued by any governmental authority which have not been cured, contested in good faith or which violations would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) To the Company’s knowledge, neither the Company nor any Company Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or similar law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (i) and (ii) above, would reasonably be likely to have, individually or in the aggregate, a material adverse effect on such Company Property, as applicable.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those actions, individually or in the aggregate, the failure of which would not reasonably be likely to have a Company Material Adverse Effect.

(g) Section 3.11(g) of the Company Disclosure Schedule lists each ground lease to which the Company or any Company Subsidiary is party, as lessee, and each master lease to which the Company or any Company Subsidiary is a lessor. Each such ground lease or master lease is in full force and effect and is valid, binding and enforceable, to the knowledge of the Company, in accordance with its terms against the lessor or lessee thereunder, as applicable, except as would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the Company’s interest in the applicable Company Property. Except as listed in Section 3.11(g) of the Company Disclosure Schedule or which would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the applicable Company Property, neither the Company nor any Company Subsidiary, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in monetary default under any such ground lease or master lease. No option has been exercised under any of such ground leases or master leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(g) of the Company Disclosure Schedule. The Company has made available to Parent a correct and complete copy of each such ground lease and master lease and all material amendments thereto.

(h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has granted any unexpired option agreements, rights of first offer, rights of first negotiation or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly owned Company subsidiaries.

(j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there is no material renovation or construction project with aggregate projected costs in excess of $5,000,000 currently being performed at any of the Company Properties, except for the projects set forth in Section 3.11(j) of the Company Disclosure Schedule (the “Construction Projects”). Section 3.11(j) of the Company Disclosure Schedule sets forth the budgeted cost, the cost to complete and Material Contract for each Construction Project. To the knowledge of the Company, neither the Company nor any Company Subsidiary is in material default of any material obligation with respect to the Construction Projects and, to the knowledge of the Company, the contractors obligated to complete any of the Construction Projects are not in material default with respect to such obligations as of the date of this Agreement.

(k) None of the material personal property necessary for the use, operation, repair or maintenance of any Company Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (i) for equipment owned or leased by third party vendors providing maintenance or repair services to a Company Property or (ii) for leases, the expense for which is included in the Company’s financial statements.

(l) There (i) are no material structural defects relating to any of the Company Properties, (ii) is no Company Property whose building systems are not in working order in any material respect, and (iii) is no physical material damage to any Company Property for which there is no insurance in effect, which, in the case of any of (i), (ii) or (iii) would be reasonably likely to have a Company Material Adverse Effect.

3.12 Environmental Matters. The Company and the Company Subsidiaries are and have been in compliance with all Environmental Laws (including all Environmental Laws relating to radon and lead-based paint disclosures), except for any noncompliance that, either individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. There is no claim, suit, administrative or judicial enforcement or other legal proceeding pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary under any Environmental Law or relating to any mold, fungi, or mycotoxin. Neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has received any written notice that it is potentially responsible under any Environmental Law for costs of response or remediation or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location and neither the Company nor any Company Subsidiary or, to the knowledge of the Company, any legal predecessor of the Company or any Company Subsidiary, has transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any Hazardous

Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any location proposed for inclusion on that list or at any location on any analogous state list. To the Company’s knowledge, neither the Company nor any Company Subsidiary has released any Hazardous Material on, under or from the real property currently owned, leased or operated by the Company or any Company Subsidiary or any predecessor entity in a manner or under circumstances that would reasonably be likely to result in an order to perform a response action or in a material liability under the Environmental Laws, and the Company has no knowledge of any other release on, under or from the real property currently owned, leased or operated by the Company or any Company Subsidiary or predecessor entity of Hazardous Materials in a manner or under circumstances that would be reasonably likely to result in an order to perform a response action or in material liability under the Environmental Laws. To the Company’s knowledge, other than as disclosed in the environmental reports delivered or made available to Parent, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB’s, as those terms are defined under the Environmental Laws, located at any of the real property currently owned, leased or operated by the Company or any Company Subsidiary or predecessor entity or facilities utilized by the Company or the Company Subsidiaries. To the Company’s knowledge, no real property currently owned, leased or operated by the Company or any Company Subsidiary is subject to any lien under any Environmental Law. To the Company’s knowledge, other than as disclosed in the environmental reports delivered or made available to Parent, no real property currently owned, leased or operated by the Company or any Company Subsidiary currently contains any radon, lead-based paint, or mold, fungi, or mycotoxin under circumstances or in a manner that would reasonably be likely to have a Company Material Adverse Effect. To the Company’s knowledge, with respect to any formerly owned, leased or operated real property, neither the Company nor any Company Subsidiary has any liability that would be reasonably likely to have a Company Material Adverse Effect under any Environmental Law through operation of any contract.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of each employee benefit plan, within the meaning of ERISA Section 3(3), material benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (collectively, the “Employee Programs”), which is currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any ERISA Affiliate. Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder and, to the Company’s knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination.

(b) With respect to each Employee Program, the Company has provided, or made available, to Parent (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the most recent summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) all material correspondence with the Department of Labor or the IRS; and (vi) any insurance policy information related to such Employee Program.

(c) Each Employee Program has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect and has been administered and operated in all material respects in accordance with its terms. No Employee Program is subject to Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employees’ beneficiary association or is a multiemployer plan, within the meaning of ERISA Section 3(37).

(d) Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Employee Programs to have paid as contributions to such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date.

(e) Neither the Company, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of the Company, or an ERISA Affiliate, nor, to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Program that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened with respect to any Employee Program (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, no Employee Program provides for medical, life insurance or other welfare plan benefits (other than under Section 4980B of the Code or state health continuation laws) to any current or future retiree or former employee and all such plans have effectively reserved the right to amend or terminate such plans without participant consent.

3.14 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries relating to their business. To the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries.

(b) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the employment relationship which would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

3.15 No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent, MergerCo or Merger Partnership to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Acquisition, the Merger or the Partnership Merger, except that the Company has retained Wachovia Capital Markets LLC (“Wachovia”) as its financial advisor in connection with the Merger. The Company has furnished to Parent a true, complete and correct copy of all agreements between the Company and Wachovia relating to the Merger, which agreements disclose all fees payable by the Company or any of its Affiliates to Wachovia.

3.16 Opinion of Financial Advisor. The Company has received an opinion of Wachovia, to the effect that, as of the date of this Agreement, the $43.50 to be received for each Company Common Share by holders of the Company Common Shares is fair to such holders from a financial point of view.

3.17 Required Company Shareholder Approval and Partnership Partner Approvals. The affirmative vote of the holders of a majority of the Company Common Shares outstanding and entitled to vote is the only vote of the holders of any class or series of beneficial interest of the Company or any Company Subsidiary necessary or required to approve the Merger (the “Company Shareholder Approval”). The approval by the General Partner and by Limited Partners holding 75% or more of the Percentage Interests of the Limited Partners (as defined in the Partnership Agreement) (including Limited Partnership Interests held by the Company and the General Partner, but not including any interest on account of Preferred Units (as defined in the Partnership Agreement)) are the only approvals necessary or required to approve the Partnership Merger (the “Partnership Partner Approvals”).

3.18 Material Contracts.

(a) Except for agreements filed as Exhibits to the Company Filed SEC Reports, Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts. The Company has made available to Parent true and complete copies of all Material Contracts. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and, (ii) to the knowledge of the Company, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) with respect to any third party to any Material Contract, except in either the case of clause (i) or (ii) for those violations or defaults that, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. Except as set forth in Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any contractual obligation to file a registration statement under the Securities Act, in respect of any securities of the Company or any Company Subsidiary.

(b) Except for agreements filed as exhibits to the Company Filed SEC Reports, Section 3.18(b) of the Company Disclosure Schedule sets forth (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in excess of $5,000,000, other than Indebtedness payable to the Company or a Company Subsidiary, is payable and (y) the respective principal amounts outstanding thereunder on March 31, 2005.

3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company. The Company has delivered to Parent prior to the date hereof a list that is true and complete in all material respects of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer and (b) would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

3.20 Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the actual knowledge of those individuals identified in Section 3.20 of the Company Disclosure Schedule.

3.21 Proxy and Partnership Information Statements; Company Information. The information relating to the Company and the Company Subsidiaries to be contained in the Proxy Statement, the Partnership Information Statement and other documents to be filed with the SEC in connection herewith will not, on the date the Proxy Statement is first mailed to holders of Company Common Shares, on the date the Partnership Information Statement is first mailed to holders of Existing Units or at the time of the Company Shareholders’ Meeting contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent for inclusion therein. If, at any time prior to the Shareholder Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement or the Partnership Information Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger, the Partnership Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

3.22 No Payments to Employees, Officers or Directors. Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger and the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any Company Subsidiary. Section 3.22 of the Company Disclosure Schedule lists the amounts required to be paid or payable to or with respect to any employee or other service provider of the Company or any Company Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that are or could be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to pay or otherwise reimburse any person for any tax imposed under Section 4999 of the Code except as set forth in Section 3.22 of the Company Disclosure Schedule.

3.23 Employee Loans. Other than loans to employees that, in the aggregate, do not exceed $50,000, there are no outstanding loans made by the Company or any Company Subsidiary to any of its respective employees, officers or directors.

3.24 Shareholders’ Rights Agreement. Neither the Company nor any Company Subsidiary has adopted, or intends to adopt, a shareholders’ rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of beneficial interest or any other equity or debt securities of the Company or any Company Subsidiary.

3.25 Intellectual Property.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company does not have knowledge of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary, infringes on any copyright, patent, trademark, trade name, service mark or trade secret of any third party; (ii) against the use by the Company or any Company Subsidiary of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights material to the Company and the Company Subsidiaries, taken as a whole, or (iv) challenging the license or legally enforceable right to use of the Third-Party Intellectual Property Rights by the Company or any Company Subsidiary. Except as, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect, the Company and each Company Subsidiary owns, or is licensed to use (in each case free and clear of any Encumbrances), all Intellectual Property currently used in its business as presently conducted.

(b) As used in this Agreement, the term (i) “Intellectual Property” means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications, and other proprietary information or materials, trademarks, trade names, service marks and copyrights, (ii) “Third-Party Intellectual Property Rights” means any rights to Intellectual Property owned by any third party, and (iii) “Company Intellectual Property Rights” means the Intellectual Property owned or used by the Company or any Company Subsidiary.

3.26 Transactions with Affiliates. Except as set forth in Section 3.26 of the Company Disclosure Schedule (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries), no director, officer or other Affiliate of the Company or any Company Subsidiary or any entity in which, to the knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons), has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Company Subsidiary; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.

3.27 Investment Company Act of 1940. None of the Company or any Company Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT, MERGERCO AND MERGER PARTNERSHIP

Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to the Company (the “Parent Disclosure Schedule”), which schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement and any item disclosed on any schedule therein shall be deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent it is reasonably clear on the face of such Parent Disclosure Schedule that such item applies to such other schedule, each of the Parent, MergerCo and the Merger Partnership, jointly and severally, represents and warrants to the Company and the Partnership as follows:

4.1 Existence; Good Standing; Authority; Compliance with Law.

(a) Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 4.1(a) of Parent Disclosure Schedule, Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b) Each of the Parent’s Subsidiaries is listed in Section 4.1(b) of the Parent Disclosure Schedule (the “Parent Subsidiaries”), and each such entity is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite corporate power or other power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensure, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Parent has no other Subsidiaries other than Parent Subsidiaries.

(c) Except as set forth in Section 4.1(c) of the Parent Disclosure Schedule, neither Parent nor any of Parent Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any Parent Subsidiary or any of their respective properties or assets is subject, except where such violation, alone or together with all other violations, would not reasonably be likely to have a Parent Material Adverse Effect. Parent and Parent Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be likely to have a Parent Material Adverse Effect.

(d) Parent has previously provided or made available to the Company true and complete copies of the certificate of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of Parent as in effect on the date of this Agreement.

4.2 Authorization, Validity and Effect of Agreements. Each of Parent, MergerCo and Merger Partnership has all requisite organizational power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and thereby and perform its obligations hereunder and thereunder. The execution, delivery and performance by each of Parent, MergerCo and Merger Partnership of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on behalf of each of Parent, MergerCo and Merger Partnership. No other organizational proceedings on the part of Parent, MergerCo, Merger Partnership, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Merger, the Partnership Merger and the other transactions contemplated hereby. This Agreement, assuming the due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid and legally binding obligation of each of Parent, MergerCo and Merger Partnership, enforceable against each of Parent, MergerCo and Merger Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. The respective Board of Directors or general partners of Parent, MergerCo and Merger Partnership each have, by unanimous vote, if applicable, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, the Partnership Merger and the transactions contemplated thereby, and taken all corporate action required to be taken by each of them to consummate the Merger, the Partnership Merger and the transactions contemplated thereby.

4.3 Consents and Approvals; No Violations. Except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, and state securities or state “blue sky” laws, the HSR Act or any other antitrust law, (b) for filing of the Articles of Merger and the Certificate of Merger and (c) as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by each of Parent, MergerCo and

Merger Partnership, the consummation by each of Parent, MergerCo and Merger Partnership of the transactions contemplated hereby or compliance by each of Parent, MergerCo and Merger Partnership with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, notice by, or permit, authorization, consent or approval of, any Governmental Entity, (iii) require any consent or notice under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, MergerCo or Merger Partnership is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, MergerCo, Merger Partnership or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

4.4 Litigation. Except as set forth in Section 4.4 of Parent Disclosure Schedule, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of Parent Subsidiaries and (b) neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, judgment, injunction, stipulation, award or decree of any Governmental Entity which, in the case of (a) or (b), would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

4.5 Absence of Certain Changes. Except as disclosed in Section 4.5 of the Parent Disclosure Schedule, from March 31, 2005 through the date hereof, Parent and Parent Subsidiaries have conducted their businesses only in the ordinary course and consistent with past practice and there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 No Brokers. Neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger or the Partnership Merger, except that Parent has retained Lehman Brothers Inc.

4.7 Available Funds; Guaranty.

(a) Assuming that the condition set forth in Section 7.2(d) is satisfied, Parent will have sufficient funds to, at the Closing (i) pay the aggregate Common Share Merger Consideration, Option Merger Consideration and Partnership Merger Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Mergers or the financing thereof.

(b) Parent has provided to the Company a true, complete and correct copy of an executed commitment letter (the “Debt Commitment Letter”) from Lehman Brothers Inc. and Lehman Commercial Paper Inc. (the “Lenders”) pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to provide Merger Partnership with financing in an aggregate amount of $2,025,000,000 plus the amount of fees and expenses related to the Mergers, the Asset Sale, the credit facilities and the other transaction documents related thereto. Parent will provide to the Company any amendments to the Debt Commitment Letter, or any notices given in connection therewith, as promptly as possible (but in any event within twenty-four (24) hours).

(c) Concurrently with the execution of this Agreement, Parent and Merger Partnership have delivered to the Company a guaranty (the “Guaranty”) executed by each of ING Bank N.V. and Lehman Brothers Holdings, Inc. (each a “Guarantor”) in the form attached as Exhibit E to this Agreement.

4.8 Takeover Statutes. Each of Parent, MergerCo and Merger Partnership has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger, the Partnership Merger and the transactions contemplated by this Agreement.

4.9 Definition of the Parent’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Parent” or any similar phrase means the actual knowledge of those individuals identified in Section 4.9 of the Parent Disclosure Schedule.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof, except as otherwise contemplated or permitted by this Agreement, the Company shall (i) use its reasonable best efforts to, and shall cause each of the Company Subsidiaries to use its reasonable best efforts to, carry on their respective businesses in the usual, regular and ordinary course, consistent with past practice, and use their reasonable best efforts to preserve intact their present business organizations, keep available the services of their present officers and employees consistent with past practice and preserve their relationships with customers, suppliers and others having business dealings with them and (ii) comply with, and shall cause each of the Company Subsidiaries to comply with, all applicable Laws wherever their respective businesses are conducted, including the timely filing of reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act. Without limiting the generality of the foregoing, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 hereof, neither the Company nor any of the Company Subsidiaries will (except as expressly permitted by this Agreement, as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (it being understood that Parent shall respond within five (5) Business Days to the Company’s communications soliciting such consent from Parent)):

(a) (i) split, combine or reclassify any shares of beneficial interest of the Company or the Partnership or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of beneficial interest of the Company or the Partnership, except for (A) regular, cash dividends at a rate not in excess of (1) $0.200834 per share of Company Common Shares, declared and paid monthly, (2) $0.4921875 per share of Series C-1 Preferred Shares, declared and paid quarterly and (3) $0.46875 per share of Series D Preferred Shares, declared and paid quarterly, in each case, in accordance with past practice, (B) corresponding regular monthly distributions payable to each class or series of holders of OP Units and (C) dividends or distributions, declared, set aside or paid by any wholly owned Company Subsidiary to the Company or any Company Subsidiary that is, directly or indirectly, wholly owned by the Company;

(b) except as set forth in Section 5.1(b) of the Company Disclosure Schedule, (i) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of beneficial interest (or similar interest) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the (A) issuance of Company Common Shares upon the exercise of Company Share Options outstanding on the date of this Agreement in accordance with their present terms and (B) the issuance of Company Common Shares in exchange for OP Units pursuant to Section 8.6 of the Partnership Agreement as in effect on the date hereof or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents) of the Company or the Company Subsidiaries (except in connection with the use of Company Common Shares to pay the exercise price or the withholding obligation upon the exercise of a Company Share Option or the lapse of restrictions on restricted share awards as presently permitted by the Company Share Option Plans);

(c) except as set forth in Section 5.1(c) of the Company Disclosure Schedule, purchase, acquire, sell, lease, encumber, transfer or dispose of any assets of the Company or any of the Company Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof, which are listed in Section 5.1(c) of the Company Disclosure Schedule; provided that such transaction is consummated in accordance in all material respects with the provisions of such obligations, including but not limited to such purchase or sale price;

(d) except (i) as set forth in Section 5.1(d) of the Company Disclosure Schedule, (ii) borrowings for working capital and refundable earnest money deposits using existing lines of credit and (iii) borrowings consistent with the Operating Protocols (attached as Section 5.1 of the Company Disclosure Schedules) for development, construction and acquisition activities, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities, repurchase or redeem any debt securities, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon;

(e) except pursuant to any mandatory payments under any credit facilities in existence on the date hereof, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

(f) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent and MergerCo prior to any such change);

(g) (i) except as required by law, enter into, adopt, amend or terminate any Employee Program or enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company or any of the Company Subsidiaries and one or more of their directors or executive officers, or (ii) except for normal increases in the ordinary course of business consistent with past practice and provided for in the 2005 operating budget or as previously disclosed to Parent, increase in any manner the compensation or benefits of any officer or employee or pay any benefit not required by any Employee Program or arrangement as in effect as of the date hereof;

(h) grant to any officer, director or employee the right to receive any new severance, change of control or termination pay or termination benefits, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or termination benefits or enter into or otherwise amend or alter any new employment, loan, retention, consulting, indemnification, termination, change of control, severance or similar agreement with any officer, director or employee other than the grant of compensation and benefits to any employee (other than an officer) hired after the date of this Agreement;

(i) except to the extent required to comply with its obligations hereunder or with applicable law, amend its articles of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents;

(j) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger);

(k) except (i) as set forth in Section 5.1(k) of the Company Disclosure Schedule and (ii) as provided in Section 6.6(f), settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation where the amount paid (after reduction by any insurance proceeds actually received) in settlement or compromise does not exceed $500,000 in the aggregate;

(l) amend any term of any outstanding security of the Company or any Company Subsidiary;

(m) modify or amend any Material Contract to which the Company or any Company Subsidiary is a party or waive, release or assign any material rights or claims under any such Material Contract or enter into any new Material Contracts;

(n) merge or consolidate with any other entity in any transaction;

(o) form or commence the operations of any business, corporation, partnership, joint venture, business association or other business organization or division thereof;

(p) mortgage or pledge any of its assets;

(q) enter into, or amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto;

(r) make or rescind any material express or deemed election relative to Taxes (unless such election or rescission is required by law or necessary (1) to preserve the status of the Company as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner);

(s) file an amendment to any material Tax return;

(t) settle or compromise any material federal, state, local or foreign Tax liability other than settling appeals of property tax valuations;

(u) authorize, commit to or make any equipment purchases or capital expenditures not provided for in the Company’s 2005 operating budget and capital budget (in the forms previously provided to Parent); or

(v) enter into an agreement to take any of the foregoing actions.

In connection with the continued operation of the Company and the Company Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (the “Proxy Statement”) and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and MergerCo shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and MergerCo and their respective affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The Company shall notify Parent and MergerCo promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) If, at any time prior to receipt of the Company Shareholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the parties shall notify each other promptly of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Proxy Statement, and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

(c) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its holders of Company Common Shares (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company’s shareholders entitled to vote at the Company Shareholders Meeting as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to its holders of Company Common Shares that they approve this Agreement and the Merger (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 6.5(b).

6.2 Other Filings. As soon as practicable following the date of this Agreement, each of the parties to this Agreement shall properly prepare and file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the Asset Sale, the Merger and the Partnership Merger (including filings, if any, required under the HSR Act) (collectively, the “Other Filings”). Each of the parties to this Agreement shall promptly notify the other parties of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the parties to this Agreement shall supply the other parties with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. Each of the parties hereto shall promptly obtain and furnish the other parties with (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

6.3 Additional Agreements. Subject to Section 6.5, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Asset Sale, the Merger and the Partnership Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Asset Sale, the Merger and the Partnership Merger, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Asset Sale, the Merger and the Partnership Merger. Following the date hereof, the Company shall provide to Parent and MergerCo a schedule of the Company Properties identifying the applicable owner of each such Company Property.

6.4 Fees and Expenses.

(a) Except as set forth in Sections 6.4(b), 6.4(c) and 8.2, whether or not the transactions contemplated by this Agreement are consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby and thereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

(b) If this Agreement is terminated by the Company pursuant to Section 8.1(d), Parent shall pay to the Company (subject to the provisions of Section 8.3(a) hereof) within three (3) Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Company Break-Up Expenses”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(c), the Company shall pay to Parent, within three (3) Business Days after the date of termination, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder or thereunder (“Parent Break-Up Expenses”).

(d) The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity).

6.5 No Solicitations.

(a) The Company shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or their officers, directors, affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative acting on its or their behalf (collectively “Company Representatives”), to (i) solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate (including by way of furnishing non-public information), directly or indirectly, any inquiries with respect to an Acquisition Proposal, or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations regarding an Acquisition Proposal; provided, however, that, at any time prior to the receipt of the Company Shareholder Approval, if the Company receives a bona fide written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 6.5(a), the Company may furnish, or cause to be furnished, non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal (a “Third Party”) and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its duties to the Company or its shareholders under applicable law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions that are no less restrictive on the Person making such Acquisition Proposal than the provisions of the Confidentiality Agreement dated as of May 17, 2005 between the Company and ING Clarion Partners, LLC (the “Confidentiality Agreement”), and (C) the Company Board determines in good faith, after consultation with its outside financial advisor, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (but in no event less than twenty-four hours following the Company’s initial receipt of any Acquisition Proposal) oral and written notice to Parent of (a) the receipt of any such Acquisition Proposal, and any modification or amendment to any such Acquisition Proposal, by the Company, any Company Subsidiary or any Company Representative, (b) the material terms and conditions of such Acquisition Proposal (c) the identity of such person or entity making any such Acquisition Proposal and (d) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry (including any material changes to the status or material terms thereof).

(b) The Company Board may not (i) withdraw, qualify or modify, in a manner adverse to Parent or MergerCo, the approval or recommendation of the Company Board, or if applicable, the approval or recommendation of any committee of the Company Board, of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal (any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”) or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any agreement (each, an “Acquisition Agreement”) contemplating an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to receipt of the Company

Shareholder Approval, the Company Board may take one of the actions described in clauses (i) or (ii) of the previous sentence in response to a Superior Proposal if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties to the Company or its shareholders under applicable law (a “Subsequent Determination”) but only at a time that is after the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to approve or recommend such Superior Proposal, or the applicable amendment to a Superior Proposal, and subject to the Company’s compliance with this subsection (b). Any such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that the Board otherwise intends to make a Subsequent Determination (subject to compliance with this subsection (b)) During such three (3) Business Day period, the Company shall permit the Parent to propose to the Company’s Board adjustments to the terms and conditions of this Agreement with a view to enabling the Company to proceed with its recommendation to its shareholders without a Subsequent Determination.

(c) Upon execution of this Agreement, the Company and the Company Subsidiaries shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Company or any of the Company Representatives and shall inform each of the Company Representatives of its obligations under this Section 6.5 and instruct each of them to act in a manner consistent with such obligations. The Company shall promptly request each Person with whom is has executed a confidentiality agreement within the twenty-four months prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential or other non-public information heretofore furnished to such Person by or on behalf of the Company or any of the Company Representatives.

(d) Subject to Section 6.5(b), the Company may at any time take and disclose to its holders of Company Common Shares a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A.

6.6 Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, employee, or agent of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a trustee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, or thereby whether in any case asserted or arising at or before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, the Surviving Entity (together with the Company, the “Indemnitors”), shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, “Indemnifiable Amounts”), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Indemnitors, shall promptly (but in any event within 10 calendar days of written request) pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law; (B) the Indemnitors shall have the right to defend each Indemnified Party in any proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Indemnitors shall notify such Indemnified Party of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding, and, provided further, that the Indemnitors shall not, without the prior written consent of such Indemnified Party, consent to the entry of any judgment against such Indemnified Party or enter into any settlement or compromise which (I) includes an admission of fault of such Indemnified Party or (II) does not include, as an unconditional term thereof, the full release of such Indemnified Party from all liability in respect of such proceeding, which release shall be in form and substance reasonably satisfactory to such Indemnified Party and (C) notwithstanding clause (B) above, if in a proceeding to which an Indemnified Party is a party by reason of the Indemnified Party’s service as a trustee, director, officer, employee, or agent of the Company or any of the Company Subsidiaries, (I) such Indemnified Party reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such proceeding, (II) a conflict of interest or potential conflict of interest exists between such Indemnified Party and the Indemnitors, or (III) if the Indemnitors fail to assume the defense of such proceeding in a timely manner, such Indemnified Party shall be entitled to be represented by separate legal counsel of such Indemnified Party’s choice at the expense of the Indemnitors; provided, however, that none of the Indemnitors shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Indemnitors shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Entity thereof; provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Entity except to the extent, if any, such failure to promptly notify materially and adversely prejudices such party.

(b) Parent and MergerCo each agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and officer of the Company and the Company Subsidiaries provided for in the respective charters or bylaws (or other applicable organizational documents) or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and/or one or more Company Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Company Disclosure Schedule (a form of which is publicly available through EDGAR which form is consistent with the agreements entered into).

(c) Prior to the Effective Time, the Company shall purchase a non-cancelable extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in the same form as presently maintained by the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that in no event shall the Company be required to expend pursuant to this Section 6.6(c) more than an amount per year of coverage equal to one hundred and fifty percent (150%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than one hundred and fifty percent (150%) of current annual premiums, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to one hundred and fifty percent (150%) of current annual premiums. Parent shall, and shall cause the Surviving Entity to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(d) The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6 and shall be entitled to enforce the covenants contained herein).

(e) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.6.

(f) The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder or partner litigation against the Company, its directors or officers, the General Partner or the Partnership relating to the Asset Sale, the Mergers or the other transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s consent if such settlement, either individually or together with all other settlements of such shareholder or partner litigation would require aggregate payments by the Company or any of the Company Subsidiaries in excess of $1,500,000 or impose any material obligation or restriction on the Company or any of the Company Subsidiaries after the Effective Time.

6.7 Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ directors, officers, employees and agents to, afford to Parent and to the directors, officers, employees, and agents of Parent access upon reasonable notice and at reasonable times without undue interruption (and will request the same from the Company’s auditors, attorneys, financial advisors and lenders) to (a) the properties, books, records and contracts of the Company and the Company Subsidiaries and (b) the officers and employees of the Company and the Company Subsidiaries; provided, however, that Parent shall obtain the Company’s consent, which consent shall not be unreasonably withheld, to a schedule of properties to be visited and officers and employees to be accessed prior to any such visits or access. The Company shall furnish Parent such financial, operating and other data and information as Parent may reasonably request. Prior to the Effective Time, Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

6.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Mergers and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Mergers contemplated hereby no later than the opening of trading on the NYSE on the Business Day immediately following the time at which this Agreement is signed.

6.9 Employee Benefit Arrangements.

(a) On and after the Closing, Parent shall, and shall cause the Surviving Entity to, honor in accordance with their terms all employment agreements, severance agreements, the Company’s Senior Management

Incentive Compensation Plan, the Company’s Severance and Stay Bonus Plan, the Company’s 2003 and 2005 Investment Performance Bonus Plans, and the Company’s deferred compensation plans, all of which are listed in Section 6.9(a) of the Company Disclosure Schedule, and the Company or Parent shall pay on the Closing Date to the applicable officers, employees and trustees listed in said Section 6.9(a) of the Company Disclosure Schedule, any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, or the Effective Time. Parent acknowledges and agrees that the Merger constitutes a “Change in Control” for purposes of the plans and agreements listed in Section 6.9(a) of the Company Disclosure Schedule. Each of the first four officers who is a covered by a senior executive severance agreement listed in Section 6.9(a) of the Company Disclosure Schedule, immediately upon consummation of the Merger, shall be paid his or her severance benefits in accordance with the terms of the special executive severance agreement as if there was a “Terminating Event” as defined in the senior executive severance agreement, regardless of whether such termination of employment has occurred or subsequently occurs, subject to the execution of a written acknowledgement by each such officer that such payment is in full satisfaction of the Company’s and its successors’ and affiliates’ obligations under the senior executive severance agreement and the execution of a written release of claims by the officer as required by Section 4 of the senior executive severance agreement.

(b) For the one-year period immediately following the Effective Time, Parent shall cause the Surviving Entity to provide the employees of the Company and the Company Subsidiaries who remain employed by the Parent or the Parent Subsidiaries after the Effective Time (the “Company Employees”) with employee benefits (other than equity-based compensation) comparable to those in place immediately before the Effective Time.

(c) After the Effective Time, Parent shall cause the Surviving Entity to honor all obligations which accrued prior to the Effective Time under the Company’s deferred compensation plans that are listed on Section 6.9(c) of the Company Disclosure Schedule. For the one-year period immediately following the Effective Time, Parent shall, and shall cause the Surviving Entity to, honor the terms of the Company’s Severance and Stay Bonus Plan.

(d) After the Effective Time, Parent shall cause the Surviving Entity to pay, as and when vested, the incentive performance bonus awards to the officers and employees of the Company that are listed on Section 6.9(d) of the Company Disclosure Schedule in accordance with their terms.

6.10 Preparation of Information Statement/ Partner Consent.

(a) As soon as practicable following the date of this Agreement, the Partnership shall prepare and file with the SEC an information statement on the appropriate form (the “Partnership Information Statement”) and the Partnership shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent, MergerCo and the Merger Partnership shall cooperate with the Company and the Partnership in connection with the preparation of the Partnership Information Statement, including, but not limited to, furnishing to the Company and the Partnership any and all information regarding Parent, MergerCo and the Merger Partnership and their respective affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Partnership Information Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Partnership Information Statement or the Partnership Merger. The Company shall use its reasonable best efforts to cause the Partnership Information Statement to be mailed to the holders of Existing Units at the earliest practicable date following the mailing of the Proxy Statement to Company shareholders. The Company, on behalf of itself and the General Partner, hereby agrees to vote in favor of or consent to, as applicable, approval of this Agreement and the Partnership Merger. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Partnership Information Statement, (i) Parent, Merger Partnership,

Company or the Partnership, as the case may be, shall promptly inform the others of such occurrences, (ii) Parent, Merger Partnership, Company and the Partnership shall, in cooperation with each other, prepare any such amendment or supplement to the Partnership Information Statement, in a form reasonably satisfactory to Parent, the indication of such satisfaction shall not be unreasonably withheld or delayed and (iii) each of Parent, Merger Partnership, Company and the Partnership shall use its reasonable best efforts to have any such amendment or supplement cleared, to the extent necessary, for mailing to the holders of Existing Units as promptly as practicable after such clearance.

(b) The obligation of Merger Partnership and the Partnership to consummate the Partnership Merger shall be conditioned upon, and shall be subject to, the prior closing of the Merger as provided in this Agreement.

(c) Parent, MergerCo, the Company, the Merger Partnership and the Partnership agree to use their reasonable best efforts to take all actions necessary and advisable to effect the foregoing.

6.11 Certain Tax Matters. Neither Parent, the Surviving Entity nor their respective Affiliates shall take any action following the Merger that is inconsistent with the Company’s qualification as a REIT prior to the Effective Time, and Parent, Surviving Entity and their respective Affiliates will take all necessary and desirable actions to preserve the Company’s status as a REIT for periods prior to the Effective Time. Nothing in this Section 6.11 shall be construed to limit the ability of the Parent or its Affiliates from causing the Company to seek a “closing agreement,” within the meaning of Section 7121 of the Code, with the IRS if it is reasonably determined that the Company or a Company Subsidiary engaged in any action or failed to take any action that jeopardized the Company’s status as a REIT prior to the Effective Time.

6.12 Asset Sale. After the date hereof but prior to the Effective Time, Parent intends to cause a limited partnership or other entity to be formed (“Acquisition Partnership”), which will be an Affiliate of the Parent and will enter into a Real Estate Purchase Agreement reasonably acceptable to the Company and the Partnership (the “Real Estate Purchase Agreement”) with the Partnership and certain of its subsidiaries. Pursuant to the Real Estate Purchase Agreement, Acquisition Partnership would purchase, and the Partnership and certain subsidiaries would sell, certain real estate assets and equity interests specified by Acquisition Partnership therein (the “Asset Sale”) on the terms and subject to the conditions specified by Acquisition Partnership therein. The closing of the Asset Sale would occur immediately prior to the Effective Time. Each of the Company and the Partnership agree to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things as may be necessary to consummate and make the Asset Sale effective immediately prior to the Effective Time, including, without limitation, execution and delivery of an acceptable Real Estate Purchase Agreement and execution and delivery of appropriate amendments to this Agreement to give effect to such Asset Sale; provided that, in no event, shall the Company or the Partnership be obligated to incur liability, pay costs or other monies or take any irrevocable action prior to the Effective Time. Any indebtedness of the Acquisition Partnership to the Partnership in connection with such Asset Sale shall be on arm’s length terms. Parent shall ensure that any consideration received by the Partnership in connection with the Asset Sale consists of either cash or “real estate assets” within the meaning of Section 856(c) of the Code and does not jeopardize the Company’s status as a REIT.

ARTICLE VII

CONDITIONS TO THE MERGERS

7.1 Conditions to the Obligations of Each Party to Effect the Mergers. The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver by consent of the other party, at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder and Partner Approvals. The Company Shareholder Approval and the Partnership Partner Approvals shall have been obtained.

(b) Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Mergers shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Mergers illegal or (ii) otherwise prohibiting the consummation of the Mergers; provided, however, that prior to a party asserting the failure of this condition, such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

7.2 Additional Conditions to Obligations of Parent, MergerCo and Merger Partnership. The obligations of Parent, MergerCo and Merger Partnership to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. (i) Those representations and warranties of the Company and the Partnership contained in the first sentence of Section 3.1(a), Section 3.2, Section 3.3(a), (b), (c) and (h) and Section 3.6(b)(i) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of the Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of the Company and the Partnership in this Agreement (other than the representations and warranties identified in clause (i) above) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company and the Partnership by the Chief Executive Officer of the Company and the Chief Executive Officer of the General Partner, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company and the Partnership. The Company and the Partnership shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the foregoing effect.

(c) Tax Opinion. Parent and MergerCo shall have received a tax opinion of Goodwin Procter LLP, or other counsel to the Company satisfactory to the Parent, dated as of the Closing Date, in the form attached hereto as Exhibit F (such opinion shall be based upon customary assumptions and customary representations made by the Company and the Company Subsidiaries, and shall be subject to such changes or modifications from the language set forth on such Exhibit as may be deemed necessary or appropriate by Goodwin Procter

LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1994 through and including the Closing Date.

(d) Sufficient Funds. As of the Closing Date, Parent and MergerCo shall have available to them sufficient funds to pay the Aggregate Consideration and other related costs and expenses; provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(d) shall be deemed to have been satisfied unless the reason for the unavailability of sufficient funds is the result of the Lenders asserting a failure of a condition to their commitment based on the occurrence of any of the following events (each, a “Market MAC”) after the date of this Agreement and continuance of such event as of the Closing Date: (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (ii) the occurrence of any act of war or terrorism or another material event resulting in a major dislocation of financial markets that materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, (iii) any mandatory limitation by any governmental authority on the extension of credit generally by banks or other financial institutions or (iv) the occurrence of any act of war or terrorism that materially and adversely affects the business of owning, leasing and developing multifamily real property, taken as a whole.

(e) Absence of Material Adverse Change. On the Closing Date, there shall not exist an event, change or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(f) Closing of Asset Sale. In the event that the Partnership and Acquisition Partnership shall have entered into a Real Estate Purchase Agreement, the closing of the Asset Sale thereunder shall have occurred.

7.3 Additional Conditions to Obligations of the Company and the Partnership. The obligation of the Company and the Partnership to effect the Mergers is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. (i) Those representations and warranties of Parent, MergerCo and Merger Partnership contained in the first sentence of Section 4.1(a), Section 4.2 and Section 4.3(c)(i) of this Agreement shall be true and correct in all material respects both as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (ii) the representations and warranties of Parent, MergerCo and Merger Partnership in this Agreement (other than the representations and warranties identified in clause (i) above) shall be true and correct both as of the date of this Agreement and as of Closing as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent, MergerCo and Merger Partnership by the Chief Executive Officer of Parent, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent, MergerCo and Merger Partnership shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent, MergerCo and Merger Partnership by the Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval or the Partnership Partner Approvals:

(a) by the mutual written consent of Parent and the Company;

(b) by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other:

(i) if, upon a vote at a duly held meeting (or at any adjournment or postponement thereof), to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained as contemplated by Section 6.1, the Partnership Partner Approvals are not obtained as contemplated by Section 6.2 or if it is determined by Parent that the Partnership Partner Approvals cannot be obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to Company if the Company or the Partnership is in breach in any material respect of its obligations under Section 6.1 or Section 6.2;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Asset Sale or either of the Mergers, and such injunction shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 8.1(c) shall have used all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(iii) if the consummation of the Asset Sale and the Mergers shall not have occurred on or before 11:59 pm, Eastern time, on November 30, 2005, (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been a cause of, or resulted in, the failure of the Asset Sale or either of the Mergers to occur on or before such date; or

(iv) if (x) a Market MAC has occurred and Parent has invoked the existence of such Market MAC pursuant to Section 7.2(d) as the basis for not consummating the Mergers on the Closing Date and (y) such Market MAC has continued for thirty (30) consecutive Business Days after the date it was invoked by the Parent, which termination (in the case of termination by the Company) shall be effective at the close of business on the third Business Day after delivery of the termination notice to Parent unless Parent waives such Market MAC within such three Business Day period.

(c) by Parent upon written notice from Parent to the Company, if the Company or the Partnership breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and such condition is not satisfied (or is incapable of being satisfied) by the Drop Dead Date;

(d) by the Company upon written notice from the Company to Parent, if Parent, MergerCo or the Merger Partnership breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and such condition is not satisfied (or is incapable of being satisfied) by the Drop Dead Date;

(e) by the Company upon written notice from the Company to Parent, at any time prior to obtaining the Company Shareholder Approval in order to accept and enter into a definitive Acquisition Agreement to effect a Superior Proposal; provided that for the termination of this Agreement pursuant to this subsection (e) to be effective, the Company shall have complied with its obligations under Sections 6.5(a), (b) and (c) and the Company shall have paid the Break-Up Fee required by Section 8.2(b); or

(f) by Parent upon written notice of Parent or MergerCo to the Company, if the Company Board makes an Adverse Recommendation Change.

8.2 Effect of Termination.

(a) Subject to Section 8.2(b), in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, shareholders or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 6.4, the last sentence of Section 6.7, Section 6.8, this Section 8.2 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b) If: (i) this Agreement is terminated by the Company pursuant to Section 8.1(e); (ii) this Agreement is terminated by Parent or MergerCo pursuant to Section 8.1(f); or (iii) (A) after the date of this Agreement, an Acquisition Proposal shall have been made and (in the case of clause (I) below) becomes publicly known prior to the Company Shareholders Meeting, (B) this Agreement is terminated pursuant to (I) Section 8.1(b)(i) or (II) Section 8.1(b)(iii) by either Parent or the Company at a time when the Company Shareholder Approval has not been obtained, and (C) within twelve (12) months after such date, the Company consummates an Acquisition Proposal or enters into an Acquisition Proposal that is subsequently consummated then the Company shall pay the Parent, subject to the provisions of Section 8.3(a), an amount in cash equal to $43,000,000 (the “Break-up Fee”). Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by the Company to Parent by wire transfer of immediately available funds (x) simultaneously with the effectiveness of the termination of this Agreement by the Company (i.e., following the three (3) Business Day waiting period) in the case of clause (i) above, (y) within three (3) Business Days of any termination of this Agreement, in the case of clause (ii) above, and (iii) on the same Business Day as the consummation of an Acquisition Proposal in the case of clause (iii).

(c) Notwithstanding anything to the contrary in this Agreement, Parent and MergerCo hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the payment of the Break-up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Parent or MergerCo would otherwise be entitled to assert against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members, shareholders or stockholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and MergerCo. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), the rights to payment under Section 8.2(b): (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in Section 8.2(b) and for any non-payment of the Parent Break-Up Expenses payable under Section 6.4(c), Parent and MergerCo hereby agree that, upon any termination of this Agreement in circumstances where the Break-up Fee is payable in accordance with Section 8.2(b), in no event shall Parent or MergerCo (i) seek to obtain any recovery or judgment against the Company or any of the Company Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay to Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action taken to collect payment.

(e) The Company acknowledges that the agreements contained in Section 8.2(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

8.3 Escrow of Company Break-Up Expenses.

(a) In the event that Parent is obligated to pay the Company Break-Up Expenses set forth in Section 6.5(b), Parent shall pay to the Company from the Company Break-Up Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Company Break-Up Expenses and (ii) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event the Company receives either (A) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 8.3(c) or (B) an opinion from the Company’s outside counsel as described in Section 8.3(c), an amount equal to the Company Break-Up Expenses less the amount payable under clause (1) above. To secure Parent’s obligation to pay these amounts, Parent shall deposit into escrow an amount in cash equal to the Company Break-Up Expenses with an escrow agent selected by Parent and on such terms (subject to Section 8.3(c)) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Company Break-Up Expenses pursuant to this Section 8.3(b) shall be made at the time Parent is obligated to pay the Company such amount pursuant to Section 8.3(b) by wire transfer or bank check.

(b) The escrow agreement shall provide that the Company Break-Up Expenses in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Company Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Company Break-Up Expenses would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify Company as a REIT), in which case the escrow agent shall release the remainder of the Company Break-Up Expenses to the Company. Parent agrees to amend this Section 8.3 at the request of the Company in order to (x) maximize the portion of the Company Break-Up Expenses that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 8.3(b) or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3(b). The escrow agreement shall also provide that any portion of the Company Break-Up Expenses held in escrow for five years shall be released by the escrow agent to Parent.

8.4 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of the Company; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such approval.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent or MergerCo:

Clarion Partners, LLC

230 Park Avenue

New York, NY 10169

Attention: Stephen J. Furnary

and

Lehman Brothers Inc.

399 Park Avenue, 8th Floor

New York, NY 10022

Attention: Steve Hentschel

with a copy to:

King & Spalding LLP

1185 Avenue of Americas

New York, NY 10036

Attention: William B. Fryer, Esq.

with a copy to:

Hogan & Hartson LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Bruce W. Gilchrist, Esq.

(b)	if to the Company:

Gables Residential Trust

2859 Paces Ferry Road

Suite 1450

Atlanta, GA 30339

Attention: Christopher Wheeler

with a copy to:

Goodwin | Procter LLP

Exchange Place

Boston, MA 02109

Attention: Gilbert G. Menna, Esq.

  John T. Haggerty, Esq.

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company, the Partnership or any Significant Subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries whether, (c) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding securities of the Company, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding shares of Company Common Shares or outstanding equity interests of the Partnership, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or the Partnership or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

“Affiliate” of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Business Day” shall mean any day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

“Certificate” shall mean any certificate evidencing shares of beneficial interest issued by the Company.

“Class B Adjustment Factor” shall mean a fraction, the numerator of which shall equal the aggregate amount of capital contributions to MergerCo and Merger Partnership immediately prior to the Effective Time, and the denominator of which shall equal the product of (x) $43.50 times (y) the aggregate number of Existing Units held by the Company and the General Partner immediately before the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder.

“Company Material Adverse Effect” means, with respect to the Company, any state of facts, development, occurrence, effect, event or change that (i) has a material adverse effect on the business, assets, properties, results of operations, or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any state of facts, development, occurrence, effect, event or change arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, that do not disproportionately impact the Company, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and the Company Subsidiaries conduct business that do not disproportionately impact the Company relative to other industry participants, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, joint venture partners, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement that do not disproportionately impact the Company, (e) earthquakes, hurricanes or other natural disasters that do not disproportionately impact the Company or (f) damage or destruction of any Company Property caused by casualty and covered by insurance, or (ii) would prevent the Company and the Partnership from consummating the Mergers and the transactions contemplated by this Agreement.

“Environmental Laws” means any federal, state or local statute, law, ordinance, regulation, rule, code, or binding order and any enforceable and binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the indoor or outdoor environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or contamination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Hazardous Materials” means any “hazardous waste” as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money, whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof) and (E) all guarantees of such Person of any such Indebtedness of any other Person.

“IRS” means the United States Internal Revenue Service.

“Material Contracts” shall mean the following written contracts or agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Company Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound: (i) (A) employment agreements, severance, change in control or termination agreements with officers, labor or collective bargaining agreements, (B) non-competition contracts and (C) indemnification contracts with officers and directors of the Company or any Company Subsidiary; (ii) partnership or joint venture agreements with third parties; (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, in each case relating to an entire Company Property, (A) the Company Properties or any other real property or (B) except as in the usual, regular and ordinary course of business consistent with past practice, any personal property material to the conduct of the Company’s business as presently conducted; (iv) loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any Company Subsidiary or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing in each case relating to indebtedness of potential maximum indebtedness in excess of $10,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business); (v) agreements that purport to limit, curtail or restrict the ability of the Company or any Company Subsidiary to compete in any geographic area by conducting its business as presently conducted or to hire or solicit for employment any individual or group; (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since January 1, 2005; and (vii) each contract (including, without limitation, any brokerage agreements) entered into by the Company or any Company Subsidiary, which may result in total payments by or liability of the Company or any subsidiary of the Company in excess of $25,000,000; provided that (A) any contract with subcontractors for development projects that may result in total payments by or liability of the Company or any Company Subsidiary less than $50,000,000 and (B) any contract under clause (vii) above that, by its terms, is terminable within one year (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Material Contract.

“NYSE” means the New York Stock Exchange.

“Parent Material Adverse Effect” means, with respect to Parent, an effect, event or change which has a material adverse effect on the Parent’s ability to consummate the Merger or perform its obligations under this Agreement or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement or prevent or materially impair or delay the ability of the Parent to perform its obligations under this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, when used with reference to any party, any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, limited liability company, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries; or (c) at least 10% the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.

“Superior Proposal” means an Acquisition Proposal (on its most recently amended and modified terms, if amended and modified) made by a Third Party which the Company Board determines in its good faith judgment (based on, among other things, the advice of its financial advisor) to be more favorable to the Company Common Shareholders than the Merger from a financial point of view (taking into account all of the terms and conditions of such Acquisition Proposal, including the financial terms, any conditions to consummation, the likelihood of such Acquisition Proposal being consummated). For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “50%”.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Agreement”	Section 6.5(b)

“Acquisition Partnership”	Section 6.12

“Adverse Recommendation Change”	Section 6.5(b)

“Agreement”	Preamble

“Articles of Merger”	Section 1.3(a)

“Asset Sale”	Section 6.12

“Bylaws”	Section 1.2(b)

“Break-up Fee”	Section 8.2(b)

“Claim”	Section 6.6(b)

“Class A Common Unit”	Section 2.2(a)

“Class B Common Unit”	Section 2.2(a)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Commitment”	Section 3.9

“Company”	Preamble

“Company Break-Up Expenses”	Section 6.4(b)

“Company Board”	Recitals

“Company Common Share Merger Consideration”	Section 2.1(c)

“Company Common Shares”	Section 2.1(b)

“Company Disclosure Schedule”	Article III

“Company Employees”	Section 6.9(b)

“Company Excess Shares”	Section 3.3(a)

“Company Filed SEC Reports”	Section 3.7(b)

“Company Intellectual Property Rights”	Section 3.25(b)

“Company Preferred Shares”	Section 3.3(a)

“Company Properties”	Section 3.11(a)

“Company Recommendation”	Section 6.1(c)

“Company Representatives”	Section 6.5(a)

“Company SEC Reports”	Section 3.7

“Company Series C-1 Preferred Shares”	Section 2.1(d)(i)

“Company Series C-1 Preferred Share Merger Consideration”	Section 2.1(d)(i)

“Company Series D Preferred Shares”	Section 2.1(d)(ii)

“Company Series D Preferred Share Merger Consideration”	Section 2.1(d)(ii)

“Company Series Z Preferred Shares”	Section 2.1(d)(iii)

“Company Series Z Preferred Share Merger Consideration”	Section 2.1(d)(iii)

“Company Share Option Plans”	Section 2.1(e)

“Company Share Options”	Section 2.1(e)

“Company Shareholder Approval”	Section 3.17

“Company Shareholders Meeting”	Section 6.1(c)

“Company Subsidiaries”	Section 3.1(b)

“Confidentiality Agreement”	Section 6.5(a)

“Construction Projects”	Section 3.11(j)

“Declaration of Trust”	Section 1.2(a)

“Debt Commitment Letter”	Section 4.7(b)

“Drop Dead Date”	Section 8.1(b)(iii)

“DRULPA”	Recitals

“DSOS”	Section 1.3(b)

“Effective Time”	Section 1.3(a)

“Employee Programs”	Section 3.13(a)

“Encumbrances”	Section 3.11(a)

“Existing Units”	Section 2.2(a)

“Exchange Fund”	Section 2.3(a)

“Guaranty”	Section 4.7(c)

“Guarantor”	Section 4.7(c)

“General Partner”	Recitals

“Governmental Entity”	Section 3.6

“Indemnifiable Amounts”	Section 6.6(a)

“Indemnified Party”	Section 6.6(a)

“Indemnified Parties”	Section 6.6(a)

“Indemnitors”	Section 6.6(a)

“Intellectual Property”	Section 3.25(b)

“Laws”	Section 3.6

“Lenders”	Section 4.7(b)

“Market MAC”	Section 7.2(d)

“Maryland Courts”	Section 9.11(a)

“Maryland REIT Law”	Recitals

“Merger”	Recitals

“Mergers”	Recitals

“MergerCo”	Preamble

“MergerCo Board”	Recitals

“MergerCo Series C-1 Preferred Share”	Section 2.1(d)(i)

“MergerCo Series D Preferred Share”	Section 2.1(d)(ii)

“MergerCo Series Z Preferred Share”	Section 2.1(d)(iii)

“Merger Partnership”	Preamble

“New Partnership Agreement”	Section 2.2(a)

“OP Units”	Section 3.3(h)

“Option Merger Consideration”	Section 2.1(e)

“Other Filings”	Section 6.2

“Parent”	Preamble

“Parent Break-Up Expenses”	Section 6.4(c)

“Parent Disclosure Schedule”	Article IV

“Parent Subsidiaries”	Section 4.1(b)

“Partnership”	Preamble

“Partnership Agreement”	Section 3.3(a)

“Partnership Information Statement”	Section 6.10(a)

“Partnership Merger”	Recitals

“Partnership Merger Certificate”	Section 1.3(b)

“Partnership Merger Consideration”	Section 2.2(a)

“Partnership Merger Effective Time”	Section 1.3(b)

“Partnership Partner Approvals”	Section 3.17

“Partnership Unit Merger Consideration”	Section 2.2(a)

“Paying Agent”	Section 2.3(a)

“Property Restrictions”	Section 3.11(b)

“Proxy Statement”	Section 6.1(a)

“Qualifying Income”	Section 8.3(a)

“REIT”	Section 3.10(b)

“Real Estate Purchase Agreement”	Section 6.12

“SDAT”	Section 1.3(a)

“Securities Laws”	Section 3.7(a)

“Subsequent Determination”	Section 6.5(b)

“Surviving Entity”	Section 1.1(a)

“Surviving Partnership”	Section 1.1(b)

“Tax Protection Agreements”	Section 3.10

“Third Party”	Section 6.5(a)

“Third-Party Intellectual Property Rights”	Section 3.25(b)

“Wachovia”	Section 3.15

9.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Article II and Sections 6.6 and 6.9 which shall survive through the applicable statute of limitations and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of Parent, MergerCo, Merger Partnership or the Company or any of their respective officers, member, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied. Notwithstanding the foregoing, neither Parent nor any of its officers, directors, members or shareholders shall have any liability following the Effective Time with respect to any of the matters addressed in Article II or Sections 6.6 or 6.9.

9.6 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of MergerCo, Acquisition Partnership and Merger Partnership under this Agreement in accordance with the terms hereof.

9.7 Remedies; Specific Performance.

(a) The Company and Partnership agree that, to the extent they have incurred losses or damages in connection with this Agreement, (i) the maximum aggregate liability of Parent, MergerCo, Merger Partnership, and the Guarantors for such losses or damages shall be limited to $800,000,000, (ii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the respective obligations of such Guarantor under the Guaranty and (iii) in no event shall the Company or Partnership seek to recover any money damages in excess of such amount from Parent, MergerCo, Merger Partnership, or the Guarantors or any of their respective stockholders, partners, members, directors, officers, agents, and affiliates in connection therewith.

(b) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.8 Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and Parent Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Section 6.6 is intended to be for the benefit of those Persons described therein and the covenants contained therein may be enforced by such Persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent or to Lehman Brothers Holdings Inc. or any affiliates thereof, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.6 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.10 Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.11 Choice of Law/Consent to Jurisdiction. The Partnership Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. Except as provided in the immediately proceeding sentence, all disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

(a) Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Maryland, each of Parent and MergerCo does hereby appoint Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 as such agent, and the Company does hereby appoint Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202 as such agent.

9.12 Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

9.13 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.14 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BULLDOG PARENT LIMITED PARTNERSHIP

By:	BULLDOG PARENT GP, LLC,
its General Partner

By:	/S/ STEPHEN J. FURNARY
Name: Stephen J. Furnary
Title: Chairman & Chief Executive Officer, Clarion Partners LLC

BULLDOG PROPERTIES TRUST

By:	/S/ STEPHEN J. FURNARY
Name: Stephen J. Furnary
Title: Chairman & Chief Executive Officer, Clarion Partners LLC

BULLDOG MERGER LIMITED PARTNERSHIP

By:	BULLDOG GP, LLC,
its General Partner

By:	/S/ STEPHEN J. FURNARY
Name: Stephen J. Furnary
Title: Chairman & Chief Executive Officer, Clarion Partners LLC

GABLES RESIDENTIAL TRUST

By:	/S/ DAVID D. FITCH
Name: David D. Fitch
Title: Chief Executive Officer

GABLES REALTY LIMITED PARTNERSHIP

By:	GABLES GP, Inc.,
its General Partner

By:	/S/ DAVID D. FITCH
Name: David D. Fitch
Title: Chief Executive Officer

Exhibit B

Wachovia Capital Markets, LLC

June 7, 2005

Board of Trustees

Gables Residential Trust

777 Yamato Road

Suite 510

Boca Raton, FL 33431

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of beneficial interest, par value of $0.01 per share (including any shares of beneficial interest which are issued as a result of the conversion or exchange into such shares) (the “Gables Common Shares”), of Gables Residential Trust, a Maryland real estate investment trust (“Gables” or the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of Gables Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of June 7, 2005 (the “Agreement”), among Bulldog Parent Limited Partnership, a Delaware limited partnership (“Parent”), Bulldog Properties Trust, a Maryland real estate investment trust (“MergerCo”), the Company, Bulldog Merger Limited Partnership, a Delaware limited partnership (the “Merger Partnership”), and Gables Realty Limited Partnership, a Delaware limited partnership (the “Partnership”).

Pursuant to the Agreement, the Company will be merged with and into MergerCo and the separate existence of Gables will thereupon cease and MergerCo will be the entity surviving the merger (the “Merger”). Pursuant to the Merger, each Gables Common Share (other than those cancelled in accordance with the terms of the Agreement) will be converted into the right to receive an amount in cash equal to $43.50 (the “Merger Consideration”). In addition, the Agreement provides that in connection with the payment of the Merger Consideration, each Gables Common Share will also become entitled to receive an amount equal to the quotient obtained by dividing $0.20083 by the number of days between the last day of the month for which the full monthly dividend on the Gables Common Shares has been declared and paid and the Closing Date (as defined in the Agreement), including the Closing Date.

In arriving at our opinion, we have, among other things:

-	Reviewed the Agreement, including the financial terms of the Agreement;

-	Reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for the Company for the five years ended December 31, 2004;

-	Reviewed certain interim reports to shareholders and Quarterly Reports on Form 10-Q for the Company;

-	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company a portion of which was publicly available and a portion of which was furnished to us by management of the Company, and discussed the business and prospects of the Company with its management;

-	Participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

-	Reviewed the reported price and trading activity for the Gables Common Shares;

-	Considered certain financial data for the Company and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant;

B-1

Board of Trustees

Gables Residential Trust

June 7, 2005

-	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant; and

-	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information and we have not assumed any responsibility for any independent verification of such information and have assumed such accuracy and completeness for purposes of this opinion. With respect to the Company’s financial forecasts furnished to us by management of the Company, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the Company. We assume no responsibility for, and express no view as to, financial projections of the Company or the assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Merger or other actions contemplated by the Agreement in any way meaningful to our analysis. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. In addition, we are expressing no view on the terms of the Partnership Merger (as defined in the Agreement). Additionally, we are expressing no view on whether any holder of partnership interests in the Gables Realty Limited Partnership or any other securities of the Company should convert its partnership interests or convert or exchange other securities into Gables Common Shares. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management, its Board of Trustees or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Trustees of the Company in connection with the Agreement and will receive a fee for such services, which is payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company, including having an affiliate of Wachovia Securities be a participating lender in a credit facility currently maintained by the Company and in March 2005, Wachovia Securities served as lead book-running manager on the Company’s offering of $150 million principal amount of 5.00% Senior Notes due 2010. In addition, Wachovia Securities maintains active equity research on the Company and certain affiliates of Parent. In addition, we may provide similar or other such services to, and maintain our relationship with the Company, Parent, and certain affiliates of Parent in the future. Additionally, in the ordinary course of our business, we may trade in the securities of the Company and certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

B-2

Board of Trustees

Gables Residential Trust

June 7, 2005

This opinion is solely for the information and use of the Board of Trustees of the Company in connection with its consideration of the Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Gables Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full and described in any proxy statement mailed or provided to the holders of the Gables Common Shares in connection with the transactions contemplated by the Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of the Gables Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  WACHOVIA CAPITAL MARKETS, LLC

B-3